UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

EDO Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EDO CORPORATION

60 East 42nd Street, 42nd Floor

New York, NY 10165

(212) 716-2000

This proxy statement is dated November 5, 2007 and is first being mailed to our shareholders on or about November 7, 2007.

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of EDO Corporation, to be held on December 18, 2007, at 10:00 a.m. local time, at The Pierre Hotel, 2 East 61st Street, New York, NY 10021. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 16, 2007, among EDO Corporation, ITT Corporation, an Indiana corporation, and Donatello Acquisition Corp., a New York corporation and a wholly-owned subsidiary of ITT Corporation. Under the merger agreement, Donatello Acquisition Corp. will merge with and into EDO Corporation, with EDO Corporation surviving as a wholly-owned subsidiary of ITT.

In addition, you will be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary, in order to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

If the merger is completed, each outstanding common share of EDO Corporation will be canceled and converted into the right to receive $56.00 in cash, without interest and less any applicable withholding taxes. If the merger is completed, EDO Corporation will no longer be a publicly traded company and will be a wholly-owned subsidiary of ITT Corporation.

The Board of Directors has determined that the terms of the proposed merger and the merger agreement are advisable and in the best interests of EDO Corporation and its shareholders. The Board of Directors recommends that shareholders vote “FOR” the approval and adoption of the merger agreement. The Board of Directors also recommends that shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

The enclosed proxy statement provides information about the proposed merger, the merger agreement, the special meeting and certain other matters. We urge you to read the entire proxy statement carefully as it sets forth details of the merger agreement and other important information related to the proposed merger. You may obtain additional information about EDO Corporation from documents filed by us with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of at least two-thirds of the aggregate voting power of our issued and outstanding common shares. Even if you plan to attend the special meeting in person, we request that you vote prior to the special meeting by completing, signing, dating and returning the enclosed proxy card, or using telephone or Internet voting. This will ensure that your shares will be represented at the special meeting if you are subsequently unable to attend.

On behalf of the Board of Directors, I thank you for your continued support and your consideration of this matter.

Sincerely,

James M. Smith
Chairman, President and Chief Executive Officer

EDO CORPORATION

60 East 42nd Street, 42nd Floor

New York, NY 10165

(212) 716-2000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on December 18, 2007

To the Shareholders of EDO Corporation:

A special meeting of shareholders of EDO Corporation, a New York corporation (the “Company”), will be held on December 18, 2007, at 10:00 a.m. local time, at The Pierre Hotel, 2 East 61st Street, New York, NY 10021, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 16, 2007, among the Company, ITT Corporation, an Indiana corporation, and Donatello Acquisition Corp., a New York corporation and a wholly-owned subsidiary of ITT Corporation, as may be amended from time to time.

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary, in order to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement.

3. To act upon such other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

The Board of Directors recommends that you vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, in order to solicit additional proxies in favor of the approval and adoption of the merger agreement.

We have described the merger agreement and the merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the proxy statement. We urge you to read the proxy statement carefully as it sets forth details of the merger agreement and other important information related to the proposed merger.

The record date for the special meeting is November 2, 2007. Only holders of record of our common shares at the close of business on that date are entitled to notice of and to vote at the special meeting or, unless a new record date is established, any adjournment or postponement thereof. A list of our shareholders of record as of the record date will be available at our principal executive offices at 60 East 42nd Street, New York, New York 10165 during regular business hours for ten days prior to the special meeting.

Your vote is important. Your vote is important, regardless of the number of shares you own. The approval and adoption of the merger agreement requires the affirmative vote of at least two-thirds of the aggregate voting power of our issued and outstanding common shares. The adjournment proposal requires the affirmative vote of a majority of the aggregate voting power of our issued and outstanding common shares present in person or represented by proxy at the special meeting. Even if you plan to attend the special meeting in person, we request that you vote prior to the special meeting by completing, signing, dating and returning the enclosed proxy or using telephone or Internet voting. This will ensure that your shares will be represented at the special meeting if you are subsequently unable to attend.

If you fail to submit your proxy and are unable to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the meeting, and the effect will be the same as a vote against the approval and adoption of the merger agreement. However, it will not affect the outcome of the vote regarding the adjournment proposal, which requires only the approval of the holders of a majority of our outstanding common shares that are present in person or by proxy at the special meeting. If your common shares are registered in your own name and you return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement. Submitting your proxy will not deprive you of your right to attend the special meeting, revoke your proxy and vote your shares in person.

If you attend the special meeting, please note that you may be asked to present valid picture identification. “Street name” holders who wish to attend the special meeting must bring a copy of a brokerage statement reflecting share ownership as of the record date.

By Order of the Board of Directors,

Lisa M. Palumbo
Senior Vice President, General Counsel and Secretary

New York, New York

November 5, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PREPAID REPLY ENVELOPE OR BY FOLLOWING THE INTERNET OR TELEPHONE VOTING INSTRUCTIONS. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your common shares can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement.

If your common shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your common shares are voted in favor of the proposals at the special meeting.

If your common shares are registered in your own name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope, so that your shares can be voted in favor of the proposals at the special meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

If you need assistance in completing your proxy card or voting by telephone or Internet, or have questions regarding the special meeting, please contact our proxy solicitation agent, Georgeson, as follows:

(continued)

ii

EDO CORPORATION

60 East 42nd Street, 42nd Floor

New York, NY 10165

(212) 716-2000

PROXY STATEMENT

SUMMARY TERM SHEET

The following summary, together with “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” beginning on page 10, highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about us. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 64.

References to “the Company”, “EDO”, “we,” “our” or “us” in this proxy statement refer to EDO Corporation and its affiliates, unless otherwise indicated by context.

The Special Meeting (see page 16)

This proxy statement contains information related to our special meeting of shareholders to be held on December 18, 2007, at 10:00 a.m. local time, at The Pierre Hotel, 2 East 61st Street, New York, NY 10021, and at any adjournments or postponements thereof. We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by Board of Directors (referred to in this proxy statement as the “Board of Directors”) for use at the special meeting. At the special meeting, you will be asked to, among other things, consider and vote to approve and adopt the merger agreement. The merger agreement provides that Merger Sub will be merged with and into the Company and, upon completion of the merger, each outstanding common share of the Company will be converted into the right to receive $56.00 in cash, without interest. See “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” beginning on page 10 and “THE SPECIAL MEETING” beginning on page 16.

Record Date and Quorum Requirements (see page 16)

Only holders of record of our common shares as the close of business on November 2, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 21,330,597 common shares were issued and outstanding and held by approximately 6,700 holders of record. Each holder of record of our common shares on the record date is entitled to one vote on each matter submitted to a vote at the special meeting for each common share held. The presence, in person or by proxy, of holders of a majority of the aggregate voting power of our issued and outstanding common shares is required to constitute a quorum for the transaction of business at the special meeting. If you fail to submit your proxy and are unable to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the meeting, and the effect will be the same as a vote against the proposal to approve and adopt the merger agreement. However, it will not affect the vote regarding the adjournment proposal. See “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” beginning on page 10 and “THE SPECIAL MEETING—Record Date; Shareholders Entitled to Vote; Quorum” beginning on page 16.

Vote Required (see page 17)

An affirmative vote of holders of at least two-thirds of our issued and outstanding common shares is required to approve and adopt the merger agreement. New York law requires that our shareholders approve and adopt the merger agreement before we can complete the merger. Because the vote on the proposal to approve and adopt the merger agreement is based on the number of common shares outstanding rather than the number of votes cast, a failure to submit your proxy card or vote by telephone or Internet as well as abstentions and broker non-votes will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement.

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement requires the affirmative vote of holders of a majority of our common shares present in person or represented by proxy at the special meeting. Abstentions and broker non-votes will count as common shares that are present and entitled to vote at the special meeting. As a result, abstentions and broker non-votes will have the same effect as voting “AGAINST” the adjournment proposal. In contrast, a failure to submit your proxy card or vote by telephone or Internet will not affect the outcome of the vote regarding the adjournment proposal.

See “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” beginning on page 10 and “THE SPECIAL MEETING—Vote Required” beginning on page 17.

Shareholder Voting Agreements (see page 17)

Mr. James M. Smith, our Chairman, President and Chief Executive Officer, Mr. Frederic B. Bassett, our Senior Vice President—Finance, Chief Financial Officer and Treasurer, Ms. Lisa M. Palumbo, our Senior Vice President, General Counsel and Secretary, and Mrs. Patricia D. Comiskey, our Senior Vice President—Human Resources and Assistant Secretary, who beneficially own in the aggregate 704,344 common shares (which constituted approximately 2.47% of the total outstanding common shares on a fully diluted basis on the date we signed the merger agreement, or 3.30% of the outstanding common shares entitled to vote at the special meeting), have each entered into a voting agreement with ITT Corporation, pursuant to which they agreed, among other things, to vote the common shares beneficially owned by them in favor of the merger and the approval and adoption of the merger agreement.

See “THE SPECIAL MEETING—Shareholder Voting Agreements” beginning on page 17 and “THE MERGER—Interests of Our Directors and Officers in the Merger” beginning on page 38.

The Parties to the Merger (see page 20)

EDO Corporation. EDO Corporation is a New York corporation that designs and manufactures a diverse range of products for the aerospace, defense, intelligence and commercial markets and provides related engineering and professional services.

ITT Corporation. ITT Corporation (referred to in this proxy statement as “ITT”), an Indiana corporation, is a global multi-industry company engaged in the design and manufacture of a wide range of engineered products and related services.

Donatello Acquisition Corp. Donatello Acquisition Corp. (referred to in this proxy statement as “Merger Sub”) is a New York corporation and a wholly-owned subsidiary of ITT. Merger Sub was incorporated on September 13, 2007 for the sole purpose of effecting the transactions contemplated by the Merger Agreement and has not engaged in any other business activities since its formation.

For more information on the parties to the merger, see “THE PARTIES TO THE MERGER” beginning on page 20.

The Merger (see page 22)

If the merger agreement is approved and adopted by our shareholders and the other conditions to the closing of the merger are satisfied or waived, Merger Sub will merge with and into EDO, with EDO continuing as the surviving corporation. We sometimes use the term “surviving corporation” in this proxy statement to refer to EDO as the surviving entity following the merger. As a result of the merger, EDO will become a wholly-owned subsidiary of ITT and will cease to be an independent, publicly traded company. See “THE MERGER—Certain Effects of the Merger” beginning on page 36 and “THE MERGER AGREEMENT” beginning on page 48.

Merger Consideration (see page 48)

If the merger is completed, you will be entitled to receive $56.00 in cash, without interest and less any applicable withholding taxes, for each common share of EDO that you own. See “THE MERGER AGREEMENT—Merger Consideration” beginning on page 48.

Payment for Share Certificates (see page 48)

Promptly after the merger is completed, the paying agent for the merger will send a letter of transmittal to you to be used for surrendering your share certificates representing common shares of EDO for $56.00 per share in cash. You should not send in your share certificates until you receive the letter of transmittal. See “THE MERGER AGREEMENT—Merger Consideration” beginning on page 48.

Background of the Merger (see page 22)

For a description of the events leading up to the approval of the merger and the merger agreement by the Board of Directors, you should refer to “THE MERGER—Background of the Merger” beginning on page 22.

Board Recommendation (see page 27)

The Board of Directors has determined that the terms of the merger, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of the Company and its shareholders and that it is advisable and in the best interests of the Company and its shareholders to enter into and consummate the merger on the terms and subject to the conditions set forth in the merger agreement. The Board of Directors has directed that the merger agreement and the merger be submitted for approval and adoption by our shareholders and has recommended that our shareholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement. The Board of Directors recommends that shareholders vote “FOR” the approval and adoption of the merger agreement, and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies. See “THE MERGER—Recommendation of the Board of Directors; Reasons for the Merger” beginning on page 27.

Opinion of Our Financial Advisor (see page 30)

In connection with the merger, the Board of Directors received a written opinion, dated September 16, 2007, from our financial advisor, Citigroup Global Markets Inc. (referred to in this proxy statement as “Citi”), to the effect that, as of that date and based on and subject to the matters described in its opinion, the $56.00 per share merger consideration to be received by holders of our common shares was fair, from a financial point of view, to such holders. The full text of Citi’s written opinion is attached to this proxy statement as Annex C. Holders of our common shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citi’s opinion was provided to the Board of Directors in connection with its evaluation of the per share merger consideration from a financial point of view, does not address any other aspects or implications of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger. See “THE MERGER—Opinion of Our Financial Advisor” beginning on page 30 and Annex C.

Certain Effects of the Merger (see page 36)

Upon consummation of the merger, each outstanding common share of the Company (other than any common shares owned directly by us as treasury shares or any shares owned by ITT or Merger Sub) will be canceled and converted into the right to receive $56.00 in cash.

Following the completion of the merger, all shares of the Company will be owned by ITT. Upon completion of the merger, the Company common shares will be delisted from the New York Stock Exchange and the registration of the Company common shares under the Securities Exchange Act of 1934, as amended (referred to in this proxy statement as the “Exchange Act”) will be terminated. See “THE MERGER—Certain Effects of the Merger” beginning on page 36.

Treatment of Options and Other Incentive Awards (see page 48)

As soon as practicable after the date of the merger agreement, the Board of Directors (or an appropriate committee) will adopt resolutions or take actions required to provide that, at the effective time of the merger, (1) each outstanding option to acquire our common shares (whether or not vested or subject to restrictions) will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the exercise price per share of common shares subject to such stock option, multiplied by the number of shares issuable under such stock option, without interest and less any applicable withholding taxes, (2) each outstanding share settled appreciation right (referred to in this proxy statement as an “SSAR”) (whether or not vested or subject to restrictions) will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the grant price per share of common shares subject to such SSAR, multiplied by the number of shares issuable under such SSAR, without interest and less any applicable withholding taxes, (3) each outstanding contractual right to future grants of restricted shares will be converted into the right to receive an amount of cash equal to $56.00 multiplied by the number of shares issuable under such contractual right, without interest and less any applicable withholding taxes, and (4) the vesting of each outstanding unvested restricted share (other than certain restricted shares issued in connection with the acquisitions by the Company of CAS, Inc. and Impact Science and Technology, Inc., which restricted shares will be treated in accordance with the terms and conditions of their respective restricted share agreements) will be accelerated and all restrictions with respect to each such restricted share will terminate, and each such restricted share will be canceled and converted into the right to receive $56.00. See “THE MERGER AGREEMENT—Treatment of Options and Other Incentive Awards” beginning on page 48.

Interests of Our Directors and Executive Officers in the Merger (see page 38)

Certain of our directors and executive officers have interests in the merger that may differ from, or that are in addition to, and therefore may conflict with, your interests as a shareholder. The Board of Directors is aware of these interests and considered them in approving the merger and the other transactions contemplated by the merger agreement. These interests include:

•

our directors and executive officers hold options to purchase our common shares, all of which are vested and exercisable, and which will be converted at the effective time of the merger into the right to receive an amount equal to $56.00 per share less the applicable option exercise price;

•

our executive officers hold SSARs, all of which, whether or not then vested or exercisable, will be converted at the effective time of the merger into the right to receive an amount equal to $56.00 per share less the applicable SSAR grant price;

•

certain of our executive officers have contractual rights to future grants of restricted shares, all of which will be converted into the right to receive an amount of cash equal to $56.00 multiplied by the number of common shares issuable under such contractual right;

•

our executive officers hold restricted common shares, all of which will have their vesting accelerated at the effective time of the merger, and will be canceled and converted into the right to receive $56.00 per share in the same manner as our common shares as a result of the merger;

•

two of our directors defer their compensation for serving as a director of the Company into stock units, all of which will be canceled and converted into the right to receive $56.00 per share in the same manner as our common shares as a result of the merger;

•

following the completion of the merger, all of our executive officers will continue to be eligible for the severance and change of control benefits provided by their existing employment agreements or change of control agreements with us;

•	our directors and executive officers are entitled to indemnification by us and the surviving corporation; and

•	one of our directors owns less than 1% of the total outstanding shares of ITT common stock.

See “THE MERGER—Interests of Our Directors and Executive Officers in the Merger” beginning on page 38.

Financing of the Merger (see page 42)

The consummation of the merger is not subject to any conditions relating to the receipt of financing by ITT. ITT has advised us that it estimates that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary transaction fees and expenses, will be approximately $1.7 billion, which is expected to be funded with cash held by ITT as well as with the proceeds of a senior unsecured bridge loan facility. ITT has advised us that it has received a debt financing commitment from UBS Loan Finance LLC (“UBS”) and UBS Securities LLC, which provides for a $750 million senior unsecured bridge loan facility to finance the payment of the merger consideration, the repayment or refinancing of certain debt of ITT outstanding on the closing date of the merger, and the payment of fees and expenses in connection with the foregoing transactions. The closing of the senior unsecured bridge loan facility is subject to customary conditions.

We expect that the holders of our 4.0% Convertible Subordinated Notes due 2025 (referred to in this proxy statement as the “Convertible Notes”), with the aggregate principal amount of $201.2 million, will convert their Convertible Notes into our common shares prior to the completion of the merger. Common shares issued upon conversion of the Convertible Notes will be entitled to receive the $56.00 per share merger consideration.

See “THE MERGER—Financing of the Merger” beginning on page 42.

Regulatory Approvals (see page 44)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this proxy statement as the “HSR Act”) and the rules promulgated thereunder by the Federal Trade Commission (referred to the this proxy statement as the “FTC”), the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (referred to in this proxy statement as the “DOJ”), and the applicable waiting period has expired or been terminated. On October 9, 2007 and October 10, 2007, ITT and the Company, respectively, each filed a Notification and Report Form with the DOJ and the FTC and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on November 9, 2007.

The consummation of the merger also requires approvals by and/or filings with antitrust authorities in certain non-U.S. jurisdictions, including Germany and Austria.

The parties’ obligation to complete the merger is subject to the condition that we deliver to ITT either a written determination from the New Jersey Department of Environmental Protection (referred to in this proxy statement as “NJDEP”) that the merger is not subject to New Jersey’s Industrial Site Recovery Act (referred to in this proxy statement as “ISRA”) or written evidence reasonably satisfactory to ITT that we have complied with ISRA. On September 21, 2007, we filed with NJDEP a General Information Notice under ISRA in connection with the merger agreement.

See “THE MERGER—Regulatory Matters” beginning on page 44.

Certain Material U.S. Federal Income Tax Consequences (see page 45)

If you are a person or entity subject to taxation in the United States, the merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of $56.00 per share in cash in exchange for your common shares pursuant to the merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your common shares. Tax matters are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We recommend that you consult your own tax adviser to understand the tax consequences of the merger to you. See “THE MERGER—Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45.

No Appraisal Rights (see page 47)

Under New York law, no appraisal rights will be available to holders of our common shares in connection with the merger. See “THE MERGER—No Appraisal Rights” beginning on page 47.

Important Terms of the Merger Agreement (see page 48)

Conditions to the Merger. The completion of the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been approved and adopted by the affirmative vote of the holders of at least two-thirds of our issued and outstanding common shares;

•	we must have delivered to ITT either a written determination from NJDEP that the merger is not subject to ISRA or written evidence reasonably satisfactory to ITT that the we have complied with ISRA;

•	any waiting periods (together with any extensions) under the HSR Act must have expired or been terminated;

•	any other required antitrust or merger control clearances, consents or approvals of any other jurisdiction must have been granted by the relevant authorities;

•	no law, judgment, injunction or other order (whether temporary, preliminary or permanent) issued by any governmental entity that prevents or prohibits the completion of the merger may be in effect;

•

the parties’ respective representations and warranties contained in the merger agreement must be true and correct as of the closing date in the manner described under the caption “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 54;

•	the parties must have performed in all material respects all obligations that each is required to perform under the merger agreement at or prior to the closing date;

•

there must be no suit, action or proceeding by any governmental entity based on non-competition, antitrust or pre-merger notification laws challenging the acquisition of the Company by ITT or seeking to restrain or prohibit the completion of the merger; and

•	there must have been no material adverse effect (as defined in the merger agreement) since the date of the merger agreement.

See “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 54.

Restrictions on Solicitation of Takeover Proposals. The merger agreement provides that we may not (i) solicit or initiate or take any other action knowingly to facilitate or encourage any acquisition proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal.

Notwithstanding these restrictions, at any time prior to the approval and adoption of the merger agreement by our shareholders, the Board of Directors may furnish information (under a customary confidentiality agreement) to, or participate in negotiations or discussions with, a person making a bona fide unsolicited, written takeover proposal that the Board of Directors determines is or is reasonably likely to lead to a “superior proposal,” if the Board of Directors determines that the failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law. We are required to advise ITT within 24 hours of the receipt of any takeover proposal or of any request for information or inquiry that we have reason to believe may lead to or contemplates a takeover proposal and to keep ITT informed of any material developments, discussions and negotiations regarding such takeover proposal, request or inquiry.

See “THE MERGER AGREEMENT—Restrictions on Solicitation of Takeover Proposals” beginning on page 53.

Change of Recommendation. The merger agreement provides that neither the Board of Directors nor any of its committees may (i) withdraw, qualify or modify in a manner adverse to ITT or Merger Sub its recommendation or declaration of advisability of the merger agreement or the merger (or propose to do any of the foregoing), or recommend or publicly propose the approval or adoption of any takeover proposal or (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement constituting or related to, or that would reasonably be expected to lead to, a takeover proposal.

Notwithstanding these restrictions, at any time prior to the approval and adoption of the merger agreement by our shareholders, in certain circumstances, the Board of Directors may, in response to a superior proposal, (i) withdraw, qualify or modify in a manner adverse to ITT or Merger Sub its recommendation or declaration of advisability of the merger agreement or the merger, or recommend or publicly propose the approval or adoption of the superior proposal or (ii) cause the Company to terminate the merger agreement and concurrently enter into an acquisition agreement to accept the superior proposal, provided that such termination will be ineffective unless the Company complies with certain requirements of the merger agreement and pays a termination fee to

ITT. However, ITT has the right to propose changes to the merger agreement prior to such termination so that the superior proposal is no longer a superior proposal. The merger agreement also provides that any disclosure that we make to our shareholders with respect to a takeover proposal (other than a “stop-look-and-listen” communication to our shareholders) will constitute an adverse change of recommendation unless the Board of Directors either expressly rejects such takeover proposal or expressly reaffirms its recommendation in favor of the merger.

See “THE MERGER AGREEMENT—Change of Recommendation in Connection with a Superior Proposal” beginning on page 53.

Termination of the Merger Agreement. The merger agreement may be terminated:

•	by mutual written consent of the parties;

•	by either party, if:

•

the merger is not consummated on or before March 16, 2008 (provided that such date may be extended, at the election of either party, if all conditions other than those related to obtaining HSR Act clearance or any required foreign antitrust or merger control clearances, consents or approvals are satisfied or waived, for an additional period of three months or until HSR Act clearance or such foreign antitrust or merger control clearances, consents or approvals have been obtained, whichever occurs earlier);

•	our shareholders fail to vote to approve and adopt the merger agreement at the special meeting; or

•	there has been issued by any governmental entity a final and non-appealable injunction or similar order or ruling that permanently enjoins or otherwise prohibits the completion of the merger; or

•	by ITT, if:

•

the Board of Directors withdraws, qualifies or modifies in a manner adverse to ITT or Merger Sub its recommendation of the merger agreement (or publicly proposes to do so), or recommends a competing takeover proposal (or publicly proposes to do so), or fails to expressly reject a competing takeover proposal or to expressly reaffirm its recommendation of the merger in any disclosure to our shareholders relating to a takeover proposal, or if we fail to properly convene a shareholders meeting to vote on the merger or to include the Board of Directors’ recommendation of the merger in our proxy statement in connection with the merger; or

•

we have materially breached the merger agreement and such breach would give rise to the failure of certain conditions to closing and has not been cured by us within 20 business days after receipt of written notice of such breach from ITT (provided that ITT is not then in material breach of the merger agreement that would not be excused by a prior breach by us); or

•	by us, if:

•

ITT or Merger Sub has materially breached the merger agreement and such breach would give rise to the failure of certain conditions to closing and has not been cured by ITT within 20 business days after receipt of written notice of such breach from us (provided that we are not then in material breach of the merger agreement that would not be excused by a prior breach by ITT); or

•

prior to the approval and adoption of the merger agreement by our shareholders, we notify ITT that we intend to enter into a superior proposal, and ITT does not propose, within five business days, changes to the merger agreement that would result in the superior proposal no longer being a superior proposal, provided that such termination will be ineffective unless we comply with certain provisions of the merger agreement, including paying to ITT, prior to or concurrently with such termination of the merger agreement, the termination fee described below under “Termination Fee.”

See “THE MERGER AGREEMENT—Termination” beginning on page 55.

Termination Fee. We will be required to pay to ITT a termination fee equal to $47,000,000, plus up to $3,000,000 of ITT’s out-of-pocket fees and expenses, if the merger agreement is terminated under the following circumstances:

(1)	we terminate the merger agreement in connection with the acceptance of a superior proposal;

(2)	ITT terminates the merger agreement if (i) the Board of Directors withdraws or changes in a manner adverse to ITT or Merger Sub its recommendation of the merger or recommends a competing takeover proposal, or fails to expressly reject a competing takeover proposal or to expressly reaffirm its recommendation in favor of the merger in any disclosure to our shareholders relating to a takeover proposal, or (ii) we fail to properly convene a shareholders meeting to vote on the merger or to include the Board of Directors’ recommendation of the merger in our proxy statement in connection with the merger; or

(3)	a takeover proposal has been made (or any person has announced an intention to make a takeover proposal) for the acquisition of 50% or more of our total assets or 50% or more of our outstanding common shares, and thereafter (i) ITT or we terminate the merger agreement as a result of the failure to obtain the required vote of our shareholders to approve and adopt the merger agreement, or ITT terminates the merger agreement as a result of a material breach of a covenant by us and (ii) we enter into an acquisition agreement or consummate a takeover proposal within 12 months after such termination.

The termination fee will be payable by us:

•	in the case of a termination described in paragraph (1) above, prior to or concurrently with such termination;

•	in the case of a termination described in paragraph (2) above, within two business days after such termination; or

•	in the case of a termination described in paragraph (3) above, within two business days after the consummation of the applicable takeover proposal.

See “THE MERGER AGREEMENT—Termination Fee” beginning on page 56.

Expenses. The merger agreement provides that, whether or not the merger is consummated, all expenses incurred in connection with the merger will be paid by the party incurring such expenses.

See “THE MERGER AGREEMENT—Expenses” beginning on page 56.

Market Price of our Common Shares (see page 21)

The closing sale price of our common shares on the New York Stock Exchange (referred to in this proxy statement as the “NYSE”) on September 14, 2007, the last trading day prior to announcement of the merger, was $51.51 per share. The merger consideration of $56.00 per share to be paid for our common shares pursuant to the merger represents a premium of approximately 8.7% to the closing price on September 14, 2007, a 28.8% premium over the average closing price of our common shares during the 30-day period ending on September 14, 2007, and a 96.6% premium over the average closing price of our common shares during the one-year period ending on September 14, 2007. See “MARKET PRICE AND DIVIDEND INFORMATION—Market Price of Our Common Shares” beginning on page 21.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as an EDO shareholder. Please refer to the “SUMMARY TERM SHEET” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q:	When and where is the special meeting of shareholders of the Company?

A:	The special meeting of our shareholders will be held on December 18, 2007, at 10:00 a.m. local time, at The Pierre Hotel, 2 East 61st Street, New York, NY 10021.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement;

•

to approve the adjournment of the special meeting, if necessary, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What will happen in the merger?

A:	Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation. After the merger, the Company will become a wholly owned subsidiary of ITT. Accordingly, after the merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings or growth of the Company.

Q:	What will be the effect of the merger?

A:	You will receive $56.00 in cash in exchange for each common share owned by you at the effective time of the merger.

At the effective time of the merger, (1) each outstanding option to acquire our common shares (whether or not vested or subject to restrictions) will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the exercise price per share of common shares subject to such stock option multiplied by the number of shares issuable under such stock option, without interest and less any applicable withholding taxes, (2) each outstanding SSAR (whether or not vested or subject to restrictions) will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the grant price per share of common shares subject to such SSAR, multiplied by the number of shares issuable under such SSAR, without interest and less any applicable withholding taxes, (3) each outstanding contractual right to future grants of restricted shares will be converted into the right to receive an amount of cash equal to $56.00 multiplied by the number of shares issuable under such contractual right, without interest and less any applicable withholding taxes, and (4) the vesting of each outstanding unvested restricted share (other than certain restricted shares issued in connection with the acquisitions by the Company of CAS, Inc. and Impact Science and Technology, Inc., which will continue to be subject to the terms and conditions of the applicable restricted stock agreements) will be accelerated, and all restrictions with respect to each such restricted share will terminate, and each such restricted share will be converted into the right to receive $56.00.

Q:	How does the Board of Directors recommend that I vote on the proposals?

A:	The Board of Directors recommends that you vote:

•	“FOR” the proposal to approve and adopt the Merger Agreement; and

•	“FOR” the adjournment proposal.

Q:	Why does the Board of Directors recommend that I vote “FOR” the proposal to approve and adopt the merger agreement?

A:	After careful consideration, the Board of Directors approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and our shareholders. In evaluating the merger agreement, the Board of Directors consulted with our management as well as our legal and financial advisors and considered the terms of the proposed merger and the other transactions contemplated by the merger agreement. The Board of Directors also considered each of the items set forth under “THE MERGER—Recommendation of the Board of Directors; Reasons for the Merger” beginning on page 27.

Q:	What rights do I have to seek appraisal for my shares?

A:	Under New York law, no appraisal rights will be available to you in connection with the merger.

Q:	Who can attend and vote at the special meeting?

A:	All shareholders of record as of the close of business on November 2, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting or, unless a new record date is set, at any postponement or adjournment thereof. Holders of our common shares are entitled to one vote for each common share held. As of the record date, 21,330,597 common shares were outstanding and held by approximately 6,700 holders of record.

If you wish to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, bank or other nominee that holds their common shares.

Q:	What vote is required for our shareholders to approve and adopt the merger agreement?

A:	An affirmative vote of the holders of at least two-thirds of our issued and outstanding common shares is required to approve and adopt the merger agreement.

Q:	What vote is required for our shareholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement?

A:	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of our common shares present or represented by proxy at the special meeting.

Q:	Who is soliciting my vote?

A:	We are soliciting your vote on behalf of the Board of Directors and will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. We have engaged a third-party proxy solicitor to assist in the solicitation of proxies for the special meeting and estimate the cost will be approximately $20,000 plus reimbursement of out-of-pocket expenses. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the common shares they hold of record.

Q:	How do I vote if my shares are held in “street name” by my broker, bank or other nominee? How can my vote be changed or revoked?

A:	If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card, which includes voting instructions and a description of procedures for changing or revoking such instructions. Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted, and the effect will be the same as a vote “AGAINST” the approval and adoption of the merger agreement and “AGAINST” the adjournment proposal.

If you have instructed your broker, bank or other nominee to vote your shares, you may nonetheless change or revoke such instructions by following the procedures provided by your broker, bank or other nominee.

Q:	How do I vote if I am a shareholder of record? How can I change or revoke my vote?

A:	If you are a shareholder of record (that is, if you hold your shares in your own name), a proxy card for you to use in voting accompanies this proxy statement. Do NOT enclose or return your share certificate(s) with your proxy. You can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on each proxy card;

•	the Internet, at the address provided on each proxy card; or

•	mail, by marking, signing, dating and returning your proxy card in the postage prepaid envelope provided.

Subject to the following sentence, all properly executed proxies that are received prior to or at the special meeting and not revoked will be voted in the manner specified.

If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by:

•	attending the meeting and voting in person (attendance at the meeting will not, by itself, constitute a revocation of your proxy);

•	delivering a written statement revoking the proxy to Lisa M. Palumbo, Corporate Secretary, at our principal executive offices at 60 East 42nd Street, 42nd Floor, New York, NY 10165; or

•	delivering a duly executed proxy bearing a later date.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you also hold shares in “street name,” directly as a record holder or otherwise or through our Employee Stock Ownership Plan, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q:	What happens if I do not vote for the merger proposal?

A:	Because the required vote of our shareholders to approve and adopt the merger agreement is based upon the total number of outstanding common shares, rather than the common shares actually voted, the failure to submit your proxy or to otherwise vote will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement.

Q:	What happens if I do not vote for the adjournment proposal?

A:	Because the required vote of our shareholders to approve the adjournment proposal is based upon the number of common shares present, the failure to submit your proxy or to otherwise vote will have no effect on the outcome of the adjournment proposal.

Q:	What happens if I sign and return my proxy card without specifying my vote?

A:	If you are the record holder of your shares and you sign and return your proxy card without specifying your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement, and in accordance with the recommendations of the Board of Directors on any other matters properly brought before the special meeting for a vote. If you are the record holder of your shares and you sign and return your proxy card specifying a vote “AGAINST” the merger proposal, but without specifying your vote on the adjournment proposal, your proxy will be voted “AGAINST” the adjournment proposal.

Q:	What happens if I sell my common shares before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your common shares after the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $56.00 per share in cash to be received by the Company’s shareholders in the merger.

Q:	Who will count the votes?

A:	Our transfer agent, The Bank of New York, will count the votes properly cast in person or represented by proxy at the special meeting.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in early 2008. In order to complete the merger, we must obtain shareholder approval and the other closing conditions to the merger agreement must be satisfied or waived. See “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 54.

Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your common share certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send in your certificates now.

Q:	How can I obtain additional information about the Company?

A:

We will provide a copy of our annual report on Form 10-K for the year ended December 31, 2006, excluding certain of its exhibits, and other filings, including our quarterly reports on Form 10-Q, previously filed with the SEC, without charge to any shareholder who makes a written or oral request to EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165, (212) 716-2000. Our annual report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or our website at www.edocorp.com. The information provided on these websites is not part of this proxy statement, and therefore is not incorporated by reference, except as specifically stated in this proxy statement. For a more detailed description of the information available, please see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 64.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger after reading this proxy statement, please call Investor Relations of EDO Corporation at (212) 716-2038. If your broker holds your shares, you should also call your broker for additional information. If you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, Georgeson, as follows:

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning our possible or assumed future results of operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “SUMMARY TERM SHEET,” “THE MERGER” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against us and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our employees, customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	general economic, political and social conditions; and

•

other risks detailed in our current filings with the Securities and Exchange Commission (referred to in this proxy statement as the “SEC”), including Item IA of Part I of our annual report on Form 10-K for the year ended December 31, 2006 and Item 1A of Part II of our quarterly report on Form 10-Q for the quarter ended September 30, 2007.

See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 79. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors in connection with the special meeting of our shareholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held on December 18, 2007, at 10:00 a.m. local time, at The Pierre Hotel, 2 East 61st Street, New York, NY 10021. Seating will be limited at the special meeting.

Purpose of the Special Meeting

At the special meeting, you will be asked to vote on the following proposals:

•

the proposal to approve and adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement (see “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT” beginning on page 20);

•

the proposal to adjourn the special meeting, if necessary, in order to solicit additional proxies in favor of the approval and adoption of the merger agreement if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement (see “PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING” beginning on page 60); and

•	any other proposal that may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement. See “THE MERGER—Recommendation of the Board of Directors; Reasons for the Merger” beginning on page 27.

Record Date; Shareholders Entitled to Vote; Quorum

Only holders of record of our common shares at the close of business on November 2, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. On the record date, 21,330,597 common shares were issued and outstanding and held by approximately 6,700 holders of record. Holders of our common shares are entitled to one vote for each common share at the special meeting on each proposal. Our shareholders’ list as of the record date will be available for inspection by any shareholder entitled to vote at the special meeting at our principal executive offices at 60 East 42nd Street, 42nd Floor, New York, New York 10165, during regular business hours, beginning no later than ten days before and continuing through the date of the special meeting.

A quorum is necessary to hold a valid special meeting. The presence, in person or by proxy, of holders of a majority of our common shares outstanding and entitled to vote on the record date is required to constitute a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Abstentions and Broker Non-Votes

Common shares held by a broker, bank or other nominee for a beneficial owner who has not provided voting instructions on a matter as to which the broker, bank or other nominee lacks discretionary voting power to vote such shares are referred to generally as “broker non-votes.” Under the NYSE rules, your broker, bank or other nominee does not have discretionary authority to vote your shares on the proposal to approve and adopt the merger agreement or the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement. Properly executed proxies marked “ABSTAIN” and broker non-votes will be treated as common shares that are present and entitled to vote at the special meeting for the purpose of establishing a quorum for the transaction of all business at the special meeting and will have the same effect as votes “AGAINST” the proposal to approve and adopt the merger agreement and the adjournment proposal.

Vote Required

Approval and Adoption of the Merger Agreement. The approval of the proposal to approve and adopt the merger agreement by our shareholders requires the affirmative vote of the holders of at least two-thirds of the common shares outstanding and entitled to vote at the special meeting as of the record date. For the proposal to approve and adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the proposal to approve and adopt the merger agreement. Because the vote is based on the number of shares outstanding rather than the number of shares actually voted, proxies that reflect abstentions or broker non-votes, as well as proxies that are not returned, will have the same effect as voting “AGAINST” approval and adoption of the merger agreement.

Adjournment of the Special Meeting. A proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the common shares present in person or represented by proxy at the special meeting. For the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Because the vote is based on the number of shares present, proxies that are not returned will have no effect on the outcome of proposal to adjourn the special meeting. In contrast, proxies that reflect abstentions or broker non-votes will have the same effect as votes “AGAINST” the adjournment of the special meeting.

Shareholder Voting Agreements

Mr. James M. Smith, our Chairman, President and Chief Executive Officer, Mr. Frederic B. Bassett, our Senior Vice President—Finance, Chief Financial Officer and Treasurer, Ms. Lisa M. Palumbo, our Senior Vice President—General Counsel and Secretary, and Mrs. Patricia D. Comiskey, our Senior Vice President—Human Resources and Assistant Secretary, who beneficially own in the aggregate 704,344 common shares (which constituted approximately 2.47% of the total outstanding common shares on a fully diluted basis on the date we signed the merger agreement, or 3.30% of the outstanding common shares entitled to vote at the special meeting), have each entered into a shareholder voting agreement with ITT, each dated as of September 16, 2007. Pursuant to the shareholder voting agreements, each of these management shareholders has agreed, among other things, (i) to vote the common shares beneficially owned by such management shareholder in favor of the approval and adoption of the merger agreement and (ii) not to directly or indirectly transfer any such common shares and not to enter into any other voting arrangements with respect to such common shares.

The shareholder voting agreements will automatically terminate on the earlier of (a) the effective time of the merger, (b) the termination of the merger agreement in accordance with its terms and (c) any amendment or other modification of the merger agreement that reduces the amount of the merger consideration or provides that the merger consideration be payable otherwise than in cash without the prior consent of the shareholder party to the voting agreement. See “THE MERGER—Interests of Our Directors and Officers in the Merger” beginning on page 38.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting. Holders of record can ensure that their common shares are voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting your proxy by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote your shares in person. If you plan to attend the special meeting and wish to vote your shares in person, you will be given a ballot at the special meeting. Please note, however, that if your common shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the common shares authorizing you to vote at the special meeting.

Electronic Voting. Our holders of record and many shareholders who hold their common shares through a broker, bank or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your common shares are registered in our records in your name or in the name of a broker, bank or other nominee. Some brokers, banks or other nominees may also allow voting through the Internet. If you hold your common shares through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available.

Please read and follow the instructions on your proxy or voting instruction card carefully.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. The holders of a majority of our common shares present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting, whether or not a quorum is present at the meeting, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. However, if after the adjournment a new record date is fixed by the Board of Directors for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record on the new record date entitled to vote at the special meeting. We do not currently intend to seek an adjournment of the special meeting unless solicitation of additional proxies is necessary to approve and adopt the merger agreement.

Revocation of Proxies

Submitting a proxy on the enclosed form or voting by telephone or the Internet does not preclude a shareholder from voting in person at the special meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your common shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common shares held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

We have engaged Georgeson (referred to in this proxy statement as “Georgeson”) to assist in the solicitation of proxies for the special meeting and have agreed to pay Georgeson a fee of $20,000, plus reimbursement of out-of-pocket expenses. Georgeson’s address is 17 State Street, 10th Floor, New York, NY 10004, and its telephone numbers are (877) 255-0125 (toll-free) and (212) 440-9800 (for banks and brokers).

Appraisal Rights

Under Section 910(a)(1)(A)(iii) of the New York Business Corporation Law, as amended (referred to in this proxy statement as the “NYBCL”), no appraisal rights will be available to our shareholders in connection with the merger. See “THE MERGER—No Appraisal Rights” beginning on page 47.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitation agent, Georgeson, as follows:

PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

THE PARTIES TO THE MERGER

EDO Corporation

EDO Corporation was incorporated in New York in 1925. EDO designs and manufactures a diverse range of products for aerospace and defense, intelligence and commercial markets and provides related engineering and professional services. We serve all branches of the military, as well as international markets. Our major product groups include defense electronics, communications, aircraft armament systems, undersea warfare, integrated composite structures, and professional and engineering services. EDO currently employs approximately 4,000 people.

A detailed discussion of our business is contained in Item I of Part I of our annual report on Form 10-K for the year ended December 31, 2006, which Item I is incorporated by reference in this proxy statement. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 64.

The principal offices of the Company are located at 60 East 42nd Street, 42nd Floor, New York, NY 10165, and our telephone number is (212) 716-2000. Our common shares are listed on the New York Stock Exchange under the symbol “EDO”.

ITT Corporation

ITT, an Indiana corporation, is a global multi-industry company engaged in the design and manufacture of a wide range of engineered products and related services. ITT is a leading global provider of fluid systems and solutions. Additionally, ITT develops, manufactures, and supports high technology electronic systems and components for worldwide defense and commercial markets as well as providing communications systems, engineering and applied research. ITT also provides products and services for the communications, transportation, military and aerospace, commercial aircraft, computer, and RV and marine markets. ITT’s principal executive offices are located at 4 West Red Oak Lane, White Plains, NY 10604, and its telephone number is (914) 614-2000. ITT’s common stock is listed on the New York Stock Exchange under the symbol “ITT”.

Donatello Acquisition Corp.

Merger Sub is a New York corporation and a wholly-owned subsidiary of ITT. Merger Sub was incorporated on September 13, 2007 for the sole purpose of effecting the transactions contemplated by the Merger Agreement and has not engaged in any other business activities since its formation. Merger Sub’s principal offices are located at 4 West Red Oak Lane, White Plains, NY 10604, and its telephone number is (914) 641-2000.

MARKET PRICE AND DIVIDEND INFORMATION

Our common shares are listed for trading on the NYSE under the symbol “EDO”. The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per share as reported on the NYSE.

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2005
First Quarter	$32.87	$27.16
Second Quarter	$30.89	$26.58
Third Quarter	$31.63	$26.86
Fourth Quarter	$30.39	$25.80

FISCAL YEAR ENDED DECEMBER 31, 2006
First Quarter	$31.07	$25.43
Second Quarter	$31.00	$24.32
Third Quarter	$25.16	$21.70
Fourth Quarter	$25.35	$20.90

FISCAL YEAR ENDED DECEMBER 31, 2007
First Quarter	$25.63	$22.32
Second Quarter	$34.66	$25.56
Third Quarter	$56.81	$32.71
Fourth Quarter (through November 2, 2007)	$58.00	$56.00

The closing sale price of our common shares on the NYSE on September 14, 2007, the last trading day before our announcement of the merger, was $51.51 per share. The merger consideration of $56.00 per share to be paid for our common shares pursuant to the merger represents a premium of approximately 8.7% to the closing price on that date, a 28.8% premium over the average closing price of our common shares during the 30-day period ending on September 14, 2007, and a 96.6% premium over the average closing price of our common shares during the one-year period ending on September 14, 2007. On November 2, 2007, the most recent practicable date before this proxy statement was printed, the closing price for our common shares on the NYSE was $57.35 per share. You are encouraged to obtain current market quotations for our common shares in connection with voting your shares at the special meeting.

During 2005 - 2007, the Board of Directors approved the payment of quarterly cash dividends of $0.03 per common share. Our revolving credit facility places certain limit on the payment of cash dividends.

THE MERGER

Background of the Merger

Over the course of the past two years, James M. Smith, the Company’s Chairman, Chief Executive Officer and President, has received from third parties unsolicited informal expressions of interest in exploring the possibility of a strategic transaction involving the Company. Except as described in this proxy statement, the Board of Directors has not entertained any of these expressions of interests, and none of them has turned into a formal acquisition proposal.

In October 2006, Mr. Smith received an unsolicited oral expression of interest from a third party (referred to in this proxy statement as “Party A”) with respect to a potential business combination with the Company. At the meeting, Mr. Smith advised representatives of Party A that the Board of Directors would need a persuasive business case for pursuing any transaction involving the Company, including the strategic benefits of combining the capabilities of the Company and the potential acquiror in the marketplace, the ultimate impact upon the Company’s employees and their interests, and the potential effects of the transaction on our government customer community. Mr. Smith also explained to representatives of Party A his belief that the Company’s financial results for the 2006 fiscal year were not indicative of the Company’s prospects. He further explained to representatives of Party A that the Company had made significant acquisitions in late 2006, the full impact of which he believed had not been reflected in the share price to date, and that the Company was competing for several major government contracts expected to be awarded in 2007.

In November 2006, representatives of Party A made a presentation to Mr. Smith on the mutual business benefits to the Company and Party A of a potential business combination between them. Mr. Smith again advised representatives of Party A that any acquisition proposal based on the Company’s financial performance for the 2006 fiscal year would likely not result in a purchase price that would be acceptable to the Board of Directors.

In January 2007, Party A submitted a written indication that its proposal would be based on a multiple of 10 to 11 times the Company’s estimated 2007 EBITDA. Party A also orally indicated to the Company that it expected to maintain the Company’s corporate office in place and that most of the Company’s senior officers and some of its directors would continue to serve following the merger.

On January 9, 2007, at a regular meeting, the Board of Directors reviewed the indication of interest submitted by Party A and authorized senior management to provide Party A with access to non-public information concerning the Company and the opportunity to conduct due diligence.

On January 16, 2007, the Company and Party A entered into a confidentiality and non-disclosure agreement.

On January 19, 2007, members of senior management of the Company met with and provided to Party A certain internal sales and earnings projections for the 2007-2011 period.

On January 31, 2007, Mr. Smith met with Mr. Steve Loranger, Chairman, President and CEO of ITT, at Mr. Loranger’s request. At the meeting, Mr. Loranger expressed on behalf of ITT an interest in acquiring the Company at a per share price in the range of the high-$20s. In response, Mr. Smith advised Mr. Loranger that any price level based on the Company’s 2006 results would not be acceptable to the Company, that the Company had made significant acquisitions in late 2006, the full impact of which he believed had not been reflected in the share price to date, and that the Company was competing for several major government contracts expected to be awarded in 2007. Mr. Smith also advised Mr. Loranger that the Board of Directors would need a persuasive business case for pursuing any transaction involving the Company, including the strategic benefits of combining the capabilities of the Company and the potential acquiror in the marketplace, the ultimate impact upon the Company’s employees and their interests, and the potential effects of the transaction on our government customer community. No further discussions between our representatives and representatives of ITT took place at that time.

On February 12, 2007, Party A submitted a formal proposal to acquire the Company at $38.00 per share, subject to due diligence.

On February 15, 2007, Mr. Smith advised representatives of Party A that he would present Party A’s proposal to the Board of Directors, but that he believed that the Board of Directors would find the offer insufficient.

On February 19-20, 2007, at a regular meeting, the Board of Directors reviewed Party A’s proposal. After due consideration, the Board of Directors concluded that the proposed price of $38.00 per share was inadequate and authorized Mr. Smith to so inform Party A. Mr. Smith orally informed Party A of the Board of Directors’ decision shortly thereafter.

On February 27, 2007, representatives of Party A met with members of senior management of the Company to further discuss a proposed transaction.

On March 6, 2007, Mr. Smith and Mr. Loranger each attended an industry conference, where Mr. Loranger expressed to Mr. Smith a continued interest in the Company.

On March 19, 2007, representatives of Party A orally advised Mr. Smith that Party A would reconsider its offer and that Party A believed that it could increase the proposed price.

On April 6, 2007 and April 13, 2007, respectively, the DOD publicly announced that two major government contracts had been awarded to the Company’s subsidiaries.

On April 24, 2007, representatives of Party A met with Mr. Smith and indicated that Party A was willing to increase its offer to $42.00 per share.

On May 1, 2007, at a regular meeting, the Board of Directors discussed, among other things, the potential transaction with Party A and retention of a financial advisor for the Company in connection with such transaction. Representatives of our legal advisors, Debevoise & Plimpton LLP (referred to in this proxy statement as “Debevoise”), and Citi were invited to attend the meeting. At the meeting, Citi discussed with the Board of Directors its industry experience and its experience with merger and acquisition transactions. Representatives of Debevoise reviewed with the Board of Directors its fiduciary duties under New York law. The Board of Directors authorized Mr. Smith to enter into an agreement to negotiate exclusively with Party A with respect to a business combination based on Party A’s increased offer. The Company also subsequently engaged Citi as its financial advisor in connection with a possible transaction involving the Company.

On May 2, 2007, the Company and Party A entered into an agreement to negotiate exclusively with each other until the earlier of June 11, 2007 or the execution of a definitive agreement with respect to a business combination or other similar transaction. The parties also agreed not to solicit, and not to enter into any agreements with respect to, any competing business combination proposals during the exclusivity period.

During the period from May 2, 2007 to June 10, 2007, Party A conducted its due diligence investigation of the Company. During the same period, the Company and Party A, together with their legal advisors, fully negotiated the terms of a merger agreement pursuant to which Party A would acquire all of the issued and outstanding common shares of the Company at the price of $42.00 per share.

On May 30, 2007, the Board of Directors held a special meeting to discuss the proposed transaction with Party A. Our legal and financial advisors also attended the meeting. At the meeting, representatives of Debevoise reviewed with the Board of Directors its fiduciary duties under New York law and the proposed terms of the merger agreement with Party A. Our financial advisor discussed with the Board of Directors financial aspects of the proposed merger with Party A.

In early June 2007, the Company received indications from the DOD that it was considering exercising options under one of the government contracts previously awarded to one of the Company’s subsidiaries, which would substantially increase the number of units to be manufactured and supported by the Company under the contract. Mr. Smith provided a summary of this information to Party A.

On June 10, 2007, the Board of Directors held a special meeting to review the proposed transaction with Party A. Our legal and financial advisors also attended the meeting. At the meeting, representatives of Debevoise again reviewed with the Board of Directors its fiduciary duties under New York law and answered questions relating to certain proposed terms of the merger agreement with Party A. Our financial advisor again discussed with the Board of Directors financial aspects of the proposed merger with Party A.

On June 11, 2007, the Board of Directors met again to further review the proposed transaction with Party A. Our legal advisors also attended the meeting. After reviewing the various considerations relating to the proposed transaction, including the Company’s improved prospects in light of the anticipated substantial increase in the Company’s revenue growth rate attributable to increased production quantities under one of the recently awarded government contracts, the Board of Directors concluded that the proposed price of $42.00 per share did not reflect the Company’s full value. Accordingly, the Board of Directors determined to reject the proposed merger with Party A. Mr. Smith reported this decision of the Board of Directors to Party A on the same day.

In late June 2007, Mr. Smith met with a representative of Party A. Mr. Smith informed the representative of Party A of additional potential opportunities that were being discussed with the DOD. The representative of Party A expressed continued interest in a transaction with the Company.

On July 10, 2007, a representative of Party A orally indicated to Mr. Smith that Party A was willing to increase its offer to $45.00 per share as its final price. Party A made it clear that it would not be willing to increase its offer above that price. Party A also indicated that any such transaction would have to be announced no later than the first week of September 2007.

In mid-July 2007, the DOD publicly announced that one of the government contracts previously awarded to a subsidiary of the Company had been modified by the DOD to exercise options that would substantially increase the number of units to be manufactured and supported by the Company under the contract, and that another major contract with the Company had been modified to increase its funding cap limitation, which also substantially increased the number of units to be manufactured and supported by the Company under that contract.

On July 18, 2007, Mr. Smith again met with Mr. Loranger, Chairman, President and CEO of ITT, at Mr. Loranger’s request. At the meeting, Mr. Loranger indicated that ITT would be interested in acquiring the Company at a price in the range of low-$40’s per share. Mr. Smith advised Mr. Loranger that the offer should be confirmed in writing.

On July 20, 2007, the Board of Directors held a special meeting, at which Mr. Smith informed the Board of Directors of his conversation with representatives of Party A on July 10 and his meeting with Mr. Loranger on July 18.

On July 27, 2007, the Company received a letter from ITT, containing a proposal to acquire the Company at a price in the range from $42.00 to $44.00 per share, subject to due diligence.

On July 30, 2007, at a special meeting, the Board of Directors reviewed Party A’s revised proposal. Based on the Board of Directors’ belief that the $45.00 per share price proposed by Party A did not reflect the full value of the Company, the fact that Party A had made it clear that it was not willing to increase its offer above that price, and the fact that, due to certain business-related timing considerations, an announcement date during the first week of September 2007 was not reasonably practicable, the Board of Directors determined not to engage in further discussions with Party A at that time. The Board of Directors directed management to inform Party A of its decision, which was orally conveyed to Party A by Mr. Smith on the same date. In addition, based on the belief that, if given an opportunity to conduct a due diligence investigation of the Company, ITT would likely make an offer superior to that proposed by Party A, the Board of Directors authorized the Company’s management to enter into a confidentiality and non-disclosure agreement with ITT in connection with ITT’s acquisition proposal.

On or about July 31, 2007, the Company and ITT entered into a confidentiality and non-disclosure agreement.

On August 2, 2007, Mr. Smith advised Mr. Loranger that the Board of Directors had received a proposal from another bidder (i.e., Party A) at a price above the $42.00 to $44.00 per share range proposed by ITT. Mr. Smith also indicated that any proposal at a price that did not exceed $45.00 per share would likely not be successful and outlined a proposed due diligence timeline. ITT commenced its due diligence investigation of the Company shortly thereafter.

On August 7, 2007, representatives of the Company, together with representatives of our financial advisor, met with representatives of ITT and its advisors in connection with the proposed transaction between ITT and the Company. At the meeting, ITT and its financial advisors provided to representatives of the Company an overview of ITT and its business and made a presentation regarding the benefits of a business combination between the Company and ITT. Also at the meeting, the Company provided to ITT two sets of the Company’s internal financial projections for fiscal years 2007 through 2011, one of which was based on the Company’s then current revenue growth rate, and the other on an anticipated increased revenue growth rate during the period 2007-2011 resulting from the two government contracts awarded to the Company in April 2007, the recently announced increase in quantities ordered under one of those contracts and potential further increases in quantities to be ordered under these government contracts.

On August 14, 2007, the Company received a confirming letter from Party A, containing a proposal to acquire the Company at a price of $45.00 per share. The letter indicated that Party A considered that proposal its final offer. The letter did not stipulate (as Party A previously stipulated orally) the requirement to announce the transaction no later than the first week in September 2007, but instead offered the possibility of re-engaging at an unspecified later date.

On August 17, 2007, the Board of Directors held a telephonic meeting to discuss a potential transaction with ITT. At this meeting, representatives of Debevoise reviewed with the Board of Directors its duties and responsibilities under New York law. The Board of Directors also considered whether it would be advisable to conduct an auction of the Company. Based on the fact that the Board of Directors was responding to an unsolicited acquisition proposal rather than pursuing a sale of the Company, as well as the Board of Directors’ concern that such an auction could adversely affect the Company’s relationship with the DOD in connection with the major government programs that had been recently awarded to the Company and were in early stages of implementation at that time, as well as the substantial disruptive effect that such an action would likely have on the Company’s employees at a critical juncture in the Company’s growth, the Board of Directors determined that it would not be advisable to conduct such an auction or any other marketing efforts with respect to the Company.

On August 20, 2007, Debevoise distributed to Simpson Thacher & Bartlett LLP (referred to in this proxy statement as “Simpson Thacher”), ITT’s legal advisors, a draft merger agreement, substantially in the form that had been negotiated by the Company with Party A.

On August 30, 2007, members of our senior management met with members of ITT’s senior management to discuss the proposed transaction. At the meeting, representatives of ITT requested certain additional information as part of ITT’s due diligence investigation of the Company. ITT’s representatives also indicated that ITT was committed to making a definitive proposal in the near future.

On August 30, 2007, to ensure continuity and to continue with the implementation of the Company’s existing plan of succession, the Company and Mr. Smith entered into an agreement that modified and extended the provisions of Mr. Smith’s employment agreement for up to an additional twelve month period, ending on the earlier of May 31, 2009 or the date of the Company’s 2009 Annual Meeting.

Also on August 30, 2007, the Company received an indication from the DOD that an increase in production quantities was expected under one of the government contracts previously awarded to a subsidiary of the Company, and that a request for confirmation that the proposal the Company had submitted to the DOD to launch a second production facility was still in effect. The DOD also indicated that it would seek a source of funding for such a facility.

On August 31, 2007, representatives of the Company informed representatives of ITT that the financial projections it had provided on August 7, 2007 based on the Company’s then current growth rate no longer constituted valid representations of the Company’s expected performance given the number of positive developments affecting future revenues, and that ITT should refer only to the high rate projections that had also been provided to it on August 7, 2007.

On September 4, 2007 and September 7, 2007, the DOD publicly announced that, as indicated to the Company on August 30, it intended to modify government contracts previously awarded to subsidiaries of the Company to provide for substantial increases in the number of units to be manufactured and supported by the Company under the contracts on a sole source basis.

In early September 2007, a representative of Party A contacted Mr. Smith, who, during their discussion, advised the representative of Party A that another party (i.e., ITT) had made an unsolicited offer to acquire the Company. Mr. Smith and the representative of Party A also discussed the recent DOD announcements.

On September 6, 2007, members of our senior management, together with our legal advisors, met with members of ITT’s senior management and legal advisors to discuss the terms of the proposed transaction. At the meeting, ITT’s representatives reiterated their intention to make a definitive proposal within the following few days.

On September 7, 2007, Mr. Loranger contacted Mr. Smith and advised him that ITT’s proposal to acquire the Company would be at a price per share slightly above the then-current market price. However, Mr. Loranger did not specify a price. In response, Mr. Smith pointed out that the Company’s common shares were trading at a per share price of approximately $48.00, which he believed did not reflect the positive developments concerning the Company recently announced by the DOD. Accordingly, Mr. Smith advised Mr. Loranger that, in his view, the purchase price proposed by ITT was below the range that the Board of Directors would consider acceptable. Mr. Loranger then indicated a willingness to reassess ITT’s valuation of the Company.

On September 9, 2007, the Board of Directors held a telephonic meeting. During the meeting, Mr. Smith reviewed his recent conversation with Mr. Loranger and the current status of ITT’s due diligence. Based on the Board of Directors’ familiarity with the Company’s business and estimates for growth, and following discussion of these and other considerations, the Board of Directors determined that any price below $56.00 per share would not reflect the full value of the Company.

On September 10, 2007, Mr. Smith contacted Mr. Loranger by telephone and advised him that the Board of Directors would be willing to entertain a revised proposal from ITT, but that the minimum price which the Board of Directors was willing to consider was $56.00 per share. Also that day, Simpson Thacher provided to Debevoise ITT’s comments on the draft merger agreement.

On September 11, 2007, Mr. Loranger informed Mr. Smith that, based on additional information that had been provided to ITT by the Company’s senior management, ITT was willing to make a proposal to acquire the Company at a price of $56.00 per share.

On September 12, September 14 and September 15, 2007, the parties and their legal advisors had several conference calls to negotiate the terms of the merger agreement, including the “no-shop” and “fiduciary out” provisions, the termination fee and expense reimbursement payable by us to ITT in certain circumstances if the proposed merger is not completed, certain representations and warranties of the parties, the definition of

“material adverse effect”, and certain employee benefits provisions. The parties and their legal advisors also negotiated and agreed the terms of a shareholder voting agreement to be entered into by certain management shareholders concurrently with the execution of the merger agreement.

On September 14, 2007, after the stock market closed, the DOD announced that it was exercising options under one of the government contracts previously awarded to a subsidiary of the Company to provide for an additional number of units to be manufactured and supported by the Company under the contract.

On September 16, 2007, the Board of Directors held a meeting, which was also attended by representatives of our legal and financial advisors, to review the proposed transaction with ITT. At the meeting, representatives of Debevoise reviewed with the Board of Directors its fiduciary duties under New York law, described the proposed terms of the merger agreement, highlighted the resolution of significant commercial and legal issues and provided a comparative analysis of the principal provisions of the proposed merger agreement with the relevant terms of the proposed merger agreement with Party A that had been previously reviewed by the Board of Directors. Also at this meeting, Citi rendered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated September 16, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $56.00 per share merger consideration was fair, from a financial point of view, to the holders of our common shares. After considering, among other things, the factors described below under “THE MERGER—Recommendation of the Board of Directors; Reasons for the Merger,” the Board of Directors, in an executive session in which only the members of the Board of Directors participated, by the unanimous vote of the directors present, adopted resolutions approving the merger, the merger agreement and the other transactions contemplated thereby and recommending that our shareholders approve and adopt the merger agreement.

On the evening of September 16, 2007, the Company and ITT executed the merger agreement, and Mr. Smith, Mr. Bassett, Ms. Palumbo and Mrs. Comiskey executed the shareholder voting agreements.

On September 17, 2007, the parties issued a joint press release announcing the transaction.

On September 19, 2007, after the DOD cleared the Company to issue a press release, the Company announced that, as the DOD had previously announced on September 14, 2007, the DOD was exercising options under one of the government contracts previously awarded to a subsidiary of the Company to provide for an additional number of units to be manufactured and supported by the Company under the contract. Our high rate financial projections anticipated this award.

On October 19, 2007, the DOD announced that it was exercising options under one of the government contracts previously awarded to a subsidiary of the Company to provide for an additional number of units to be manufactured and supported by the Company under the contract. Our high rate financial projections anticipated this award.

Since the announcement of the Company’s merger agreement with ITT, the Company has not received any acquisition proposals or indications of interest from any third parties.

Recommendation of the Board of Directors; Reasons for the Merger

The Board of Directors, acting with the advice and assistance of our management and our legal and financial advisors, evaluated the merger agreement and the negotiated terms and conditions of the merger proposal with ITT. At a meeting held on September 16, 2007, the Board of Directors:

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determined that the terms of the merger, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of the Company and the holders of our common shares, and that it is advisable and in the best interests of the Company and its shareholders to enter into and consummate the merger on the terms and subject to the conditions set forth in the merger agreement, including, among other things, for each common share issued and outstanding prior to the effective time of the merger to be converted into the right to receive the merger consideration in accordance with the merger agreement;

•	directed that the merger agreement and the merger be submitted for approval by our shareholders; and

•	recommended that our shareholders approve and adopt the merger agreement and the transactions contemplated thereby.

In evaluating the merger and recommending the approval and adoption of the merger agreement, the Board of Directors consulted with our management and our legal and financial advisors and considered a number of factors that it believed supported its decision and recommendation, including the following:

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the Board of Directors’ familiarity with our business, operations, properties and assets, financial condition, business strategy and prospects, the nature of the industry in which we compete, industry trends, and economic and market conditions, on both an historical and a prospective basis;

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the current and historical market prices of our common shares and the fact that the $56.00 per share merger consideration to be paid in cash in respect of each common share represented an 8.7% premium over the closing price of our common shares on September 14, 2007, the last trading day before we publicly announced the proposed merger on September 17, 2007, a 28.8% premium over the average closing price of our common shares during the 30-day period ending on September 14, 2007, and a 96.6% premium over the average closing price of our common shares during the one-year period ending on September 14, 2007;

•	the recent announcements of certain government programs awarded to us, which have resulted in an anticipated substantial increase in our revenue profile during the period 2007-2011;

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the Board of Directors’ belief that the $56.00 per share merger consideration fully reflects the positive effect on the Company’s growth of certain acquisitions completed by the Company in 2005 and 2006, as well as the anticipated positive impact on our financial results of certain government programs recently awarded to us and the anticipated increase in our revenue growth rate associated with such awards;

•	the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity to our shareholders, including employee shareholders;

•	the possible alternatives to a sale of the Company, including continuing to operate as an independent company;

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the potential impact of the proposed merger on our employees, including the fact that, under the merger agreement, ITT will be obligated to provide our employees, during a period of eighteen months after the effective time of the merger, with total compensation and employee benefits that are substantially equivalent in the aggregate to those currently provided by us to our employees;

•	the anticipated positive strategic impact of combining the capabilities of the Company and ITT, resulting in a more competitive entity;

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the opinion of Citi and its financial presentation, each dated September 16, 2007, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $56.00 per share merger consideration to be received by holders of our common shares, as more fully described under “THE MERGER—Opinion of Our Financial Advisor” beginning on page 30;

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the fact that the terms of the merger agreement permit us to respond to unsolicited acquisition proposals under certain circumstances and that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement in order to approve an alternative transaction proposed by a third party that constitutes a “superior proposal” (as defined in the merger agreement), upon the payment to ITT of a termination fee of $47.0 million and transaction expenses up to $3.0 million (see “THE MERGER AGREEMENT—Termination Fee” beginning on page 56), and the Board of Directors’ belief that the termination fee and expense reimbursement (which represent in the aggregate approximately 3.1% of the total equity value of the transaction, including the anticipated conversion of the Convertible Notes) are reasonable and would not preclude a competing acquisition proposal;

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the arms-length negotiations between our management and ITT, including negotiations that resulted in, among other things, an increase in the cash purchase price to be received by our shareholders in the merger, from a price in the range from $42.00 to $44.00 per share proposed by ITT in July 2007 to $56.00 per share;

•	the likelihood and anticipated timing of completing the proposed merger, including the likelihood of obtaining the necessary regulatory approvals; and

•	the fact that the obligation of ITT and Merger Sub to complete the merger is not conditioned on financing being available to ITT as well as ITT’s strong financial position.

The Board of Directors also considered a variety of risks and other countervailing factors related to the merger, including the following:

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the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if ITT is unable to raise sufficient funds to complete the merger, and the risks and costs to us if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on our business and customer relationships (see “THE MERGER—Effects on the Company if the Merger is Not Completed” beginning on page 37);

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that our shareholders will have no ongoing equity in the surviving corporation following the merger, which means that they will cease to participate in our future earnings or growth or to benefit from any increases in the value of our common shares;

•	that the cash consideration to be received by our shareholders in the merger would generally be taxable to those of our shareholders that are U.S. persons;

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the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course consistent with past practices, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

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that if the merger is not completed, we will be required to pay our own expenses associated with the transaction as well as, under certain circumstances, pay a termination fee to ITT and reimburse ITT’s out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement; and

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the fact that certain of our directors and executive officers may have interests in the proposed merger that are different from, or in addition to, those of our shareholders (see “THE MERGER—Interests of Our Directors and Officers in the Merger” beginning on page 38).

The foregoing discussion of the factors considered by the Board of Directors is not intended to be exhaustive but does set forth the material factors it considered. The Board of Directors reached the conclusion to approve the merger agreement and the proposed merger in light of the various factors described above and other factors that the Board of Directors believed were appropriate. In view of the wide variety of factors considered by the Board of Directors and the complexity of these matters, the Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Similarly, it did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the ultimate determination of the Board of Directors. Rather, the Board of Directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors. The Board of Directors consists of eleven directors, ten of whom were present and voting at the September 16, 2007 Board meeting.

The Board of Directors recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement.

Opinion of Our Financial Advisor

We have retained Citi as our financial advisor in connection with the merger. In connection with this engagement, we requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of our common shares. On September 16, 2007, at a meeting of the Board of Directors held to evaluate the merger, Citi rendered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated September 16, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $56.00 per share merger consideration was fair, from a financial point of view, to the holders of our common shares.

The full text of Citi’s written opinion, dated September 16, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Citi’s opinion was provided to the Board of Directors in connection with its evaluation of the per share merger consideration from a financial point of view, does not address any other aspects or implications of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed merger.

In arriving at its opinion, Citi:

•	reviewed the merger agreement;

•	held discussions with certain of the Company’s senior officers, directors and other representatives and advisors concerning the Company’s business, operations and prospects;

•	examined certain publicly available business and financial information relating to the Company;

•	examined certain financial forecasts and other information and data relating to the Company which were provided to or otherwise discussed with Citi by the Company’s management;

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reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of the Company’s common shares, the Company’s historical and projected earnings and other operating data and the Company’s capitalization and financial condition;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of the Company;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and on the assurances of the Company’s management that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the Company’s management, and Citi assumed, with the Company’s consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the Company’s future financial performance. Citi assumed, with the Company’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Company, and Citi did not make any physical inspection of the properties or assets of the Company. Citi’s opinion does not address any terms or other aspects or implications of the merger (other than the $56.00 per share merger consideration to the extent expressly specified in the opinion) or any aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with, or otherwise contemplated by, the merger. Citi expressed no view as to, and its opinion does not address, the Company’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citi was not requested to, and did not, solicit third party indications of interest in the possible acquisition of the Company. Citi’s opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. Except as described above, the Company imposed no other instructions or limitations on Citi with respect to the investigations made or procedures followed by Citi in rendering its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to the Company or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and ITT and the decision to enter into the merger was solely that of the Board of Directors. Citi’s opinion was only one of many factors considered by the Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of the Board of Directors or the Company’s management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to the Board of Directors in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate based on internal estimates provided by the Company’s management for the period from September 14, 2007 through the end of fiscal year 2011. Estimated terminal values for the Company were calculated by applying a range of earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, terminal value multiples of 7.5x to 9.5x to the Company’s fiscal year 2011 estimated EBITDA, which range of EBITDA terminal value multiples was derived taking into account the Company’s 10-year average enterprise value as a multiple of the Company’s 12-month trailing EBITDA based on the Company’s public filings. The cash flows and terminal values were then discounted to present value using discount rates ranging from 8.2% to 9.6%, which discount rate range was based on a weighted average cost of capital calculation. This analysis indicated the following implied per share equity reference range for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for EDO	Per Share Merger Consideration
$48.48 - $62.81	$56.00

Selected Precedent Transaction Analysis

Using publicly available information, Citi reviewed transaction values in the following five selected transactions in the defense industry:

Announcement Date	Acquiror	Target
• 05/21/07	• The Veritas Capital Fund III, L.P.	• Aeroflex Incorporated
• 05/07/07	• BAE Systems, Inc.	• Armor Holdings, Inc.
• 02/27/06	• Armor Holdings, Inc.	• Stewart & Stevenson Services Inc.
• 09/22/05	• DRS Technologies, Inc.	• Engineered Support Systems, Inc.
• 03/07/05	• BAE Systems plc	• United Defense Industries, Inc.

Citi reviewed, among other things, transaction values, calculated as the purchase price paid for the target company’s equity, plus debt, less cash, plus other capital structure adjustments, if any, in the selected transactions as a multiple of next 12 months estimated EBITDA. Citi then applied a range of selected multiples of next 12 months estimated EBITDA derived from the selected transactions to the Company’s calendar year 2008 estimated EBITDA, adjusted to exclude the potential financial impact of significant incremental deliveries of one of the Company’s products in connection with a particular government contract. The potential financial impact of these incremental product deliveries were excluded when applying the range of selected multiples in order to reflect the expectation of the Company’s management that, following a rapid increase in fiscal years 2008 and 2009, the deliveries will decline after fiscal year 2009. Citi calculated the projected incremental future cash flows that the Company’s management expected would be generated during fiscal years 2008 through 2011 related to such incremental product deliveries and derived a terminal value by applying an EBITDA terminal value multiple of 8.5x (the midpoint of the terminal value multiple range described in the “Discounted Cash Flow Analysis” above) to the Company’s fiscal year 2011 estimated incremental EBITDA attributable to such incremental product deliveries. These cash flows and terminal value were then discounted to present value by applying a discount rate of 8.9% (the midpoint of the discount rate range described in the “Discounted Cash Flow Analysis” above). Financial data for the selected transactions were based on public filings, publicly available research analysts’ estimates and other publicly available financial information at the time of announcement of the relevant selected transaction. Financial data for the Company were based on internal estimates provided by the

Company’s management. Based on the sum of the implied value for the Company derived from the Company’s calendar year 2008 estimated EBITDA adjusted to exclude the financial impact of such incremental product deliveries, and the implied value derived from the Company’s incremental cash flows from such incremental product deliveries as described above, this analysis indicated the following selected per share equity reference range for the Company, as compared to the per share merger consideration:

Selected Per Share Equity Reference Range for EDO	Per Share Merger Consideration
$54.00 - $62.00	$56.00

Selected Companies Analysis

Citi reviewed financial and stock market information of the Company and the following eight selected publicly held companies in the defense industry:

•	Alliant Techsystems Inc.

•	Argon ST, Inc.

•	Ceradyne, Inc.

•	Cubic Corporation

•	DRS Technologies, Inc.

•	Orbital Sciences Corporation

•	Teledyne Technologies Incorporated

•	United Industrial Corporation

Citi reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted equity value based on closing stock prices on September 14, 2007, plus straight debt, capitalized operating leases, minority interest, straight preferred stock and out-of-the-money convertible debt, less investments in unconsolidated affiliates, cash and options proceeds, as multiples of calendar years 2007 and 2008 estimated EBITDA and earnings before interest and taxes, referred to as EBIT. In addition, Citi reviewed equity values of the selected companies based on closing stock prices on September 14, 2007 as a multiple of calendar years 2007 and 2008 estimated earnings per share, referred to as EPS. In order to reflect the impact on the Company’s long-term earnings growth trajectory of the rapid increase and subsequent reduction in incremental deliveries of one of the Company’s products referred to above, Citi also reviewed the ratios of (a) selected companies’ closing stock prices as a multiple of calendar years 2007 and 2008 EPS to (b) their estimated long-term EPS growth rates, referred to as PEG ratios. Citi then applied a range of selected multiples of calendar years 2007 and 2008 EBITDA, EBIT and EPS derived from the selected companies to corresponding data of the Company. Citi also applied a range of selected calendar years 2007 and 2008 PEG ratios derived from the selected companies to the Company’s calendar years 2007 and 2008 EPS and estimated long-term EPS growth rates. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates. Estimated financial data of the Company were based on internal estimates provided by the Company’s management. This analysis indicated the following selected per share equity reference range for the Company, as compared to the per share merger consideration:

Selected Per Share Equity Reference Range for EDO	Per Share Merger Consideration
$50.00 - $60.00	$56.00

Miscellaneous

Under the terms of Citi’s engagement, the Company has agreed to pay Citi for its financial advisory services in connection with the merger an aggregate fee of approximately $11.8 million, contingent upon completion of the merger. The Company also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, and currently are providing, services to the Company and ITT unrelated to the proposed merger, for which services Citi and its affiliates have received and will receive compensation, including having acted as (i) sole bookrunner in connection with an approximately $201.5 million convertible debt offering of the Company in 2005, (ii) joint bookrunner and administrative agent for, and a lender under, an existing $300 million credit facility of the Company and (iii) syndication agent for, and a lender under, an existing $1.25 billion credit facility of ITT. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of the Company and ITT for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citi and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with the Company, ITT and their respective affiliates.

The Company selected Citi as its financial advisor in connection with the merger based on Citi’s reputation, experience and familiarity with the Company’s business. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Projected Financial Data

We do not, as a matter of course, make public forecasts or projections as to future performance, sales, earnings or other income statement data, except for periodic guidance that we provide in connection with the release of our quarterly results of operations. However, in connection with our discussions with ITT regarding a potential transaction involving the Company, we provided to ITT, prior to the execution of the merger agreement, two sets of the Company’s internal financial projections prepared by the Company for fiscal years 2007 through 2011. One of these sets of projections was prepared based on the Company’s then current revenue growth rate (these projections are referred to below as the “current rate projections”), and the other was based on an anticipated accelerated revenue growth rate during the period 2007-2011 resulting from the two government contracts previously awarded to the Company in April 2007, the increase in quantities under one of those contracts recently announced by the DOD and potential further increases in quantities to be ordered under these government contracts (these projections are referred to below as the “high rate projections”). See “THE MERGER—Background of the Merger” beginning on page 22.

As a result of certain positive developments that occurred in the second and third quarters of 2007, the current rate projections are no longer valid. See “THE MERGER—Background of the Merger” beginning on page 22. Therefore, only high rate projections substantially the same as those provided to ITT, which were prepared by us in August 2007, were considered by the Board of Directors in connection with its consideration of the proposed merger and, at our direction, were utilized by our financial advisor. Accordingly, only the high rate projections provided to the Board of Directors are included in this proxy statement.

These projections were not prepared in the same manner or process in which we would prepare projections for budgeting or other planning purposes. These projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any form of assurance on this information or its achievability. These projections do not reflect any of the effects of the merger or other changes that may in the future be appropriate concerning our assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing.

The projections set forth below show a substantial increase in the Company’s revenues in the 2008 and 2009 fiscal years, resulting from an anticipated increase in production quantities under one of the government contracts recently awarded to a subsidiary of the Company. These projections also reflect our management’s expectation that the anticipated rapid increase in revenues in the 2008 and 2009 fiscal years will be followed by a slowdown in the Company’s revenue growth rate in the 2010 and 2011 fiscal years, resulting from an increased focus on maintenance and replacement of previously supplied units during such period and lower rate continuing production of existing and next generation related products under the relevant government contract.

In preparing these projections, numerous assumptions were made with respect to industry performance, general business, economic, regulatory, market, political and financial conditions, as well as matters specific to the Company’s business, many of which are beyond our control and may prove not to have been, or may no longer be, accurate. Significant assumptions underlying these projections include, among others, the following:

•	successful operational execution of existing backlog programs and new contract awards;

•	recovery of operating margins to historical levels compared to 2006 performance levels;

•	sustained growth of domestic and international defense and intelligence related spending; and

•

significant increase in defense spending initiatives with respect to force protection related equipment in 2008 and 2009, consistent with recent announcements by the DOD, followed by a reduction to levels consistent with lower level production of new equipment and sustainment and replacement of existing units during subsequent years.

Except as otherwise indicated, the projections set forth below do not reflect changes in general business and economic conditions since the date these projections were prepared or any transactions that have occurred since the date of their preparation, or that may occur in the future and that we did not anticipate at the time we prepared these projections. Accordingly, these projections are not necessarily indicative of current values or actual future performance, which may be significantly more favorable or less favorable than as set forth below, and you should not regard our including these projections in this proxy statement as a representation that such projections will be achieved.

THE PROJECTIONS SET FORTH BELOW ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE FINANCIAL RESULTS AND SHAREHOLDER VALUE OF OUR COMPANY MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN THESE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND OUR ABILITY TO CONTROL OR PREDICT. WE HAVE NOT, NOR DO WE UNDERTAKE ANY OBLIGATION, NOR DO WE INTEND TO, UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE NO LONGER APPROPRIATE.

Financial Projections

as of August 2007

(in thousands of dollars)

	2007	2008	2009	2010	2011
Revenue	1,243,348	1,977,638	2,109,560	1,803,431	1,943,716
EBITDA (as adjusted) (1)(2)	137,500	250,392	255,456	223,765	242,745
Operating Earnings (2)	101,405	211,576	216,478	185,357	204,002

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization. EBITDA is not a recognized financial measure under the U.S. generally accepted accounting principles (“GAAP”). EBITDA is a generally accepted metric in our industry and is used by the Company’s management to measure operating performance. The Company’s management believes that, when viewed together with our GAAP results and the accompanying reconciliation, EBITDA provides a more complete understanding of factors and trends affecting the Company’s ongoing business and operations. The Company’s adjustments to EBITDA consist of non-cash pension and ESOP compensation expenses and non-cash acquisition-related retention expenses.

(2)	Certain rules promulgated by the SEC under the Exchange Act define and prescribe the conditions for the use of certain non-GAAP financial measures in SEC filings. These rules require a company that includes a non-GAAP financial measure in its SEC filing to include in that SEC filing a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. In this proxy statement, we have included EBITDA, which is a non-GAAP financial measure. A reconciliation of EBITDA (as adjusted) to Operating Earnings, as the most directly comparable GAAP financial measure, is provided in the following table:

	2007	2008	2009	2010	2011
Operating Earnings	101,405	211,576	216,478	185,357	204,002
Plus: Depreciation & Amortization	24,340	25,587	26,623	28,061	28,133
Plus: Non-Cash Pension & ESOP Compensation Expenses	8,347	9,821	10,084	10,347	10,610
Plus: Non-Cash Acquisition-Related Retention Expenses	3,408	3,408	2,272	—	—

EBITDA (as adjusted)	137,500	250,392	255,456	223,765	242,745

Note: The foregoing numbers do not reflect the effect of the proposed merger on the Company’s financial performance.

Certain Effects of the Merger

If the merger agreement is approved and adopted by our shareholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into us, and we will be the surviving corporation and a wholly-owned subsidiary of ITT.

Upon completion of the merger, each outstanding common share of the Company (other than any common shares held by us as treasury shares or any shares held by ITT or Merger Sub) will be canceled and converted into the right to receive $56.00 in cash, without interest and less any applicable withholding taxes.

At the effective time of the merger, (1) each outstanding option to acquire our common shares will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the exercise price per share of common shares subject to such stock option, multiplied by the number of shares issuable under such stock option, without interest and less any applicable withholding taxes, (2) each outstanding SSAR (whether or not vested or subject to restrictions) will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the grant price per share of common shares subject to such SSAR, multiplied by the number of shares issuable under such SSAR, without interest and less any applicable withholding taxes, (3) each outstanding contractual right to future grants of restricted shares will be converted into the right to receive an amount of cash equal to $56.00 multiplied by the number of shares issuable under such contractual right, without interest and less any applicable withholding taxes, and (4) the vesting of each outstanding unvested restricted share (other than certain restricted shares issued in connection with the Company’s acquisitions of CAS, Inc. and Impact Science and Technology, Inc., which will convert into restricted cash in the amount of $56.00 per share, which will be payable to the holders of such restricted shares in accordance with the terms and conditions of their respective restricted share agreements) will be accelerated and all restrictions with respect to each such restricted share will terminate, and each such restricted share will be canceled and converted into the right to receive $56.00.

Following the merger, the entire equity in the surviving corporation will be owned by ITT. If the merger is completed, our shareholders will have no interest in our net book value or net earnings, and ITT will be the sole beneficiary of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting us following the merger. Similarly, ITT will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the surviving corporation.

Our common shares are currently listed on the NYSE under the symbol “EDO”. Following the completion of the merger, we will cease to be a publicly traded corporation and will instead become a wholly-owned subsidiary of ITT. Following completion of the merger, the registration of our common shares and our reporting obligations under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the merger, our common shares will no longer be listed on any exchange or quotation system, including the NYSE, and price quotations will no longer be available.

Upon completion of the merger, our certificate of incorporation and bylaws will be amended and restated pursuant to Exhibit A and Exhibit B, respectively, to the merger agreement.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not approved and adopted by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common shares will continue to be listed and traded on the NYSE. In addition, if the merger is not completed, we expect that our management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the aerospace and defense industry on which our business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your common shares. From time to time, the Board of Directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved and adopted by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

We will remain liable for our transaction costs, including legal and accounting fees. In addition, in certain circumstances, we may be required to pay ITT a termination fee of up to $47.0 million and to reimburse ITT for its out-of-pocket transaction fees and expenses of up to $3.0 million. See “THE MERGER AGREEMENT—Termination Fee” beginning on page 56.

Interests of Our Directors and Executive Officers in the Merger

Our directors and executive officers will receive $56.00 for each common share they own immediately prior to the completion of the merger in the same manner as our other shareholders. For the common share holdings of our directors and executive officers, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 61.

In considering the recommendation of the Board of Directors with respect to the merger, holders of our common shares should be aware that certain of our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. The Board of Directors was aware of these potential conflicts of interest and considered these interests, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of approving and adopting the merger agreement. See “THE MERGER—Background of the Merger” beginning on page 22. These interests include those described below.

Shareholder Voting Agreements

Mr. James M. Smith, our Chairman, President and Chief Executive Officer, Mr. Frederic B. Bassett, our Senior Vice President—Finance, Chief Financial Officer and Treasurer, Ms. Lisa M. Palumbo, our Senior Vice President—General Counsel and Secretary, and Mrs. Patricia D. Comiskey, our Senior Vice President—Human Resources and Assistant Secretary, who beneficially own in the aggregate 704,344 common shares (which constituted approximately 2.47% of the total outstanding common shares on a fully diluted basis on the date we signed the merger agreement, or 3.30% of the outstanding common shares entitled to vote at the special meeting), have each entered into a shareholder voting agreement with ITT, each dated as of September 16, 2007.

Pursuant to the shareholder voting agreements, each of these management shareholders has agreed, among other things, to vote the common shares beneficially owned by such shareholder in favor of the merger and the approval and adoption of the merger agreement at the special meeting, against any takeover proposal, any amendment to our organizational documents or any other proposal or transaction involving the Company or its subsidiaries that would materially impede the consummation of the merger or change the percentage of the voting rights of our common shares that would be required to approve and adopt the merger agreement. Each of these management shareholders has granted to ITT and its designees an irrevocable proxy to vote such management shareholder’s common shares during the term of the shareholder voting agreements. In addition, each of these management shareholders has agreed, during the term of the shareholder voting agreements, not to directly or indirectly transfer any common shares owned by such management shareholder and not to enter into any other voting arrangements with respect to his or her common shares.

The shareholder voting agreements will automatically terminate on the earlier of (a) the effective time of the merger, (b) the termination of the merger agreement in accordance with its terms and (c) any amendment or other modification of the merger agreement (without prior consent) that reduces the amount of the merger consideration or provides that the merger consideration be payable otherwise than in cash without the prior consent of the shareholder party to the voting agreement.

The foregoing summary of the shareholder voting agreements does not purport to be complete and is qualified in its entirety by reference to the form of shareholder voting agreement attached as Annex B to this proxy statement.

Options and Other Incentive Awards

Stock Options and SSARs. Our directors and executive officers hold options to purchase our common shares, all of which are currently vested and exercisable, and our executive officers and other employees hold SSARs, a portion of which are not currently vested or exercisable. In accordance with the terms of the merger agreement, the Board of Directors (or an appropriate committee) is required to adopt resolutions or take actions required to provide that, at the effective time of the merger, each outstanding option to acquire our common shares and each outstanding SSAR (whether or not vested or subject to restrictions) will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the exercise price per share of common shares subject to such stock option or the grant price per share of common shares subject to such SSAR, multiplied by the number of shares issuable under such stock option or SSAR, without interest and less any applicable withholding taxes.

Restricted Shares. Restricted common shares and contractual rights to future grants of restricted shares have been issued to our executive officers and certain other employees as long-term equity compensation. In accordance with the terms of the merger agreement, the Board of Directors (or an appropriate committee) is required to adopt resolutions or take actions required to provide that, at the effective time of the merger, (1) each outstanding contractual right to future grants of restricted shares will be converted into the right to receive an amount of cash equal to $56.00 multiplied by the number of shares issuable under such contractual right, without interest and less any applicable withholding taxes, and (2) the vesting of each outstanding unvested restricted share (with certain exceptions described in this proxy statement) will be accelerated and all restrictions with respect to each such restricted share will terminate, and each such restricted share will be canceled and converted into the right to receive $56.00.

Deferred Stock Units. Two of our directors defer their compensation for serving as a director of the Company into stock units. At the effective time of the merger, each of such deferred stock units will be canceled and converted into the right to receive $56.00.

In addition to payment of the $56.00 per share merger consideration for our common shares beneficially owned by them, our directors and executive officers will be entitled to receive (assuming, for purposes of the tables set forth below only, that the merger is completed by February 1, 2008) the following amounts in respect of the following incentive awards held by them as of September 30, 2007: (1) each stock option that would be vested as of the date of payment; (2) each stock option that would be unvested as of the date of payment; (3) each SSAR that would be vested as of the date of payment; (4) each SSAR that would be unvested as of the date of payment; and (5) each restricted share and each contractual right to a future grant of restricted shares that would be accelerated and paid as of the date of payment:

Executive Officers and Directors	Stock Option Amounts (1)($)		SSAR Amounts (2)($)		Restricted Share Amounts (3)($)
	Vested Options	Unvested Options	Vested SSARs	Unvested SSARs
James M. Smith	5,071,725	—	—	232,800	2,632,000
Frederic B. Bassett	174,750	—	—	186,240	812,000
Lisa M. Palumbo	329,000	—	—	186,240	924,000
Frank W. Otto	144,900	—	—	—	924,000
Patricia D. Comiskey	435,837	—	—	155,200	672,000
Milo W. Hyde III	921,563	—	—	124,160	364,000
George Fox	600,837	—	—	—	210,000
Jon Anderson	242,719		—	155,200	560,000
Robert E. Allen	1,392,975	—	—	—	—
Robert Alvine	1,392,975	—	—	—	—
John A. Gordon	426,900	—	—	—	—
Robert M. Hanisee	1,392,975	—	—	—	—
Michael J. Hegarty	1,392,975	—	—	—	—
Leslie F. Kenne	891,300	—	—	—	—
Paul J. Kern	505,150	—	—	—	—
Ronald L. Leach	1,052,500	—	—	—	—
James Roth	1,018,230	—	—	—	—
Robert S. Tyrer	715,450	—	—	—	—
Robert Walmsley	719,850	—	—	—	—
Total	18,822,611	—	—	1,039,840	7,098,000

(1)	Represents the $56.00 per share merger consideration less the applicable option exercise price with respect to all outstanding options held by such director or executive officer.

(2)	Represents the $56.00 per share merger consideration less the applicable grant price with respect to all outstanding SSARs held by such director or executive officer.

(3)	Represents the value of restricted shares and contractual rights to future grants of restricted shares, calculated based on the $56.00 per share merger consideration.

Actual amounts may be higher or lower than the amounts set forth above, depending on the actual date that the merger is completed. The values set forth above are based on the assumption that all outstanding equity awards will be cashed out in connection with the merger, and that no additional equity awards are made prior to the merger.

For information on the common shares beneficially owned by our directors and executive officers and all of our directors and executive officers as a group, including common shares subject to stock options, SSARs, restricted shares and contractual rights to future grants of restricted shares, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 61.

Severance Arrangements

Severance Benefit Plan. We have a severance benefit plan which covers all EDO corporate office employees, including each of our named executive officers. In the event of a termination of employment for position elimination or lack of work (but not for resignation, retirement, death or disability), each participant is paid a severance benefit of from two weeks to six months of base salary, depending upon their length of service. This payment is in addition to any severance or other benefits payable pursuant to the employment and change of control agreements described below. Under the merger agreement, the surviving corporation is required to provide to any employee whose employment is terminated within eighteen months following the effective time of the merger with severance benefits that are substantially equivalent in the aggregate to the severance benefits currently provided under our employee benefits plans.

In the event of a change of control of the Company, such as following the consummation of the merger, if the participating executive officer continues in essentially the same position after the change of control, no severance or change in control payments would be payable.

Employment Agreement of James M. Smith. Pursuant to the employment agreement of Mr. James M. Smith, our Chairman, President and Chief Executive Officer, if Mr. Smith’s employment is terminated by him for “good reason” (as defined in the employment agreement), including a change in control of the Company with a subsequent termination or constructive termination of his employment, or is terminated by the Company for any reason other than death, disability, “cause” (as defined in the employment agreement), or mutual written agreement, the Company, or its successor, will pay to and/or provide for Mr. Smith the following severance payments and benefits, in lieu of any other payments or benefits due to him: (1) a single cash payment equal to three times the sum of (i) Mr. Smith’s annual base salary and (ii) the higher of the average of the annual bonuses paid to Mr. Smith for the three years preceding the termination of his employment or the amount of the annual bonus actually paid to Mr. Smith in the previous year; (2) continuation of employee health and welfare benefits for three years following termination of employment; (3) a benefit payable under the Company’s Supplemental Executive Retirement Plan (referred to in this proxy statement as the “SERP”) or other nonqualified arrangement equal to the benefit that he would have received under the Company’s qualified or nonqualified pension plans had he remained employed to the maximum period of credited service allowed under the plan and as to the qualified plans, no additional credited service other than as may be credited to all plan participants; (4) acceleration of all grants made under the EDO Corporation Long-Term Incentive Plans; (5) continuation of Mr. Smith’s housing payment for six months; (6) payment of any accrued vacation (in accordance with Company policy for all employees); (7) continuation of automobile insurance for the life of the automobiles covered at the time of the termination; and (8) a gross-up payment, if any, of the amounts that he receives that are subject to the excise tax on excess parachute payments under Section 280G of the Internal Revenue Code (referred to in this proxy statement as the “Code”).

As part of the employment agreement, Mr. Smith has agreed to a restrictive covenant that becomes effective after the termination of his employment and provides that, for a period of two years following the termination of his employment, Mr. Smith will not provide services to a competing business without the Company’s consent and will not attempt to solicit or otherwise interfere with the relationship between the Company and its customers and employees.

If the merger is completed, it will constitute a change in control of the Company for purposes of Mr. Smith’s employment agreement.

Change of Control Agreements. We have entered into change of control agreements with all of our executive officers, including all of the named executive officers (except Mr. Smith, whose change in control provisions are governed by his employment agreement, as discussed above). The change of control agreements provide for severance benefits in the event employment is terminated by the Company or the officer resigns for “good reason” (as defined in the change of control agreement) within eighteen months following a “change in control” (as defined in the change of control agreements) unless termination is on account of death, retirement or termination for cause. Each executive officer’s change of control agreement provides severance benefits that include an amount equal to one and one-half times the sum of: (i) the executive officer’s annual base salary and (ii) either (x) 20% of the executive officer’s base salary, or (y) the highest percentage of base salary paid as a bonus to the executive officer over the prior three years, whichever is greater, plus payment of the executive’s full base salary earned from the beginning of the year in which the date of termination occurred through the date of termination multiplied by the greater of (x) 20% or (y) a percentage that is equal to the highest percentage of base salary paid as a bonus to the executive for any of the three calendar years preceding the calendar year in which the termination occurs, in either case reduced by any cash bonuses previously paid to the executive by the Company for the calendar year in which the date of termination occurs. In addition, for one and one-half years after the date of such termination of employment, we are required to maintain in full force and effect, and the executive will continue to a participant in, all group life, health, and accident and disability insurance, and other employee benefit plans, programs and arrangements in which the executive was entitled to participate immediately prior to the date of termination, other than the EDO Corporation Employees Pension Plan and the EDO Corporation Employee Investment and Employee Stock Ownership Plan.

The change of control agreements also provide for the acceleration of vesting for Long-Term Incentive Plan awards and payment of legal fees incurred by the executive officers to enforce their rights under the change of control agreements, if necessary, and for additional compensation to take into account the effect of any excise tax on executive officers’ net benefits under the change of control agreements and the Company’s other benefit plans. If the merger is completed, it will constitute a change in control of the Company for purposes of the change of control agreements with our executive officers, which may result in payment of change in control benefits in the event of the termination of their employment by the Company or resignation for good reasons within eighteen months after the effective time of the merger.

Employee Benefits

Under the merger agreement, for a period of eighteen months from the effective time of the merger, the surviving corporation will be obligated to provide our employees who continue as employees of the surviving corporation, its subsidiaries or ITT during such period total compensation and employee benefits that are substantially equivalent in the aggregate to those currently provided by us or our subsidiaries, except that employees who are subject to agreements with specific compensation, benefits and payments will be provided such compensation, benefits and payments in accordance with such agreements. The surviving corporation will provide to any employee whose employment is terminated within eighteen months following the effective time of the merger with severance benefits that are substantially equivalent in the aggregate to the severance benefits currently provided under our employee benefits plans. See “THE MERGER AGREEMENT—Employee Matters” beginning on page 57.

ESOP

Under the merger agreement, prior to the completion of the merger, we will make a cash contribution to the EDO Corporation Employee Investment and Employee Stock Ownership Plan, as amended and restated effective January 1, 2007 (referred to in this proxy statement as the “ESOP”), in an amount equal to all remaining principal and interest outstanding under the ESOP loan note executed by the predecessor to the current trustee. In addition, the Company will make the “special payment” to the ESOP in an amount not to exceed $2,261,461 as specified in the implementation agreement, entered into on July 17, 2001, between the Company and the predecessor to the current trustee of the ESOP, with respect to the ESOP. We will also take such actions and execute such amendments to the ESOP, the trust agreement relating to the ESOP and any other related documents as may be required to cause the ESOP trustee to repay the ESOP loan and allocate to participants in the ESOP prior to the closing of the merger all unallocated shares released from the ESOP loan suspense account as a result of the loan repayment.

Each of our executive officers participates in the ESOP and will receive an allocation of shares under the ESOP. The shares held in the ESOP, including the shares allocated to the accounts of our officers or directors and the unallocated shares, will be entitled to receive payment of the $56.00 per share merger consideration. Any such amendments made to the ESOP or other documents relating to the method of allocation of the shares so released, or any decision by us that any such amendments are not required, will be subject to the review and approval of ITT (which approval will not be unreasonably withheld, delayed or conditioned), as well as any necessary approvals by the ESOP trustee. See “THE MERGER AGREEMENT—Employee Matters” beginning on page 57.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that ITT will cause the surviving corporation to maintain our existing indemnification and exculpation provisions with respect to our present and former directors and officers for all losses or liabilities arising out of actions or omissions occurring at or prior to the merger, as provided in our organizational documents and any disclosed indemnification agreements, until the expiration of the applicable statute of limitations with respect to any claims against our directors or officers arising out of such acts or omissions. For a period of six years following the effective time of the merger, ITT will be required to maintain our current directors’ and officers’ liability insurance covering each person currently covered by such insurance policy for acts or omissions occurring prior to the effective time of the merger. ITT will have the right to substitute the insurance policies, the material terms of which cannot be less favorable in any material respect to our directors and officers than the insurance coverage otherwise required to be provided prior to the effective time of the merger. ITT will not have to pay aggregate annual premiums in excess of an amount equal to 300% of the annual premiums paid by us for such insurance. If such premium exceeds 300%, ITT will nevertheless be obligated to provide the most advantageous coverage as may be obtained for an amount equal to 300% of such annual premiums. Our former and present directors and officers may enforce this provision against ITT. See “THE MERGER AGREEMENT—Directors’ and Officers’ Indemnification and Insurance” beginning on page 57.

Ownership of ITT Stock

One of our directors, Robert M. Hanisee, owns less than 1% of the total outstanding shares of ITT common stock.

Financing of the Merger

ITT has advised us that it estimates that the total amount of funds necessary to complete the proposed merger and the related transactions is approximately $1.7 billion, which is expected to be funded with cash held by ITT as well as with the proceeds of the $750 million senior unsecured bridge loan facility described below. The total amount includes approximately $1.6 billion to be paid to our shareholders (including holders of common shares issued upon conversion of the Convertible Notes, as described below) and holders of other outstanding equity-based interests, with the remaining funds to be used to pay customary fees and expenses in connection with the proposed merger, ITT’s financing arrangements and the related transactions.

ITT has advised us that it received a debt financing commitment from UBS and UBS Securities LLC, which provides for a $750 million senior unsecured bridge loan facility to finance the payment of the merger consideration, the repayment or refinancing of certain debt of ITT outstanding on the closing date of the merger, and the payment of fees and expenses in connection with the foregoing transactions. The bridge loan facility is conditioned on the merger being consummated prior to April 3, 2008, as well as a number of customary conditions, including:

•	the absence of a material adverse change at ITT;

•	the execution of satisfactory definitive documentation for the facility;

•	the absence of amendments or waivers to the merger agreement to the extent materially adverse to UBS, unless consented to by UBS;

•	payment of fees and expenses;

•	absence of certain defaults or events of default or material breach of certain representations; and

•	the receipt of specified financial statements of ITT.

We anticipate that the holders of the Convertible Notes will convert them into our common shares prior to the completion of the merger. Common shares issued upon conversion of the Convertible Notes will be treated in the same manner as any other issued and outstanding common shares and will be converted at the effective time of the merger into the right to receive the $56.00 per share merger consideration.

The Convertible Notes are presently convertible, at the option of the holder at any time prior to maturity, into approximately 5.9 million of our common shares in the aggregate. In addition, pursuant to the first supplemental indenture governing the Convertible Notes, as a result of the merger, during the period commencing on the date of the written notice described in the next paragraph and ending on the closing date of the merger, the Convertible Notes will become convertible into additional common shares worth up to $8.9 million in the aggregate (depending on the timing of closing the merger and based on the merger consideration of $56.00 per share). Assuming all of the outstanding Convertible Notes are converted into our common shares prior to the completion of the merger, common shares issued upon conversion of the Convertible Notes will be entitled to receive merger consideration in the amount of up to $338.5 million in the aggregate (depending on the timing of closing the merger and based on the merger consideration of $56.00 per share).

Under the first supplemental indenture, we are required to give a written notice to the holders of the Convertible Notes and the trustee not later than 25 trading days prior to the anticipated effective date of the merger, which notice must state, among other things, whether we elect to have the Convertible Notes convert into shares of ITT common stock. We have no present intention of making such election.

Under the merger agreement, the consummation of the merger is subject to the condition that the trustee of the Convertible Notes execute a second supplemental indenture pursuant to which the Convertible Notes will be convertible after the effective time of the merger only into cash. The first supplemental indenture requires the Company and the trustee to execute such an instrument in connection with the merger, without the consent of the holders of the Convertible Notes.

Under the first supplemental indenture, within 30 days after the completion of the merger, the Company is required to give a written notice to the trustee and any holders of the Convertible Notes who do not convert their Convertible Notes into common shares prior to the effective time of the merger, which notice must advise such holders, among other things, of the consummation of the merger. During the period commencing on the closing date of the merger and ending on the date that is 45 days after the date of the notice described in the preceding sentence, the Convertible Notes will be convertible into cash at a conversion price of up to $1,683.00 per $1,000 of principal amount of the Convertible Notes (depending on the timing of closing the merger). After the expiration of such period, the Convertible Notes will be convertible into cash at a conversion price of approximately $1,638.00 per $1,000 of principal amount of the Convertible Notes.

We currently have indebtedness in the aggregate amount of approximately $160.5 million, which consisted, as of September 30, 2007, of (1) $144.0 million outstanding under our five-year revolving credit facility with a consortium of banks led by Citibank, N.A., as the administrative agent, Bank of America, N.A., as the documentation agent, and Wachovia Bank, N.A., as the syndication agent, (2) $5.0 million outstanding under a non-negotiable promissory note issued by us in connection with our acquisition of NexGen Communications LLC in December 2005 and (3) approximately $11.5 million outstanding under a non-negotiable promissory note issued by us in connection with our acquisition of Impact Science and Technology, Inc. in September 2006. The merger agreement permits us to amend the revolving credit facility described in clause (1) above prior to the closing in order to increase the borrowing limit by up to $100 million. The promissory notes described in each of clauses (2) and (3) above will remain outstanding following the completion of the merger.

Regulatory Matters

HSR Act

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until we and ITT file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. At any time before or after completion of the merger, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of us or ITT. At any time before or after the completion of the merger, and notwithstanding the expiration or the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of us or ITT. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

On October 9, 2007 and October 10, 2007, ITT and the Company, respectively, each filed a Notification and Report Form with the DOJ and the FTC and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on November 9, 2007.

There can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Foreign Antitrust Approvals

The consummation of the merger also requires approvals by and/or filings with antitrust authorities in certain non-U.S. jurisdictions, including Germany and Austria.

New Jersey Industrial Site Recovery Act

With respect to certain real property of the Company located in Parsippany, New Jersey, the parties’ obligation to complete the merger is subject to the condition that we deliver to ITT either a written determination from NJDEP that the merger is not subject to ISRA or written evidence reasonably satisfactory to ITT that we have complied with ISRA. We are responsible (at our sole cost and expense) for complying with ISRA in connection with the merger agreement, which includes giving written notice of the transaction to NJDEP within five days after the date of the merger agreement and making any further submittals required under ISRA, unless we obtain a letter of non-applicability from NJDEP as provided under ISRA and reasonably acceptable to ITT. On September 21, 2007, we filed with NJDEP a General Information Notice under ISRA in connection with the merger agreement.

Federal Acquisition Regulation

Section 52.215-19 of the Federal Acquisition Regulation (referred to in this proxy statement as the “FAR”) provides that, when a government contractor becomes aware that a change in its ownership has occurred, or is certain to occur, that could result in changes to the valuation of its capitalized assets in the accounting records, or whenever changes to asset valuations or any other cost changes have occurred or are certain to occur as a result of a change in ownership, the government contractor must notify the Administrative Contracting Officer (ACO) in writing within 30 days. Accordingly, if the merger agreement is approved and adopted by our shareholders, the surviving corporation will be required to notify the ACO within 30 days after the date of such approval and adoption.

The FAR is the primary regulation used by all federal executive agencies in their acquisition of supplies and services with appropriated funds. The FAR became effective on April 1, 1984 and is issued within applicable laws under the joint authorities of the Administrator of General Services, the Secretary of Defense, and the Administrator for the National Aeronautics and Space Administration, under the broad policy guidelines of the Administrator, Office of Federal Procurement Policy, Office of Management and Budget.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common shares. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of our common shares who is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•

a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If an entity treated as a partnership holds our common shares, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. A partner of a partnership holding our common shares should consult its tax advisor.

This discussion is based on the Code, applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold our common shares as capital assets, and may not apply to beneficial owners who hold our common shares received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, directly or indirectly through constructive ownership or otherwise, in ITT or us after the merger, or to certain types of beneficial owners who may be subject to special rules (including, for example, insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships or other pass-through entities, S corporations, retirement plans, regulated investment companies, real estate investment trusts, traders or dealers in securities or currencies, shareholders subject to the alternative minimum tax, shareholders that have a functional currency other than the U.S. dollar, U.S. expatriates, non-U.S. holders who actually or constructively own or have owned more than 5% of our common shares at any time during the five-year period ending at the effective time of the merger, or shareholders who hold our common shares as part of a hedge, straddle or a constructive sale or conversion transaction).

This discussion does not address the receipt of cash in connection with the cancellation of restricted shares, SSARs or options to purchase our common shares, or any other matters relating to equity compensation, employee stock ownership plans or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of our common shares for cash pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose common shares are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains recognized by individuals are subject to a maximum U.S. federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments to which a non-corporate shareholder is entitled under the merger agreement, unless the shareholder provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. Cash received pursuant to the merger may also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation whose gain is described in the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Backup withholding of tax may apply to the cash received by a non-U.S. shareholder in the merger, unless such holder establishes an exemption in a manner satisfactory to the relevant withholding agent (and the relevant withholding agent does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received pursuant to the merger will also be subject to information reporting, unless an exemption applies.

The foregoing discussion of the U.S. federal income tax consequences of the merger is not intended to constitute a complete description of all tax consequences relating to the merger and is included for general information purposes only. Shareholders should consult their own tax advisors regarding the U.S. Federal, state and local and foreign income and other tax consequences of the merger.

No Appraisal Rights

Section 910(a)(1)(A)(iii) of the NYBCL provides that the right to receive payment of the fair value of shares in connection with a merger is not available to a shareholder for any class or series of shares that, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote on the merger, were listed on a national securities exchange. As of November 2, 2007, the record date for the special meeting, our common shares were listed on the NYSE. Accordingly, no appraisal rights will be available to our shareholders in connection with the merger.

Litigation Relating to the Merger

On October 15, 2007, one of our shareholders, the City of Bethlehem Aggregated Pension Fund filed in the Supreme Court of the State of New York, New York County, a putative shareholder class action against the Company and the individual members of the Board of Directors. The complaint alleges, among other things, that the proposed acquisition of the Company by ITT substantially undervalues our common shares and unfairly benefits the Company’s insiders. The plaintiff seeks injunctive relief with regard to the proposed acquisition. On November 1, 2007, the plaintiff filed an amended complaint. We believe that the allegations in the complaint are without merit, and we intend to defend against them vigorously.

On October 26, 2007, one of our shareholders, Mr. Samuel Pill, filed in the Supreme Court of the State of New York, New York County, a putative shareholder class action against the individual members of our Board of Directors, the Company, ITT and Merger Sub. The complaint alleges, among other things, that the $56.00 per share merger consideration is inadequate and unfair to the public shareholders of the Company and that the preliminary proxy statement filed by the Company on October 23, 2007 failed to disclose material non-public information concerning the financial position and prospects of the Company. The plaintiff seeks injunctive relief with regard to the proposed transaction. We believe that the allegations in the complaint are without merit, and we intend to defend against them vigorously.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. This section may not contain all of the information about the merger agreement that is important to you. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The Merger

At the effective time of the merger, Merger Sub, a direct wholly-owned subsidiary of ITT, will be merged with and into the Company, with the Company as the surviving corporation. Upon completion of the merger, the Company will become a wholly-owned subsidiary of ITT. The merger will become effective when a certificate of merger, in the form required by the relevant provisions of New York law, has been filed with the Secretary of State of the State of New York, or at such later time as we and ITT may agree and specify in the certificate of merger.

The Surviving Corporation

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of the Company will become the officers of the surviving corporation. Upon completion of the merger, the certificate of incorporation and bylaws of the surviving corporation will each be amended and restated to be substantially in forms attached as Exhibit A and Exhibit B, respectively, to the merger agreement.

Merger Consideration

At the effective time of the merger, each outstanding common share of the Company (other than any common shares held by us as treasury shares or any common shares held by ITT or Merger Sub) will be automatically canceled and converted into the right to receive $56.00 in cash, without interest and less any applicable withholding tax. Each outstanding common share that is owned directly by any of our subsidiaries or any subsidiary of Merger Sub or ITT (other than Merger Sub) will be converted into and become one common share of the surviving corporation.

Treatment of Options and Other Incentive Awards

As soon as practicable after the date of the merger agreement, the Board of Directors (or an appropriate committee) will adopt resolutions or take actions required to provide that, at the effective time of the merger:

•

each outstanding option to purchase our common shares (whether or not vested or subject to restrictions) will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the exercise price per share of the common shares subject to such stock option multiplied by the number of common shares issuable under such stock option, without interest and less any applicable withholding taxes;

•

each SSAR (whether or not vested or subject to restrictions) will be converted into the right to receive an amount of cash equal to the excess, if any, of $56.00 over the grant price per share of common shares subject to such SSAR, multiplied by the number of common shares issuable under such SSAR, without interest and less any applicable withholding taxes;

•

each outstanding contractual right to future grants of restricted shares will be converted into the right to receive an amount of cash equal to $56.00 multiplied by the number of common shares issuable under such contractual right, without interest and less any applicable withholding taxes; and

•

the vesting of each outstanding unvested restricted share (other than certain restricted shares issued in connection with the Company’s acquisitions of CAS, Inc. and Impact Science and Technology, Inc., which will convert into restricted cash in the amount of $56.00 per share, which will be payable to the holders of such restricted shares in accordance with the terms of their respective restricted share agreements) will be accelerated and all restrictions with respect to each such restricted share will terminate, and each such restricted share will be canceled and converted into the right to receive $56.00.

Representations and Warranties

The merger agreement contains representations and warranties made by us to ITT and Merger Sub, and representations and warranties made by ITT and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations and warranties that we made are qualified by certain information that we filed with the SEC, as well as by confidential disclosure letter that we delivered to ITT and Merger Sub concurrently with the signing of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Representations and Warranties of the Company

Our representations and warranties set forth in the merger agreement relate to, among other things, the following matters:

•	our and our subsidiaries’ organization, existence, good standing, corporate power and similar corporate matters;

•	capitalization of the Company, subsidiaries and other equity interests, valid issuance and agreements with respect to common shares;

•	authorization, execution, delivery, performance, validity and enforceability of the merger agreement and the transactions contemplated in the merger agreement;

•	required consents and approvals and absence of conflicts with our organizational documents and agreements;

•	compliance of SEC filings with applicable requirements and no material misstatements or omissions in SEC filings;

•	absence of material undisclosed liabilities;

•	absence of undisclosed material changes;

•	absence of undisclosed material litigation;

•	compliance with applicable laws and regulations;

•	environmental matters;

•	employee benefit plans and compliance with ERISA;

•	tax matters;

•	voting requirements to approve and adopt the merger agreement;

•	absence of state takeover statutes other than Section 912 of the NYBCL;

•	brokers;

•	receipt of opinion of financial advisor;

•	intellectual property matters;

•	insurance;

•	real and personal property;

•	labor matters and relations with employees;

•	material contracts;

•	government contracts;

•	government-furnished property or equipment;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977;

•	compliance with laws and regulations implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (referred to in this proxy statement as “OFAC”); and

•	compliance with export control laws and regulations.

Many of our representations and warranties set forth in the merger agreement are qualified by materiality or “material adverse effect.” “Material adverse effect” means any facts, changes, developments, effects, conditions, occurrences or non-occurrences that have been or would reasonably be expected to (i) be material and adverse to the business (including the reasonable expectations of our management with respect to any program or award publicly announced as of the date of the merger agreement), assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole (or, following the merger, ITT and its affiliates, taken as a whole), or (ii) prevent or materially impede the completion of the merger. There are a number of categories, facts, changes or occurrences that would not result in a material adverse effect, including:

(1)	changes in applicable laws;

(2)	changes in appropriations arising from any U.S. fiscal year or supplementary budget or from any foreign government budgets;

(3)	changes in global, national or regional political conditions;

(4)	changes in the aerospace and defense industry generally;

(5)	changes in the financial or securities markets or the economy;

(6)	changes in GAAP or regulatory accounting requirements;

(7)	losses of employees or customers to the extent resulting from the announcement or existence of the merger agreement, the merger and the transactions contemplated in the merger agreement;

(8)	actions taken by the Company or any of its subsidiaries that are required pursuant to the merger agreement; or

(9)	actions or omissions taken by us at the specific direction of ITT.

In the case of exclusions (1) through (5) above, if the fact, change or occurrence has a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, compared with other companies operating in the same industry, it may nonetheless constitute a material adverse effect.

In addition, a number of our representations are qualified by “Knowledge of the Company,” which is defined as the actual knowledge of specified executive officers of the Company.

Representations and Warranties of ITT and Merger Sub

The representations and warranties of ITT and Merger Sub set forth in the merger agreement relate to, among other things, the following matters:

•	organization, existence, good standing, corporate power and similar corporate matters;

•	ownership of the capital shares of Merger Sub;

•	authorization, execution, delivery, performance, validity and enforceability of the merger agreement and the transactions contemplated in the merger agreement;

•	absence of prior business of Merger Sub;

•	availability of sufficient financing;

•	absence of litigation that materially impairs the ability of ITT or Merger Sub to consummate the merger;

•	voting requirements to approve the merger;

•	brokers;

•	compliance with international trade and export controls maintained by OFAC; and

•	ownership of our common shares by ITT and Merger Sub.

Covenants Regarding Conduct of Our Business

During the period between the signing of the merger agreement and the closing of the merger, we must use our commercially reasonable efforts to carry on, and to cause our subsidiaries to carry on, our respective businesses in the ordinary course substantially consistent with past practice, to preserve our assets and technology in accordance with present practices, ordinary wear and tear excepted, to keep available the services of our current officers and key employees and preserve our relationships with customers, suppliers, and others having significant business dealings with us.

During such period, we are also prohibited (subject to certain exceptions specified in the merger agreement) from taking certain actions without ITT’s consent (which may not be unreasonably withheld, delayed or conditioned), including:

•	declaring dividends or making distributions, other than intra-company dividends and regular quarterly dividends;

•	splitting, combining or reclassifying the equity interests of the Company or any of our subsidiaries;

•	redeeming, purchasing or acquiring capital shares or other equity interests of the Company or our subsidiaries;

•

issuing, delivering, selling, pledging or otherwise encumbering any common shares of the Company or other equity or voting interests or rights to acquire any equity interests, other than certain normal and off-cycle grants of SSARs and restricted shares to employees (subject to certain caps and except that off-cycle grants cannot be made to executive officers or directors);

•	amending our certificate of incorporation or bylaws (or similar organizational documents of our subsidiaries);

•

acquiring or purchasing all or a substantial portion of the assets of another person or assets that are material to us and our subsidiaries, taken as a whole, other than purchases of raw materials, equipment, supplies and inventory to satisfy the output requirements of government contracts or acquisitions in the ordinary course of business consistent with past practice;

•

incurring or guaranteeing any indebtedness, issuing or selling any debt instruments or entering into any “keep-well” agreement, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or making any loans to, capital investments or contributions in another person;

•	making any new capital expenditures except in the ordinary course of business consistent with past practice and current plans;

•

subject to certain exceptions, paying, discharging or settling any material claims, liabilities or obligations (except in individual amounts of $1.0 million and an aggregate amount not to exceed $3.5 million (provided that we make no admission of guilt)) or waiving, releasing or transferring any right of material value or benefits;

•

subject to certain exceptions, with respect to employees or directors of the Company or any of its subsidiaries, (i) granting any loans or increasing compensation (including incentive compensation), benefits or perquisites, (ii) granting any increase in severance or termination pay or termination benefits, (iii) entering into any employment, loan, retention, consulting, indemnification or similar agreement, (iv) entering into any change of control, severance, termination or similar agreement, (v) amending, waiving or otherwise modifying in any material respect any of the terms of any options, warrants, stock option plans, (vi) taking any action to fund or secure the payment of compensation or benefits under any employee plan or other contract, (vii) taking any action to accelerate the allocation of or eligibility for benefits or the vesting or payment of any compensation or benefit under any employee plan or other contract or (viii) establishing or amending any employee plan or trust agreement or other operative document relating to any employee plan;

•	taking any action that is intended to result in any condition to the merger not being satisfied;

•

terminating or otherwise materially modifying its relationship with any material supplier or decreasing materially the products or services provided by such supplier other than in the ordinary course of business consistent with past practice;

•

terminating or otherwise materially modifying its relationship with any material customer or decreasing materially the sale of products or services from the Company to any such customer other than in the ordinary course of business consistent with past practice;

•	adopting any shareholder rights plan, “poison pill” antitakeover plan or other similar plan;

•

making any material change in financial accounting methods, principles or practices, except as may be required by GAAP or applicable law or regulations, except any changes in the ordinary course of business consistent with past practice;

•

within 90 days prior to the closing, taking any action affecting any site of employment, facility, operating unit or employee of the Company that would trigger the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988; or

•	writing up, writing down or writing off the book value of any material assets, other than in the ordinary course of business consistent with past practice or as required by GAAP consistently applied.

During the period between signing and closing, we will also be required to promptly notify ITT of any claim, investigation or audit relating to material tax matters. During this time, we will be prohibited, absent ITT’s prior consent, from settling any material tax claims, making any material tax election, changing any material method of tax accounting or amending any tax return in a manner that is material, in each case other in the ordinary course of business and consistent with past practice.

During the period between signing and closing, we will also be required to inform ITT of any events that would reasonably be expected to have a material adverse effect.

Restrictions on Solicitation of Takeover Proposals

The merger agreement provides that we may not (i) solicit or initiate or take any other action knowingly to facilitate or encourage any takeover proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any takeover proposal.

A “takeover proposal” means any inquiry, proposal or offer from any person (other than ITT or its affiliates) relating to any acquisition of 15% or more of our total assets or 15% or more of our outstanding common shares.

However, before our shareholders vote to approve and adopt the merger agreement, the Board of Directors may, in response to a bona fide unsolicited, written takeover proposal that the Board of Directors determines in good faith after consultation with its outside legal counsel and financial advisor constitutes or is reasonably likely to lead to a “superior proposal,” and that did not result from a breach by us of our obligation not to facilitate or encourage takeover proposals, furnish information to the person making such takeover proposal under a customary confidentiality agreement or participate in negotiations or discussions with such person regarding the takeover proposal, provided that the Board of Directors determines in good faith after consultation with its outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law. We are permitted to provide the third party in connection with its takeover proposal with information that was not shared with ITT due to competition concerns or prohibition of such disclosure to ITT under applicable law.

The merger agreement requires us to advise ITT within 24 hours, orally and in writing, of the receipt of any takeover proposal or of any request for information or inquiry that we have reason to believe may lead to or contemplates a takeover proposal, the material terms and conditions of any such takeover proposal, request or inquiry, the identity of the person making such takeover proposal, request or inquiry, and any action taken or proposed to be taken by us in response to such takeover proposal, request or inquiry. We are also required to take all reasonable steps to keep ITT informed of any material developments, discussions and negotiations regarding such takeover proposal, request or inquiry.

Change of Recommendation in Connection with a Superior Proposal

The merger agreement provides that neither the Board of Directors nor any committee thereof may (i) withdraw, withhold or qualify (or modify in a manner adverse to ITT or Merger Sub) or propose publicly to withdraw, withhold or qualify (or modify in a manner adverse to ITT or Merger Sub) its recommendation or declaration of advisability of the merger agreement or the merger, or recommend the approval or adoption of, or propose publicly to recommend the approval or adoption of, any takeover proposal, or withdraw its approval of the merger or propose publicly to withdraw its approval of the merger, or (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement constituting or related to, or that would reasonably be expected to lead to, a takeover proposal.

Notwithstanding the foregoing, at any time before our shareholders vote to approve and adopt the merger agreement, the Board of Directors may, if it determines in good faith, after consultation with its outside legal counsel, that it would be inconsistent with fulfilling its fiduciary duties under applicable law for it not to do so, in response to a superior proposal that did not result from a breach by us of our obligation not to facilitate or encourage acquisition proposals, (i) withdraw, withhold or qualify (or modify in a manner adverse to ITT or Merger Sub) or propose publicly to withdraw, withhold or qualify (or modify in a manner adverse to ITT or Merger Sub) its recommendation or declaration of advisability of the merger agreement or the merger, or recommend the approval or adoption of, or propose publicly to recommend the approval or adoption of, the superior proposal or withdraw its approval of the merger or propose publicly to withdraw its approval of the merger (any of the foregoing actions, an “adverse change of recommendation”) or (ii) cause the Company to terminate the merger agreement and concurrently enter into an acquisition agreement to accept the superior proposal and pay a termination fee to ITT. However, such termination will be ineffective unless the Company complies with certain requirements of the merger agreement, including giving ITT not less than five business days prior to such termination to propose changes to the merger agreement that would result in the superior proposal no longer being a superior proposal.

The merger agreement does not prohibit us from taking and disclosing to our shareholders our position with respect to a takeover proposal or from making any other disclosure to our shareholders if, in the good faith judgment of the Board of Directors, after consultation with outside legal counsel, failure to make such disclosure would be reasonably likely to be inconsistent with applicable law, provided that any disclosure (other than a “stop-look-and-listen” communication to our shareholders) will constitute an adverse change of recommendation unless the Board of Directors either expressly rejects the takeover proposal or expressly reaffirms its recommendation in favor of the merger.

Conditions to the Merger

The completion of the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been approved and adopted by the affirmative vote of the holders of at least two-thirds of our issued and outstanding common shares;

•	we must have delivered to ITT either a written determination from NJDEP that the merger is not subject to ISRA or written evidence reasonably satisfactory to ITT that the we have complied with ISRA;

•	any waiting periods (together with any extensions) under the HSR Act must have expired or been terminated;

•	any other required antitrust or merger control clearances, consents or approvals of any other jurisdiction must have been granted by the relevant authorities;

•

no law, judgment, injunction, rule, regulation or other order (whether temporary, preliminary or permanent) issued by any governmental entity that prevents or prohibits the completion of the merger may be in effect;

•

the parties’ respective representations and warranties contained in the merger agreement must be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

•	the parties must have performed in all material respects all obligations that each of them is required to perform under the merger agreement at or prior to the closing date;

•

there must be no suit, action or proceeding by any governmental entity based on non-competition, antitrust or pre-merger notification laws challenging the acquisition of the Company by ITT or seeking to restrain or prohibit the completion of the merger;

•	there shall have been no Material Adverse Effect since the date of the merger agreement; and

•	the trustee of the Convertible Notes must have executed a supplemental indenture pursuant to which the Convertible Notes will be convertible only into cash following the effective time of the merger.

Termination

The merger agreement may be terminated:

•	by mutual written consent of the parties;

•	by either party, if:

•

the merger is not consummated on or before March 16, 2008 (provided that such date may be extended, at the election of either party, if all conditions other than those related to obtaining HSR Act clearance or any required foreign antitrust or merger control clearances, consents or approvals are satisfied or waived, for an additional period of three months or until HSR Act clearance or such foreign antitrust or merger control clearances, consents or approvals have been obtained, whichever occurs earlier);

•	our shareholders fail to vote to approve and adopt the merger agreement at the special meeting; or

•	there has been issued by any governmental entity a final and non-appealable injunction or similar order or ruling that permanently enjoins or otherwise prohibits the completion of the merger; or

•	by ITT, if:

•

the Board of Directors (or any committee of the Board of Directors) withdraws, withholds or qualifies (or modifies in a manner adverse to ITT or Merger Sub) or proposes publicly to withdraw, withhold or qualify (or modify in a manner adverse to ITT or Merger Sub) its recommendation or declaration of advisability of the merger agreement or the merger, or recommends the approval or adoption of, or proposes publicly to recommend the approval or adoption of, any takeover proposal or withdraws its approval of the merger or proposes publicly to withdraw its approval of the merger, or fails to expressly reject a competing takeover proposal or to expressly reaffirm its recommendation in favor of the merger in any disclosure to our shareholders relating to a takeover proposal, or if we fail to properly convene a shareholders meeting to vote on the merger or to include the Board of Directors’ recommendation in favor of the merger in our proxy statement in connection with the merger; or

•

we have materially breached any of our representations, warranties or covenants under the merger agreement and such breach would give rise to the failure of certain conditions to closing and has not been or is incapable of being cured by us within 20 business days after receipt of written notice of such breach from ITT (provided that ITT is not then in material breach of its representations, warranties or covenants under the merger agreement that would not be excused by a prior breach by us); or

•	by us, if:

•

ITT or Merger Sub has materially breached any of its representations, warranties or covenants under the merger agreement and such breach would give rise to the failure of certain conditions to closing and has not been or is incapable of being cured by us within 20 business days after receipt of written notice of such breach from us (provided that we are not then in material breach of our representations, warranties or covenants under the merger agreement that would not be excused by a prior breach by ITT); or

•

prior to the approval and adoption of the merger agreement by our shareholders, we notify ITT that we intend to enter into a superior proposal, and ITT does not propose, within five business days, changes to the merger agreement that would result in the superior proposal no longer being a superior proposal, provided that such termination will be ineffective unless we comply with certain provisions of the merger agreement, including paying to ITT, prior to or concurrently with such termination of the merger agreement, the termination fee described below under “Termination Fee.”

Termination Fee

We will be required to pay to ITT a termination fee equal to $47,000,000, plus up to $3,000,000 of ITT’s out-of-pocket fees and expenses, if the merger agreement is terminated under the following circumstances:

(1)	prior to obtaining shareholder approval, we notify ITT that we intend to terminate the merger agreement and concurrently enter into an acquisition agreement to accept a superior proposal, and ITT does not, within five business days, propose changes to the merger agreement that result in the superior proposal no longer being a superior proposal, as determined in good faith by the Board of Directors;

(2)	ITT terminates the merger agreement if the Board of Directors (or any committee of the Board of Directors) withdraws, withholds or qualifies (or modifies in a manner adverse to ITT or Merger Sub) or proposes to withdraw, withhold or qualify (or modify in a manner adverse to ITT or Merger Sub) its recommendation or declaration of advisability of the merger agreement or the merger, or recommends the approval or adoption of, or proposes publicly to recommend the approval or adoption of, any takeover proposal or withdraws its approval of the merger or proposes publicly to withdraw its approval of the merger, or fails to expressly reject a competing takeover proposal or to expressly reaffirm its recommendation in favor of the merger in any disclosure to our shareholders relating to a takeover proposal, or if we fail to properly convene a shareholders meeting to vote on the merger or to include the Board of Directors’ recommendation in favor of the merger in our proxy statement in connection with the merger; or

(3)	a takeover proposal has been made to us or our shareholders, or any person has announced an intention to make, or an interest in making, a takeover proposal (whether or not conditional and whether or not withdrawn) relating to any acquisition of 50% or more of the total assets of the Company and its subsidiaries, taken as a whole, or 50% or more of our outstanding common shares, and thereafter (i) ITT or we terminate the merger agreement as a result of the failure to obtain the required vote of our shareholders to approve and adopt the merger agreement or ITT terminates the merger agreement as a result of a material breach of a covenant by us and (ii) we enter into an acquisition agreement or consummate a takeover proposal within 12 months after such termination.

The termination fee will be payable by us:

•	in the case of a termination described in paragraph (1) above, prior to or concurrently with such termination;

•	in the case of a termination described in paragraph (2) above, within two business days after such termination; or

•	in the case of a termination by described in paragraph (3) above, within two business days after entering into an agreement for or consummating the applicable takeover proposal.

Expenses

The merger agreement provides that, whether or not the merger is consummated, all expenses incurred in connection with the merger will be paid by the party incurring such expenses.

Shareholder Meeting

We must promptly call and hold a meeting of our shareholders for purposes of approving and adopting the merger agreement.

Employee Matters

For a period of eighteen months from the effective time of the merger, the surviving corporation will be obligated to provide our employees and the employees of our subsidiaries who continue as employees of the surviving corporation, its subsidiaries or ITT during such period total compensation and employee benefits that are substantially equivalent in the aggregate to those currently provided by us or applicable subsidiary, except that employees who are subject to agreements with specific compensation, benefits and payments, will be provided such compensation, benefits and payments in accordance with such agreements. The surviving corporation will provide to any employee whose employment is terminated within eighteen months following the effective time of the merger with severance benefits that are substantially equivalent in the aggregate to the severance benefits currently provided under our employee plans. In determining the equivalency of employee benefits, the ESOP will not be taken into consideration, but ITT will cause the surviving corporation to make employer contributions to the employees under the savings plan subject to the above equivalency obligation.

In addition, ITT will cause the surviving corporation to give our employees and the employees of our subsidiaries credit for purposes of eligibility to participate, vesting and determining level of benefits under all employee benefit plans and all policies and employee fringe benefit programs maintained by ITT, the surviving corporation and their respective subsidiaries, for such employees’ service with us and our subsidiaries, to the same extent recognized by us and our subsidiaries and affiliates immediately prior to the effective time of the merger. Crediting of service is not required to be given for benefit accrual purposes under any defined benefit pension plan or eligibility for post-retirement health or welfare benefits (other than with respect to current employee plans in which an employee participates as of the effective time of the merger as provided in such employee plan). If, however, an employee of the Company becomes eligible to participate in plans of ITT or its subsidiaries providing post-retirement health insurance coverage, post-retirement life insurance coverage and/or defined benefit pension benefits (other than with respect to benefits provided by current plans in which such employee already participates as of the effective time of the merger), such employee will be eligible for such coverage and/or benefits applicable to employees of ITT hired on or after the date on which such employee becomes eligible to participate in such plans.

Prior to the closing, we will make a cash contribution to the ESOP in an amount equal to all remaining principal and interest outstanding under the ESOP loan note executed by the predecessor to the current trustee. In addition, the Company will make the “special payment” in an amount not to exceed $2,261,461 as specified in the implementation agreement with respect to the ESOP. We will also take such actions and execute such amendments to the ESOP, the trust agreement relating to the ESOP and any other related documents as may be required to cause the ESOP trustee to repay the ESOP loan and allocate to participants in the ESOP prior to the closing all unallocated shares released from the ESOP loan suspense account as a result of the loan repayment, and such allocations shall be made prior to the closing. Any such amendments made to the ESOP or other documents relating to the method of allocation of the shares so released, or any decision by us that any such amendments are not required, is subject to the review and approval of ITT (which approval will not be unreasonably withheld, delayed or conditioned).

Directors’ and Officers’ Indemnification and Insurance

The merger agreement requires ITT to cause the Company to maintain its existing indemnification and exculpation provisions with respect to present and former directors and officers of the Company and subsidiaries for all losses or liabilities arising out of actions or omissions occurring at or prior to the merger, as provided in the respective organizational documents and any disclosed indemnification agreements, until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. For a period of six years following the effective time of the merger, ITT will be required to maintain our current directors’ and officers’ liability insurance covering each person currently covered by such insurance policy for acts or omissions occurring prior to the effective time of the merger. ITT will have the right to substitute the insurance policies, the material terms of which cannot be less favorable in any material respect to such directors and officers than the insurance coverage otherwise required to be provided prior to the effective time of the merger. ITT will not have to pay aggregate annual premiums in excess of an amount equal to 300% of the annual premiums paid by us for such insurance. If such premium exceeds 300%, ITT will nevertheless be obligated to provide the most advantageous coverage as may be obtained for an amount equal to 300% of such annual premiums. Our former and present directors and officers may enforce this provision against ITT.

Efforts to Consummate Transaction

Each of ITT, Merger Sub and the Company is required to use commercially reasonable efforts to take or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable laws to consummate the proposed merger, including using its commercially reasonable efforts to take all reasonable action necessary to cause the conditions precedent set forth in the merger agreement to be satisfied, obtaining all necessary regulatory approvals, making all required government filings, obtaining all materially necessary consents from third parties and executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement. Among other things, ITT, Merger Sub and the Company must make filings under the HSR Act. The parties are required to cooperate with each other to make these and any other filings that may be necessary or advisable.

If any objections are asserted with respect to the merger under any regulatory law, including anti-competitive and antitrust laws, or if any lawsuit is threatened to be instituted by any governmental authority that would prohibit or materially impair or delay the consummation of the merger, each of ITT, Merger Sub and the Company is required to take actions that may be commercially reasonably necessary to resolve any objections as may be asserted by any governmental authority under such regulatory laws (including disposing of or holding separate any businesses or assets under the HSR Act, to the extent commercially reasonable).

The Company and ITT are also required to give one another prompt notice of any representation or warranty contained in the merger agreement becoming untrue or inaccurate such that the closing conditions would not be satisfied.

Access and Information; Transition Planning

Upon reasonable notice and subject to applicable laws relating to the exchange of information and anti-competitive limitations, we are required to give ITT access to the properties, assets, books, contracts, commitments, personnel and records of the Company or any of its subsidiaries. ITT must hold all information so provided or obtained in accordance with and subject to the terms of the confidentiality agreement between the parties.

Subject to applicable laws relating to the exchange of information, the parties have agreed to use commercially reasonable efforts to cooperate in good faith with respect to planning exercises relating to integration of the Company and ITT’s businesses and to cooperate to ensure an orderly transaction and integration process in connection with the merger in order to minimize the disruption to, and preserve the value of, the business of the Company and its subsidiaries during the period from and after the closing of the merger.

Public Announcements

Under the merger agreement, ITT and the Company are required to consult with each other before issuing or making any press releases, public statements or public filings regarding the merger, the merger agreement and the other transactions contemplated by the merger agreement, except as either party may determine is required by applicable law, court process or stock exchange rule or regulation after consultation with legal counsel.

Shareholder Litigation

We are prohibited from settling or offering to settle any litigation against us or our directors or officers by any shareholder of the Company relating to the merger, the merger agreement or any other transaction contemplated by the merger agreement, without the prior written consent of ITT (which is not to be unreasonably withheld, delayed or conditioned).

New Jersey Industrial Site Recovery Act

With respect to certain real property of the Company located in Parsippany, New Jersey, we are responsible (at our sole cost and expense) for complying with ISRA in connection with the merger agreement, which includes giving written notice of the transaction to NJDEP within five days after the date of the merger agreement and making any further submittals required under ISRA, unless we obtain a letter of non-applicability from NJDEP as provided under ISRA and reasonably acceptable to ITT. On September 21, 2007, we filed with NJDEP a General Information Notice under ISRA in connection with the merger agreement.

We are also required to keep ITT reasonably informed of our efforts to comply with (or secure a letter of non-applicability with respect to) ISRA, including providing ITT with a reasonable opportunity to comment on any written submittals to or other written communications with, and reasonable notice of and opportunity to participate in any telephonic or in-person meetings with, NJDEP in connection with such ISRA compliance. ITT is required to reasonably cooperate with us in providing information reasonably needed for any written submittal pursuant to ISRA.

Amendment

The merger agreement may be amended by the parties at any time, whether before or after our shareholders approve and adopt the merger agreement, by an instrument in writing signed by each party, provided that (1) after our shareholders have approved and adopted the merger agreement, there may be no amendment that by law or applicable stock exchange rules requires further shareholder approval without such further shareholder approval and (2) any amendment must be approved by a majority of the entire Board of Directors.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

If the number of our common shares present in person or represented by proxy at the special meeting and voting in favor of the approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement under New York law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable the Board of Directors to continue to solicit additional proxies in favor of the approval and adoption of the merger agreement. In that event, we will ask you to vote only upon the proposal to adjourn the special meeting and not on the proposal to approve and adopt the merger agreement.

The adjournment proposal requires the affirmative vote of the holders of a majority of the common shares present in person or represented by proxy at the special meeting. Because the vote is based on the number of shares present, failure to return a completed proxy card will have no effect on the outcome of the proposal to adjourn the special meeting. In contrast, abstentions and broker non-votes will be treated as common shares present and entitled to vote at the special meeting and, therefore, will have the same effect as voting “AGAINST” the adjournment proposal. A proxy card that is specifically marked to indicate a vote “AGAINST” the proposal to approve and adopt the merger agreement but is not marked to specify a vote on the adjournment proposal will be voted “AGAINST” the adjournment proposal.

The Board of Directors recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common shares as of September 30, 2007 by the following persons or entities: (1) each person who held the office of Chief Executive Officer of the Company during the last fiscal year and the four additional highest compensated executive officers who were serving as executive officers of the Company on December 31, 2006; (2) each of our directors; (3) all directors and executive officers as a group; and (4) each person or group known to us to be the beneficial owner of more than 5% of the outstanding common shares of the Company.

Information with respect to current and former executive officers and directors has been furnished to us by the respective executive officer or director. Unless otherwise indicated, each beneficial owner named below has sole voting and investment power with respect to the common shares indicated. All shareholders listed below have our principal business address, except as indicated.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)
5% Shareholders:
“Citadel” (3)	1,330,843	6.24%
Citadel Limited Partnership 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603
Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603
Kenneth Griffin 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603
Citadel Equity Fund Ltd. c/o Citadel Investment Group, L.L.C. 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603

Cardinal Capital Management, LLC (4) One Greenwich Office Park, Greenwich, CT 06831	2,086,917	9.79%

BlackRock Investment Management, LLC (5) 40 East 52nd Street, New York, NY 10022	1,240,106	5.82%

“S.A.C. Capital” (6)	1,300,800	6.10%
S.A.C. Capital Advisors, LLC 72 Cummings Point Road, Stamford, CT 06902
S.A.C. Capital Management, LLC 540 Madison Avenue, New York, NY 10022
CR Intrinsic Investors, LLC 72 Cummings Point Road, Stamford, CT 06902
Steven A. Cohen 72 Cummings Point Road, Stamford, CT 06902

EDO Employee Investment and Employee Stock Ownership Plan (7) c/o GreatBanc Trust Company 1301 W. 22nd Street Suite 800, Oak Brook, IL 60523	3,080,305	14.45%

Executive Officers and Directors:
James M. Smith (8)	566,994	2.66%
Frederic B. Bassett (9)	27,994	*
Lisa M. Palumbo (10)	42,616	*
Frank W. Otto (11)	29,956	*
Patricia D. Comiskey (12)	66,740	*
Robert E. Allen (13)	62,336	*
Robert Alvine (14)	72,038	*
John A. Gordon (15)	15,201	*
Robert M. Hanisee (16)	86,339	*
Michael J. Hegarty (17)	103,589	*
Leslie F. Kenne (18)	31,699	*
Paul J. Kern (19)	21,146	*
James Roth (20)	37,378	*
Robert S. Tyrer (21)	30,484	*
Robert Walmsley (22)	28,007	*
All directors and executive officers as a group (17 persons)	1,331,231	6.24%

(1)	Includes options to purchase common shares currently exercisable or exercisable within 60 days of September 30, 2007.

(2)	Based on 21,322,514 common shares issued and outstanding as of September 30, 2007.

(3)	Reflects beneficial ownership of common shares by Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin and Citadel Equity Fund Ltd., as derived solely from information reported on a Schedule 13G under the Exchange Act filed with the SEC on February 13, 2007. As reported in such filing, Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin and Citadel Equity Fund Ltd. have shared voting power as to 1,330,843 common shares and shared disposition power as to 0 common shares.

(4)	Reflects beneficial ownership of common shares by Cardinal Capital Management, LLC, as derived solely from information reported on a Schedule 13G under the Exchange Act filed with the SEC on February 8, 2007 by the beneficial owner. As reported in such filing, Cardinal Capital Management, LLC sole voting power as to 1,408,850 common shares and sole disposition power as to 2,086,917 common shares.

(5)	Reflects beneficial ownership of common shares by BlackRock Inc., as derived solely from information reported on a Schedule 13G/A under the Exchange Act filed with the SEC on October 10, 2007 by BlackRock Inc. on behalf of BlackRock Advisors LLC, BlackRock Investment Management LLC and BlackRock (Channel Islands) Ltd., its investment advisory subsidiaries. As reported in such filing, BlackRock Inc. has shared voting power and shared disposition power as to 1,240,106 common shares.

(6)	Reflects beneficial ownership of common shares by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC, S.A.C. Capital Associates, LLC, S.A.C. Meridian Fund, LLC, CR Intrinsic Investments, LLC and Steven A. Cohen, as derived solely from information reported on a Schedule 13D under the Exchange Act filed with the SEC on November 1, 2007 by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC and Steven A. Cohen. As reported in such filing, none of the filing persons has sole voting or disposition power with respect to the common shares beneficially owned by the filing persons. S.A.C. Capital Advisors, LLC has shared voting power and shared disposition power with respect to 1,000,800 common shares. S.A.C. Capital Management, LLC has shared voting power and shared disposition power with respect to 1,000,800 common shares. CR Intrinsic Investors, LLC has shared voting power and shared disposition power with respect to 300,000 common shares. Steven A. Cohen has shared voting power and shared disposition power with respect to 1,300,800 common shares. S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC and Mr. Cohen own directly no common shares. Pursuant to investment management agreements, each of S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC holds all investment and voting power with respect to securities held by S.A.C. Capital Associates, LLC and S.A.C. Meridian Fund, LLC. Pursuant to an investment management agreement, CR Intrinsic Investors, LLC holds all investment and voting power with respect to securities held by CR Intrinsic Investments, LLC. By reason of the provisions of Rule 13d-3 under the Exchange Act, each of (i) S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC and Mr. Cohen may be deemed to own beneficially 1,000,800 common shares and (ii) CR Intrinsic Investors, LLC and Mr. Cohen may be deemed to own beneficially 300,000 common shares.

(7)	Common shares owned pursuant to the ESOP are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee will vote such common shares (as well as any unallocated common shares held in the ESOP) in the same proportion as common shares for which the trustee receives proper instructions.

(8)	Includes (i) options to purchase 110,000 common shares; (ii) 4,272 common shares held in the ESOP and allocated to the holder; and (iii) 47,000 restricted common shares. Also includes 80,679 common shares held by Mr. Smith’s spouse and children, with respect to which he disclaims beneficial ownership. Does not include 7,500 unvested SSARs held by the beneficial owner.

(9)	Includes (i) options to purchase 5,000 common shares; (ii) 1,191 common shares held in the ESOP and allocated to the beneficial owner; and (iii) 14,500 restricted common shares. Does not include 6,000 unvested SSARs held by the beneficial owner.

(10)	Includes (i) options to purchase 10,000 common shares; (ii) 1,525 common shares held in the ESOP and allocated to the beneficial owner; and (iii) 16,500 restricted common shares. Also includes 5,075 common shares held by the beneficial owner’s spouse or minor children, with respect to which the beneficial owner has joint voting power. Does not include 6,000 unvested SSARs held by the beneficial owner.

(11)	Includes (i) options to purchase 5,000 common shares; (ii) 1,120 common shares held in the ESOP and allocated to the beneficial owner; and (iii) 16,500 restricted common shares.

(12)	Includes (i) options to purchase 11,035 common shares; (ii) 2,281 common shares held in the ESOP and allocated to the beneficial owner; and (iii) 12,000 restricted common shares. Does not include 5,000 unvested SSARs held by the beneficial owner.

(13)	Includes options to purchase 43,000 common shares.

(14)	Includes options to purchase 43,000 common shares.

(15)	Includes options to purchase 15,000 common shares. Does not include 401 stock units into which the beneficial owner defers his compensation for serving as a director of the Company and which have no voting rights.

(16)	Includes options to purchase 43,000 common shares. Does not include 21,806 stock units into which the beneficial owner defers his compensation for serving as a director of the Company and which have no voting rights.

(17)	Includes options to purchase 43,000 common shares. Also includes 32,932 common shares held by the beneficial owner’s spouse or minor children, with respect to which the beneficial owner has joint voting power.

(18)	Includes options to purchase 30,000 common shares.

(19)	Includes options to purchase 20,000 common shares.

(20)	Includes options to purchase 34,000 common shares.

(21)	Includes options to purchase 25,000 common shares.

(22)	Includes options to purchase 25,000 common shares.

(*)	Represents less than 1%.

ADDITIONAL INFORMATION

Other Matters for Action at the Special Meeting

The Board of Directors knows of no other matters to be presented at the special meeting. However, if any other matters properly come before the special meeting, or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Shareholder Proposals

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect to hold an annual meeting of shareholders in 2008. In accordance with the rules of the SEC, if you wish to submit a proposal to be brought before the 2008 annual meeting of shareholders, we must receive your proposal by not later than October 18, 2007 or, in the case of nominations to the Board of Directors, not later than December 15, 2007, in order for such proposal to be included in our proxy materials relating to the 2008 annual meeting. Under the advance-notice provisions of our bylaws, these deadlines apply to any shareholder proposal to be considered at the 2008 annual meeting, not only those sought to be included in the proxy materials for the 2008 annual meeting.

Shareholder proposals must be accompanied by certain information concerning the proposal and the shareholder submitting it. Proposals should be directed to Lisa M. Palumbo, Corporate Secretary, at our principal corporate offices at 60 East 42nd Street, 42nd Floor, New York, NY 10165. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request addressed to Lisa M. Palumbo, Corporate Secretary, at our principal corporate offices at 60 East 42nd Street, 42nd Floor, New York, NY 10165, (212) 716-2000 we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to our website at www.edocorp.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Reports, proxy statements or other information concerning us may be inspected at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents or portions of documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. We incorporate by reference the portions of documents listed below:

•	Item IA of Part I of our annual report on Form 10-K for the year ended December 31, 2006; and

•	Item 1A of Part II of our quarterly report on Form 10-Q for the quarter ended September 30, 2007.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure contained therein is furnished and not filed). The information contained in such subsequently filed documents is considered to be a part of this proxy statement, effective as of the date such documents are filed. In the event that any subsequently filed information conflicts with any information contained in this proxy statement, the information in the latest filed document should be considered correct.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of any documents incorporated by reference into this proxy statement (excluding certain exhibits) or other information concerning us, without charge, by writing to or telephoning us. Requests for documents should be directed to EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165, (212) 716-2000. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 5, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 16, 2007

BY AND AMONG

ITT CORPORATION,

DONATELLO ACQUISITION CORP.

and

EDO CORPORATION

A-i

Exhibits

Exhibit A	Form of Certificate of Incorporation
Exhibit B	Form of By-laws

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of September 16, 2007 (this “Agreement”), by and among ITT Corporation, an Indiana corporation (“Parent”), Donatello Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and EDO Corporation, a New York corporation (the “Company”).

WITNESSETH :

WHEREAS, the Board of Directors of each of the Company, Merger Sub and Parent has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, par value $1.00 per share, of the Company (individually, a “Company Common Share”, and collectively, the “Company Common Shares”) not owned by Parent, Merger Sub, the Company or any Subsidiary of Parent, Merger Sub or the Company will be converted into the right to receive $56.00 in cash, without interest (the “Merger Consideration”);

WHEREAS, as a condition of the willingness of Parent to enter into this Agreement, James M. Smith, Frederic B. Bassett, Lisa M. Palumbo and Patricia D. Comiskey (each, a “Shareholder”), have each entered into a Shareholder Voting Agreement dated as of the date hereof (each, a “Voting Agreement”) with Parent, which provides, among other things, that, subject to the terms and conditions thereof, such Shareholder will vote his or her Company Common Shares in favor of the Merger and the approval and adoption of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the “NYBCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). As a result of the Merger and at the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, privileges, immunities, powers and purposes and be liable for all of the liabilities, obligations and penalties of Merger Sub in accordance with the NYBCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the second Business Day after the satisfaction or waiver of the conditions set forth in Section 6 (other than those conditions that by their terms cannot be satisfied until the time of the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the Closing Date.

Section 1.3 Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date the Company shall file with the Department of State of the State of New York (the “NY Dept. of State”), a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL. The Merger shall become effective at such time as the

Certificate of Merger is duly filed with the NY Dept. of State, or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the Effective Time.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 906 of the NYBCL.

Section 1.5 Certificate of Incorporation and By-Laws.

(a) The certificate of incorporation of the Company shall be amended as of the Effective Time to be in the form of Exhibit A attached hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The by-laws in the form of Exhibit B attached hereto shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of shareholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Shares. As of the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:

(a) Shares of Merger Sub. Each common share of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Company Common Share that, immediately prior to the Effective Time, is owned directly by the Company as a treasury share, or by Parent or Merger Sub, shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Company Common Share that, immediately prior to the Effective Time, is owned directly by any Subsidiary of the Company, Merger Sub or Parent (other than Merger Sub) shall be converted into and become one validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.

(c) Conversion of Company Common Shares. All Company Common Shares that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted in accordance with Section 2.1(b)) shall be automatically converted into the right to receive the Merger Consideration payable in respect of such Company Common Shares. As of the Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Company Common Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such Company Common Shares.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as paying agent in the Merger and to receive the funds necessary to make the payments contemplated by Section 2.1(c) (the “Paying Agent”). From time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.1(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent (such funds being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but no later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate as of the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of a Certificate in exchange for the Merger Consideration payable in respect of each Company Common Share formerly represented by such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares that is not registered in the share transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Shares. All cash paid upon the surrender of a Certificate in accordance with the terms of this Section 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Section 2.

(d) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official or Governmental Entity (as defined in Section 3.1(d)) pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered before the first anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by Parent, the posting by such Person of a bond or the provision of other satisfactory indemnity in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Surviving

Corporation with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each Company Common Share formerly represented by such Certificate.

(f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes required to be deducted and withheld by any provision of federal, state, local or foreign law from the consideration otherwise payable pursuant to this Agreement to any Person. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Section 2 shall thereafter look only to Parent for payment of its claim for the Merger Consideration with respect to the Company Common Shares formerly represented thereby in accordance with Section 2.1, but only as general unsecured creditors thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. Except as set forth (i) in any Filed SEC Document (as defined in Section 3.1(e)(i)); or (ii) the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 8.3) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses in the manner in which it is currently being conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect (as defined in Section 8.3). Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Significant Subsidiary (as defined in Section 8.3), except the charter and organizational documents of EDO (UK) Limited and its United Kingdom Subsidiaries (which documents are available from the Companies House website at http://www.companies-house.gov.uk), in each case as amended to the date of this Agreement. Neither the Company nor any Significant Subsidiary is in material default or violation of any term or provision of any such document.

(b) Subsidiaries. Section 3.1(b) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and, are owned by the Company, by a wholly owned Subsidiary of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) Capital Structure.

(i) The authorized capital shares of the Company consists of 50,000,000 Company Common Shares and 500,000 preferred shares, par value $1.00 per share (together, the “Company Capital Shares”). At the close of business on August 31, 2007, (A) 21,276,214 Company Common Shares were issued and outstanding (other than shares held in treasury), inclusive of 1,011,727 restricted shares and the shares referred to in clause (F) below, (B) 124,939 Company Common Shares were held by the Company in its treasury, (C) 889,723 Company Common Shares were subject to outstanding Company Stock Options (as defined below), (D) 243,775 Share Settled Appreciation Rights (the “SSARs”) were outstanding, (E) 15,500 Company Common Shares were reserved for issuance pursuant to outstanding Restricted Share and Retention Incentive Award Agreements, (F) 1,505,241 allocated Company Common Shares and 1,731,746 unallocated Company Common Shares were held under the Employees Stock Ownership Trust, (G) 1,145,212 additional Company Common Shares are available for issuance pursuant to (1) the 2002 Long Term Incentive Plan, (2) the 2006 Long Term Incentive Plan, (3) the 2002 Non-Employee Director Stock Option Plan, and (4) the 2004 Non-Employee Director Stock Plan (such plans, collectively with the 1996 Long-Term Incentive Plan, the “Company Share Plans”), (H) 5,886,422 Company Common Shares were reserved for issuance upon conversion of the Company’s 4.0% Convertible Subordinated Notes due 2025 (the “Convertible Notes”) and (I) no Company Preferred Shares were issued and outstanding or were held by the Company in its treasury.

(ii) During the period from August 31, 2007 to the date of this Agreement, (A) there have been no issuances by the Company of capital shares of, or other equity or voting interests in, the Company other than issuances of Company Common Shares pursuant to the exercise of Company Stock Options outstanding on August 31, 2007 as required by their terms as in effect on the date of this Agreement and issuances of Company Common Shares pursuant to Restricted Share and Retention Incentive Award Agreements outstanding on August 31, 2007 as required by their terms as in effect on the date of this Agreement or pursuant to the Company Share Plans, and (B) there have been no issuances by the Company of options, warrants or other rights to acquire capital shares or other equity or voting interests from the Company.

(iii) Section 3.1(c) of the Company Disclosure Letter contains a true and complete list, as of the close of business on August 31, 2007, of (A) all outstanding options to purchase Company Common Shares granted under the Company Share Plans (collectively, the “Company Stock Options”) and any other options to purchase Company Common Shares, (B) the exercise prices, grant dates and the number of shares subject to such Company Stock Options and other options to purchase Company Common Shares and (C) the grant dates, exercise prices and the number of shares issuable upon conversion of the Convertible Notes.

(iv) Except as set forth above, at the close of business on August 31, 2007, no capital shares or other securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Capital Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NYBCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.1(d)) to which the Company is a party or otherwise bound. Other than the Convertible Notes, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Shares may vote (“Voting Company Debt”).

(v) Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, share appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital shares of or other equity interest in, the Company or any Subsidiary of the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights inuring to holders of Company Capital Shares. Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list, as of the close of business on September 14, 2007, of all such items and matters and the economic terms and conditions thereof. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital shares of the Company or any of its Subsidiaries.

(d) Authority; Noncontravention.

(i) The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Board of Directors of the Company, at a meeting duly called and held at which directors of the Company constituting a quorum were present, duly adopted resolutions by unanimous vote of the directors present, (w) adopting this Agreement, (x) declaring that it is in the best interests of the Company’s shareholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (y) directing that this Agreement be submitted to a vote at a meeting of the Company’s shareholders, and (z) recommending that the Company’s shareholders adopt this Agreement.

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (x) the Company Charter or Company By-laws or the certificate of incorporation or by-laws (or similar organizational documents) of any Subsidiary of the Company, (y) any material loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect or to materially delay the consummation of the Merger.

(iii) The Company makes no representation or warranty regarding the obligation of any party hereto to novate any of the Government Contracts (as defined below) or subcontracts of such Government Contracts. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”), or termination or expiration of any waiting period under applicable law, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) consents, approvals, authorizations, clearances, compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and all other applicable antitrust or competition laws of foreign jurisdictions, (2) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption by the Company’s shareholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such other reports under the United States Securities Exchange Act of 1934, as amended (the Exchange Act), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (3) the filing of the Certificate of Merger with the NY Dept. of State and appropriate documents with the relevant authorities of other states and countries in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings, approvals or consents required under the New Jersey Industrial Site Recovery Act, or any similar law or requirement, (5) any filings required by the rules and regulations of the New York Stock Exchange, (6) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section 3.1(d) of the Company Disclosure Letter and (7) such other consents, approvals, orders and authorizations of, and registrations, declarations and filings (including those with foreign Governmental Entities) the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to materially delay the consummation of the Merger.

(e) SEC Documents.

(i) The Company has filed with the SEC all forms, reports, schedules, statements, financial statements and other documents required to be filed with the SEC by the Company since December 31, 2003 (together with all information incorporated therein by reference, the “SEC Documents”). No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates or, if amended prior to the date hereof, as of the amendment date, the SEC Documents complied in all material respects with the requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time it was filed or, if amended prior to the date hereof, as of the amendment date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (each, a “Filed SEC Document”) has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements (including the notes thereto) of the Company included in the SEC Documents comply as to form, as of their respective dates of filing or, if amended prior to the date hereof, as of the date of filing of the amendment, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except for liabilities and obligations incurred (A) in connection with this Agreement or the transactions contemplated hereby or (B) reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2006, including the notes thereto, the Company and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(iii) Since December 31, 2003, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. Section 3.1(e)(iii) of the Company Disclosure Letter sets forth, as of the date hereof, a schedule of all outstanding loans to officers or directors of the Company and the payment status thereof, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(iv) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Documents.

(v) The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(vi) The Company has disclosed, based on the most recent evaluation by the chief executive officer and the chief financial officer of the Company, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(vii) As of the date hereof, the Company has not identified any material control deficiencies.

(f) Absence of Certain Changes or Events. From June 30, 2007 through the date hereof, there has not been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. From June 30, 2007 through the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been:

(i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a wholly owned Subsidiary of the Company to its parent and regular quarterly dividends on Company Common Shares;

(ii) any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests;

(iii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries;

(iv) except as required to comply with applicable law, any provision of any Employee Plan, the Company’s compensation policies as in effect on the date hereof or in the ordinary course of business consistent with past practice, (A) any granting by the Company or any of its Subsidiaries to any current or former director or executive officer of any increase in compensation, bonus or other benefits or (B) any granting to any current or former director or executive officer of the right to receive any severance or termination pay, or increases therein;

(v) except (A) as expressly required under any Employee Plan existing on June 30, 2007 or disclosed in the Filed SEC Documents or in any Form 4 filed with the SEC at least two Business Days prior to the date hereof, (B) as required to comply with applicable law or (C) payments or grants in the ordinary course of business consistent with past practice to any non-executive officer, any payment of any benefit or the grant or amendment of any award in respect of stock options, share appreciation rights, performance awards, restricted shares or other share-based or share-related awards or the removal or modification of any restrictions in any Employee Plan or awards made thereunder;

(vi) except as required to comply with applicable law (including but not limited to amendments to the extent necessary to bring Employee Plans into compliance with Section 409A of the Code without material increase in costs to the Company of such plans, as amended, to comply with such Section 409A) and for termination, adoptions and amendments of broad-based Employee Plans or non-executive officer Employee Plans in the ordinary course of business consistent with past practice, (A) any termination, adoption, or amendment or any agreement to terminate, adopt or amend in any material respect any Employee Plan (including any such plan that would constitute an Employee Plan if it were to be adopted and including any related trust agreement or other operative agreement relating to an Employee Plan), (B) change or agreement to change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan or (C) any change in the timing or manner in which contributions to any Employee Plan are made or the basis on which such contributions are determined;

(vii) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable law or regulations;

(viii) any revaluation by the Company or any of its Subsidiaries of any assets that are material to the Company and its Subsidiaries, taken as a whole;

(ix) any consummation of, or entrance into any agreement for, any acquisition, by means of merger or otherwise, of any business, rights, assets or securities or any sale, lease, license, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $5,000,000 or more (inclusive of assumed debt), except for purchases or sales made in the ordinary course of business and consistent with past practice;

(x) prior to the date hereof, any resignation or termination, or notice of any pending resignation or termination, of any executive officer of the Company; or

(xi) any material increase or decrease in the aggregate number of Persons employed by the Company and its Subsidiaries, taken as a whole, except increases or decreases in the ordinary course of business consistent with past practice.

(g) Litigation. Section 3.1(g) of the Company Disclosure Letter sets forth a list of all material suits, claims, actions, settlements, arbitrations, investigations or proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries or any of the Company’s directors and executive officers (in their capacity as such) or assets. There is no suit, claim, action, settlement, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company, any of its Subsidiaries or any of the Company’s directors and executive officers (in their capacity as such) or assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity or arbitrator outstanding against, or to the Knowledge of the Company, any material investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Laws and Regulations. Except with respect to Environmental Laws (as defined in Section 3.1(i)), employees, employee benefits and ERISA (as defined in Section 3.1(j)(i)) and taxes (as defined in Section 3.1(k)(xii)), which are the subject of Sections 3.1(i), 3.1(j) and 3.1(k), respectively:

(i) the Company and its Subsidiaries and their relevant personnel and operations, are, and have been, in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) none of the Company or any of its Subsidiaries has received a notice or other written communication alleging or relating to a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations, except for notices or other written communications alleging or relating to possible violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii) the Company and its Subsidiaries have in effect in each relevant jurisdiction all permits, licenses, registrations, waivers, variances, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except where the failure to hold such Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iv) there is no current or threatened complaint, investigation, enforcement or other proceeding relating to such Permits made by or to any Governmental Entity, except where such complaint, investigation, enforcement or other proceeding has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v) there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violations, defaults or events that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(vi) neither this Agreement nor the Merger, in each case in and of itself, would reasonably be expected to cause the revocation, cancellation, amendment or non-renewal of any such Permit, except for revocations, cancellations, amendments and non-renewals that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(vii) as of the date of this Agreement, Section 3.1(h) of the Company Disclosure Letter sets forth all charges, fines and penalties in excess of $100,000 in the aggregate that have been assessed against or are due from the Company or any of its Subsidiaries by any Governmental Entity (other than, or with respect to, taxes) that have not been paid in full.

(i) Environmental Matters. Other than exceptions to any of the following that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) Each of the Company and its Subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations as currently conducted; neither the Company nor any of its Subsidiaries has received any communication indicating that any such Environmental Permit may be revoked, adversely modified, or not re-issued, and to the Knowledge of the Company there is no basis for any such revocation, adverse modification, or non-reissuance.

(ii) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below) and all applicable Environmental Permits, and has not violated any such Environmental Laws or Environmental Permits.

(iii) None of the Company and its Subsidiaries has received any (A) communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is liable under any Environmental Law or (B) request for information pursuant to applicable Environmental Laws concerning the Release (as defined below) of Hazardous Materials (as defined below) or compliance with Environmental Laws.

(iv) There are no Environmental Claims (as defined below) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(v) None of the Company and its Subsidiaries has entered into any consent decree, agreement or order or is subject to any judgment, decree or judicial or administrative order imposing any material liability or requirement to investigate or clean up any Hazardous Materials under any applicable Environmental Law.

(vi) There have been no Releases of any Hazardous Materials at any Owned Real Property or any Leased Real Property or, to the Knowledge of the Company, at any other location, that would reasonably be expected to form the basis of any Environmental Claim against or affecting the Company or any of its Subsidiaries.

All reports, non-privileged memoranda and other similar documents concerning environmental assessments, studies, compliance audits, or other environmental reviews, which contain material information relating to the Company or any of its Subsidiaries and are in the possession or reasonably within the control of the Company or any of its Subsidiaries, have been made available to Parent.

For the purposes of this Agreement: (A) “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of noncompliance, liability or violation by any Governmental Entity or other Person alleging liability arising out of, based on or related to any Environmental Law, including matters arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries, or (y) circumstances forming the basis of any violation or alleged violation of, or liability or obligation under, any Environmental Law or Environmental Permit; and (ii) any and all claims by any Person seeking damages (including natural resource damages and restoration costs, investigation costs, and attorney, expert and consultant costs and expenses), contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release, or exposure to, any Hazardous Material; (B) “Environmental Laws” means all laws (including the common law), rules, regulations, statutes, directives, codes, orders, decrees, notices, government enforcement policies, common law, judgments, treaties or binding agreements, as applicable, in each case issued, promulgated by, or entered into with, any Governmental Entity relating in any way to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata), the preservation or reclamation of natural resources, the protection of human health as it relates to exposure to Hazardous Materials or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Materials; (C) “Environmental Permits” means all Permits arising under or relating to Environmental Laws; (D) “Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant (i) that is or contains radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum byproducts and derivatives, or radon gas or (ii) that is prohibited, limited or regulated by or pursuant to any Environmental Law or that is regulated, defined, listed or identified under any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder; and (E) “Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, discharging, escaping, leaching, dumping, disposing, dispersing, injecting, depositing, emptying, seeping, placing, emanating or migrating in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata) or within any building, structure, facility or fixture.

(j) Employee Benefit Plans.

(i) Section 3.1(j)(i) of the Company Disclosure Letter contains a true and complete list of all material Employee Plans. “Employee Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, severance or similar contracts, plans or policies and other plans (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock or equity related rights, incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), under which (A) any current or former employee, director or consultant of the Company or its Subsidiaries (“Company Employees”) has any present or future right to benefits and that is maintained or contributed to by the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has any present or future liability, other than benefit arrangements required by applicable law.

(ii) With respect to each material Employee Plan (and, if applicable, related trusts, funding agreements or insurance policies), the Company has made available a current and complete copy thereof and all amendments thereto, and to the extent applicable, (i) for the most recent plan year (A) annual actuarial valuation reports, (B) Form 5500 including, all schedules thereto and Form 990, if applicable and (C) audited financial reports, prepared in connection with any Employee Plan or related trust, (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications by the Company or its Subsidiaries to the Company Employees concerning post-retirement health and life insurance benefits; and (iv) a summary of any material amendments or changes scheduled to be made to the Employee Plan during the twelve months immediately following the date hereof.

(iii) (A) Each Employee Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter from the Internal Revenue Service (“IRS”) to the effect that such Employee Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has pending with the IRS an application for such letter, and all terms and conditions of each determination letter have been timely complied with; (B) each Employee Plan that is intended to be qualified as an employee stock ownership plan (“ESOP”) within the meaning of Section 4975(e)(7) of the Code has received a favorable determination letter from the IRS or has pending an application for a favorable determination letter from the IRS to the effect that such Employee Plan is qualified as an ESOP under said Code section; (C) no such determination letter has been revoked or denied nor, to the Knowledge of the Company, has revocation or denial been threatened, and, to the Knowledge of the Company, no event has occurred, and no condition exists, that would reasonably be expected to result in the revocation or denial of any determination letter; (D) no Employee Plan has been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or its funding; (E) each Employee Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, that are applicable to such Employee Plan; (F) no material events have occurred with respect to any Employee Plan (including, for this purpose, under any similar contract, plan or policy that is maintained or contributed to by a Commonly Controlled Entity (as defined below) (each, a “CCE Employee

Plan”)) that would reasonably be expected to result in payment or assessment by or against the Company or, to the Knowledge of the Company, any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer (a “Commonly Controlled Entity”) under the Code or ERISA, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv) The Company has not maintained, contributed to or been obligated to contribute to any Employee Plan or a CCE Employee Plan with respect to which the Company or any Commonly Controlled Entity has unfunded liabilities based upon the assumptions utilized in the audited financial statements of the Company included in the Filed SEC Documents under any Employee Plan subject to ERISA, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All contributions and premiums required to be made under the terms of any Employee Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed SEC Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Employee Plan for retired, former or current employees of the Company or any of its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(vi) Except as specifically provided herein, no amount will become payable or allocable and no benefit will vest under any Employee Plan solely as a result of the consummation of the transactions by the Company contemplated by this Agreement. The deduction of any amount payable pursuant to the terms of the Employee Plans (including by reason of the transactions contemplated hereby) will not be subject to disallowance under Section 280G of the Code solely as a result of the consummation by the Company of the transactions contemplated by this Agreement. Each Employee Plan that provides for the payment of nonqualified deferred compensation within the meaning of and subject to 409A of the Code has since January 1, 2005 been operated in good faith compliance with Section 409A of the Code and the applicable guidance promulgated thereunder by the United States Treasury Department and the IRS.

(vii) Except as specifically provided herein, the consummation of the Merger and the other transactions contemplated hereby will not (x) entitle any director, officer or employee of the Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any of the Employee Plans or (z) result in any breach or violation of, or any default under, any of the Employee Plans.

(viii) Neither the Company nor any Commonly Controlled Entity nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA, with respect to which the Company or any Commonly Controlled Entity has any actual or contingent liability.

(ix) There is no pending or, to the Knowledge of the Company, threatened litigation, investigation, action, suit, audit or proceeding relating to and of the Employee Plans before any Governmental Entity, except any litigation, investigation, action, suit, audit or proceeding that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x) The aggregate funding status as of December 31, 2006 of the Employee Plans that are defined benefit pension plans is disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on file with the SEC and such disclosure is true and correct in all material respects.

(xi) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all employee benefit plans established or maintained by non-United States Subsidiaries of the Company (each, a “Foreign Benefit Plan”) are in compliance with applicable foreign law, and (B) any such Foreign Benefit Plan required to be registered under applicable law has been so registered and has been maintained in good standing with all applicable regulatory authorities.

(xii) No Employee Plan is contributed to, directly or indirectly, by any Governmental Entity and the transactions contemplated by this Agreement will not constitute a “segment closing” under any Cost Accounting Standards provision that would necessitate any payment in respect of any Employee Plan to a Governmental Entity.

(xiii) Each Company Stock Option (A) was granted in compliance with all applicable laws and all of the applicable terms and conditions of the Company Share Plans pursuant to which it was issued, and (B) has an exercise price per Company Common Share equal to or greater than the fair market value of each Company Common Share on the date of such grant.

(k) Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has timely filed or caused to be filed with the appropriate tax authority or other Governmental Entity all tax returns required to be filed by it and all such tax returns are complete and accurate. Each of the Company and its Subsidiaries has timely paid or caused to be paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes otherwise due and payable (excluding any taxes that the Company or any of its Subsidiaries are contesting in good faith in appropriate proceedings and for which adequate reserves have been taken to the extent so required under U.S. GAAP), and its most recent financial statements included in the Filed SEC Documents reflect an adequate reserve for all taxes not yet due but that are payable for periods or portions thereof accrued through the date of such financial statements.

(ii) As of the date of this Agreement, there is no written claim of deficiency, audit examination, refund litigation, proposed written adjustment or matter in controversy with any tax authority with respect to any taxes of the Company or any of its Subsidiaries whether or not with respect to a tax return filed by the Company or any of its Subsidiaries.

(iii) As of the date of this Agreement, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(iv) As of the date of this Agreement, no Liens for taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries except for statutory Liens for taxes not yet due or payable and for Liens for taxes that the Company or any of its Subsidiaries are contesting in good faith in appropriate proceedings, which proceedings are listed in Section 3.1(k)(iv) of the Company Disclosure Letter.

(v) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any (A) tax sharing agreement or (B) tax indemnity agreement other than any such agreement contained in ordinary course commercial agreements, employment agreements or leases, in each case except for any agreement or liability solely among the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for any taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or comparable provision of foreign, state or local law).

(vi) The Company and each of its Subsidiaries have, within the time and the manner prescribed by law, withheld from and paid over to the proper tax or governmental authorities all amounts required to be withheld and paid over under applicable laws (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any state, local or foreign laws).

(vii) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) and any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) has been appropriately reported.

(viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time).

(ix) Neither the Company nor any of its Subsidiaries has entered into any closing agreement that applies to any tax year beginning after the Closing Date pursuant to section 7121 of the Code (or any similar provision of any Principal State) in respect of income taxes.

(x) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has granted any waiver of any federal or Principal State statute of limitations with respect to, or any extension of a period for the assessment of, any income tax.

As used in this Agreement, (A) “taxes” or “Taxes” shall mean any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kinds (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority or Governmental Entity, including income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital shares, payroll, franchise, gains, stamp, transfer and recording taxes and (B) “tax return” or “Tax Return” shall mean any return, declaration, report, document, claim for refund, estimate, information return or other statement or information required to be filed or supplied to any tax authority or Governmental Entity with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

(l) Voting Requirements. The affirmative vote at the Company Shareholders Meeting (as defined in Section 5.1(c)) or any adjournment or postponement thereof of the holders of two-thirds of the outstanding Company Common Shares in favor of adopting this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s capital shares necessary to approve or adopt this Agreement or the Merger. No affirmative vote of the holders of any of the Company Common Shares is required to approve any transaction contemplated hereby other than the consummation of the Merger.

(m) State Takeover Statutes. The Company Shareholder Approval constitutes approval of this Agreement and the Merger for purposes of Section 912 of the NYBCL such that no other action or approval of the Board of Directors of the Company or any Person is needed to exempt this Agreement, the Shareholders Agreements, the Merger or the other transactions contemplated hereby or thereby from the restrictions of Section 912 of the NYBCL. No other state takeover or similar statute or regulation is applicable to this Agreement, the Voting Agreements, the Merger or the other transactions contemplated hereby or thereby.

(n) Brokers; Schedule of Fees and Expenses. Except for Citigroup Global Markets Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

(o) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Shares pursuant to this Agreement is fair, from a financial point of view, to such holders, a signed copy of which opinion will be delivered to Parent solely for informational purposes after receipt thereof by the Company.

(p) Intellectual Property.

(i) The Company and its Subsidiaries own, or have validly licensed or otherwise have the right to use, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, domain names, copyrights, database rights, design rights, know-how, trade secrets and other proprietary intellectual property rights, whether registered or unregistered (collectively, “Intellectual Property Rights”), that are material to the conduct of any business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken all commercially reasonable steps to protect and maintain the Intellectual Property Rights owned by the Company and its Subsidiaries, including by requiring its employees and contractors to assign their rights in any proprietary Intellectual Property Rights to the Company; provided however, that the Company does not have the right to prohibit the U.S. government from using certain technologies developed or acquired by the Company or to prohibit third party companies, including the Company’s competitors, from using such technologies in providing products and services to the U.S. government.

(ii) All registered Intellectual Property Rights owned by the Company or its Subsidiaries (collectively, “Registered Intellectual Property Rights”) have been disclosed in Section 3.1(p) of the Company Disclosure Letter and none is subject to any Lien (other than Permitted Liens or as disclosed in Section 3.1(p) of the Company Disclosure Letter) in favor of a third party and other than licenses granted to third parties in the ordinary course of business; provided however, that the Company does not have the right to prohibit the U.S. government from using certain technologies developed or acquired by the Company or to prohibit third party companies, including the Company’s competitors, from using such technologies in providing products and services to the U.S. government. Each material Registered Intellectual Property Right has not expired or been abandoned or cancelled and, to the Knowledge of the Company, is valid and enforceable.

(iii) As of the date hereof, no material claims (other than as disclosed in Section 3.1(g) of the Company Disclosure Letter are pending or, to the Knowledge of the Company, threatened by any Person, claiming that the Company or any of its Subsidiaries is infringing or otherwise violating the Intellectual Property Rights of any Person (i) with regard to the use of any Intellectual Property Right or (ii) in the operation or conduct of any business of the Company and its Subsidiaries as that business is currently carried out. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are infringing or otherwise violating the Intellectual Property Rights of any Person by the conduct of any business of the Company and its Subsidiaries as currently conducted.

(iv) No Person is infringing, or otherwise violating, in any material respect, the rights of the Company or any of its Subsidiaries with respect to any material Registered Intellectual Property Right; provided however, that the Company does not have the right to prohibit the U.S. government from using certain technologies developed or acquired by the Company or to prohibit third party companies, including the Company’s competitors, from using such technologies in providing products and services to the U.S. government. Neither the Company nor any Subsidiary has performed prior acts or is engaged in current conduct or use, and to the Knowledge of the Company, there exists no prior act or current use by any third party, that would void or invalidate any Intellectual Property Right of the Company that is material to the conduct of any business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, the Company and its Subsidiaries have not disclosed to third parties any material confidential information of the Company or its Subsidiaries that the Company or its Subsidiaries wish to keep confidential other than subject to an obligation to maintain the confidentiality of such information.

(v) The Company and its Subsidiaries take reasonable precautions to protect the confidentiality, integrity and security of their material software and systems.

(q) Insurance. Section 3.1(q) of the Company Disclosure Letter contains a complete and accurate list of all material insurance policies (the “Insurance Policies”) of the Company and its Subsidiaries as of the date hereof with coverage exceeding an amount equal to $1,000,000, except insurance policies relating to employee welfare and benefit plans. With respect to each Insurance Policy, except as has not had and would not reasonably be expected to have a Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable by the Company or one of its Subsidiaries, as applicable, in accordance with its terms and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) in a manner that would prejudice the Company or its Subsidiaries from making a material claim, and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Insurance Policy; (iii) no notice of cancellation or termination of, or general disclaimer of liability under, any such Insurance Policy has been received.

(r) Real and Personal Property.

(i) Section 3.1(r)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company and its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”). With respect to each such parcel of Owned Real Property that is necessary to the conduct of a material business of the Company and its Subsidiaries, (A) such parcel is free and clear of all Liens, except for (1) Occupancy Agreements (as defined below) set forth in Section 3.1(r)(i) of the Company Disclosure Letter; (2) Liens for taxes, assessments or similar charges that are not yet due and payable; (3) Liens of landlords, mechanics, materialmen, warehousemen or other like Liens that are not yet due and payable or are being contested in good faith; and (4) Liens incurred after the date hereof in connection with capital leases and purchase money financings expressly permitted by Section 4.1(a) and covering only the assets subject to, financed by or acquired as a result of, such capital leases and/or purchase money financings (each of the foregoing (1) through (4), a “Permitted Lien”); (B) no Person (other than the Company or any Subsidiary) is in possession of such material Owned Real Property or any material part thereof except pursuant to any lease, sublease, license or other occupancy agreement pursuant to which the Company is a lessor or sublessor (“Occupancy Agreements”) or where possession would not have a material effect on the use of the property by the Company or its Subsidiaries; (C) there are no outstanding rights of first refusal or options to purchase such material Owned Real Property; (D) the Company or its Subsidiaries have good and marketable fee simple title to such material Owned Real Property except for Permitted Liens; (E) the Company and/or its Subsidiary have adequate rights of ingress and egress with respect to such material Owned Real Property and the improvements located thereon; except as would not, individually or in the aggregate, reasonably be expected to materially impair the operations of the Company or the ownership or use of the Owned Real Property; and (F) neither such material Owned Real Property nor any improvement located thereon, nor the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable law in any material respect. Neither the Company nor any of its Subsidiaries has assigned, mortgaged, deeded in trust or otherwise transferred or encumbered any Owned Real Property except for Permitted Liens.

(ii) Section 3.1(r)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Leases (as defined below). (A) All of the leases, licenses, tenancies, subleases and all other occupancy agreements under which the Company or any of its Subsidiaries leases, subleases, uses or occupies or has the right to use or occupy, now or in the future, any real property that is necessary to the conduct of a material business of the Company and its Subsidiaries (“Leases”) (the leased and subleased space or parcel of real property thereunder being collectively, the “Leased Real Property”) are in full force and effect; (B) neither the Company nor any of its Subsidiaries is in material default under the Leases, and to the Knowledge of the Company no event has occurred which, with notice or lapse of time, would constitute a material default by the Company or any of its Subsidiaries under the Leases; (C) the Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and the right to quiet enjoyment of, the Leased Real Properties leased by it as tenant or subtenant; and (D) neither the Company nor any of its Subsidiaries has assigned, mortgaged, deeded in trust or otherwise transferred or encumbered the Leases except for Permitted Liens.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company or one of its Subsidiaries has good title to all personal property reflected in the latest audited balance sheet included in the SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business (except personal property sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except Permitted Liens.

(s) Labor Matters. The Company is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor union or organization. Neither the Company nor any of its Subsidiaries is the subject of any suit, action or proceeding that is pending or, to the Knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state or foreign statutes or regulations) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that has had or would reasonably be expected to have a Material Adverse Effect. No strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has there been any such strike within the past three years. To the Knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity. The Company and its Subsidiaries are in material compliance with all applicable laws, agreements, contracts, policies, plans and programs relating to employment, employment practices and the termination of employment, including but not limited to any obligations pursuant to employee health and safety requirements and to the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws, except as would not reasonably be expected to have a Material Adverse Effect. No action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of employees of the Company or its Subsidiaries is pending, or, to the Knowledge of the Company, threatened which, if adversely decided, may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any material consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(t) Contracts. Except for those Contracts filed as exhibits to the Filed SEC Documents, Government Contracts (as defined below) or Contracts that cannot be disclosed as a result of applicable laws relating to the exchange of information, Section 3.1(t) of the Company Disclosure Letter sets forth each Contract that the Company or any Subsidiary is a party to or bound by, as of the date hereof, that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) restricts in any material respect the Company or any Subsidiary or, to the Knowledge of the Company, that would, after the Effective Time, materially restrict Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any successor thereto from engaging or competing in any material line of business in any geographic area.

(iii) is a loan and credit agreement, note, debenture, bond, indenture or other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $5,000,000 is outstanding or may be incurred, other than any such Contract between or among any of the Company or any of its Subsidiaries;

(iv) by its terms calls for aggregate payments to or by the Company or any of its Subsidiaries of more than $5,000,000, except for any such Contract that may be canceled, without any penalty or other liability to the Company or any of its Subsidiaries in excess of $500,000, within one year;

(v) was entered into after January 2, 2000, to which the Company or any of its Subsidiaries is a party for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $5,000,000 except for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions and dispositions of inventory);

(vi) involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument;

(vii) constitutes a joint venture, partnership, limited liability or other similar agreement (excluding licensing Contracts) relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole; or

(viii) is an agreement with respect to the employment of any director or executive officer of the Company.

Each Contract of the type described in this Section 3.1(t) is referred to herein as a “Company Contract”. Each Company Contract (and each “standstill” agreement that restricts the Company or any of its Subsidiaries from acquiring the shares or assets of another Person) is valid and binding on the Company or Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for bankruptcy and similar laws affecting the enforcement of creditors’ rights generally or the availability of equitable remedies, and the Company or Subsidiary party thereto have performed all obligations required to be performed by them to the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it under such Company Contract, except, in each case, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u) Government Contracts.

(i) Since January 1, 2004, with respect to each executory Government Contract (as defined below) or outstanding Bid (as defined below) to which the Company or any of its Subsidiaries is a party: (A) the Company and each of its Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Bid; (B) the Company and each of its Subsidiaries has complied in all material respects with all material requirements of any statutes, rules, regulations, orders or agreements with the U.S. Government pertaining to such Government Contract or Bid; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete in all material respects as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications; (D) neither the U.S. Government, nor any prime contractor, subcontractor or other Person, has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has materially breached or violated any statute, rule, regulation, certification, representation, clause, provision or requirement; (E) no termination notice has been received or, to the Knowledge of the Company, issued, and no cure notice or show cause notice has been received or, to the Knowledge of the Company, issued and not resolved or cured; (F) no cost incurred by the Company or any of its Subsidiaries pertaining to such Government Contract or Bid is the subject of a criminal or civil fraud investigation known to the Company or a written notice of intent to disallow the cost by the contracting officer; (G) no money due the Company or any of its Subsidiaries pertaining to such Government Contract has been withheld (other than in the ordinary course of business and other than in the ordinary course of a dispute) or formally set off; and (H) each such Government Contract is valid and binding on the Company or the Company’s Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. “Government Contract” means any Contract with any agency of the United States Government or any foreign government, and any subcontract under such Government Contract, “executory Government Contract” means a Government Contract that has not been closed by the U.S. Government, prime contractor or subcontractor, as appropriate, and “Bid” means any outstanding quotation, bid or proposal which, if accepted or awarded, would lead to a Government Contract.

(ii) Since January 1, 2004, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ directors, officers, employees, consultants or agents is (or for the last three years has been) convicted or had a civil judgment rendered against them, or under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) or material internal investigation or audit for fraud or a criminal offense or with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid.

(iii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, consultants or agents is (or at any time during the last three years has been) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. Government contracting and has had no suspension or debarment action commenced against them. To the Knowledge of the Company, no facts or circumstances exist that would warrant suspension or debarment proceedings against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has, within the past three years, been terminated for default under any Government Contract. Neither the Company nor any of its Subsidiaries has made any voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to performance under a Government Contract or Bid.

(iv) Since January 1, 2004, no Governmental Entity nor any prime contractor or subcontractor has asserted any claim or any other action for relief arising or relating to any Government Contract or Bid nor initiated any dispute proceeding against the Company under the Contract Disputes Act or any other Federal statute, for an amount that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has asserted any claim or any other action for relief arising or relating to any Government Contract or Bid nor initiated any dispute proceeding against any Governmental Entity, prime contractor, subcontractor, vendor or third party for an amount where the failure to win such claim or action would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any financial interest in any claim filed under the Contract Disputes Act against the U.S. Government arising under or relating to any Government Contract or Bid. Neither the Company nor any of its Subsidiaries has any financial interest in any formal claim filed by or with a prime contractor or higher tier subcontractor arising under or relating to any Government Contract.

(v) Since January 1, 2004, the Company and each of its Subsidiaries has complied in all material respects with the National Industrial Security Program Operating Manual and their respective facility clearances.

(v) Government-Furnished Property or Equipment. The Company and its Subsidiaries have complied in all material respects with all of their obligations relating to Government Furnished Items under any Government Contract. “Government Furnished Items” means any material personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company or any of its Subsidiaries by or on behalf of the U.S. Government that relates to the business of the Company or any of its Subsidiaries, is being used in the conduct of the business of the Company or any of its Subsidiaries and is or should be in the possession of the Company or its Subsidiaries for use in their business.

(w) Absence of Unlawful Payments. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any director, officer, agent, distributor, employee or other person associated with, or acting on behalf of, the Company or any of its Subsidiaries has violated or is in violation of (i) the anti bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or (ii) the books and records provisions of the FCPA as they relate to any payment in violation of the anti bribery provisions of the FCPA.

(x) OFAC. The Company and its Subsidiaries are, and have at all times been, in material compliance with all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

(y) Export Controls. The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (“ITAR”) (22 CFR 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, and the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written communication alleging that it is not in compliance with the Export Control Laws.

Section 3.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”, each of the Company Disclosure Letter and the Parent Disclosure Letter, a “Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has all requisite corporate power or other power, as the case may be, and authority to carry on its business as now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not and would not reasonably be expected to prevent or materially impede the consummation of the Merger.

(b) Merger Sub Shares. All of the issued and outstanding capital shares of Merger Sub are owned, directly or indirectly, by Parent. The outstanding shares of Merger Sub have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).

(c) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, fraudulent transfer, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties or assets is subject or otherwise under which Parent or any of its Subsidiaries have rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually and in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or termination or expiration of any waiting period under applicable law, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) consents, approvals, authorizations, clearances, compliance with and filings under the HSR Act and all other applicable antitrust or competition laws of foreign jurisdictions, (2) the filing with, or furnishing to, the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (3) the filing of the Certificate of

Merger with the NY Dept. of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings listed in Section 3.2(c) of the Parent Disclosure Letter, and (5) such other consents, approvals, orders and authorizations of, and registrations, declarations and filings (including those with foreign Governmental Entities) the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated hereby.

(e) Financing. Parent has or will have at the Effective Time sufficient funds available to provide for payment of the aggregate Merger Consideration and all other payments due or payable by Parent or Merger Sub hereunder.

(f) Litigation. There is no suit, claim, action, settlement, investigation or proceeding pending or, to the Knowledge of the Parent, threatened against or involving Parent, Merger Sub or any of Parent’s directors and executive officers (in their capacity as such) or assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity or arbitrator outstanding against, or to the Knowledge of Parent, any material investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity against, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

(g) Vote/Approval Required. No vote or consent of the holders of common shares of Parent is necessary to approve this Agreement or the Merger. The vote or consent of Parent as the sole shareholder of Merger Sub (which has been obtained) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement, the Merger or the other transactions contemplated by this Agreement.

(h) Brokers and Expenses. Except for Lazard Freres & Co. LLC and UBS Securities LLC, neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

(i) International Trade and Export Controls. Neither Parent nor Merger Sub, nor any of their subsidiaries, is identified on the list of “Specially Designated Nationals and Blocked Persons” (“SDNs”) maintained by OFAC within the United States Department of the Treasury. Neither Parent or Merger Sub, nor any of their respective controlled subsidiaries, are involved in business arrangements or otherwise engaged in transactions with or involving countries subject to economic or trade sanctions imposed by the United States Government, or with or involving any SDNs, in any case, in violation of the regulations maintained by OFAC.

(j) Ownership of Shares. As of the date hereof or at any time prior to the Effective Time, neither Parent nor Merger Sub owns any Company Common Shares, beneficially, of record or otherwise.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business.

(a) Conduct of Business by the Company. Except as set forth in Section 4.1(a) of the Company Disclosure Letter, as expressly contemplated or permitted by this Agreement, or as may be required by applicable law or the requirements of the NYSE (including any listing agreement with the NYSE), without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use their respective commercially reasonable efforts (i) to carry on their respective businesses in the ordinary course substantially consistent with past practice, (ii) to preserve their assets and technology in accordance with present practices, ordinary wear and tear excepted and (iii) to keep available the services of their current officers and key employees and preserve their relationships with customers, suppliers and others having significant business dealings with them. Without limiting the generality of the foregoing, except as set forth in Section 4.1(a) of the Company Disclosure Letter, as consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned) or as expressly contemplated or permitted by this Agreement, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of, any of its capital shares or other equity or voting interests except (1) for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and (2) for regular quarterly cash dividends payable to the shareholders of the Company in an amount not to exceed $0.03 per share, (B) purchase, redeem or otherwise acquire any capital shares of, or other equity or voting interests in, the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other interests (other than issuances or grants of Company Common Shares pursuant to the exercise of Company Stock Options or warrants outstanding on such date as required by their terms as in effect on the date hereof) or (C) split, combine or reclassify any of its capital shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital shares or other equity or voting interests;

(ii) issue, deliver, sell, pledge or otherwise encumber any Company Common Shares, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, interests or securities or any share appreciation rights or other rights that are linked to the price of Company Common Shares (other than (A) normal and off-cycle grants of Company SSARs and shares of restricted stock in the ordinary course consistent with past practice; provided that such off-cycle grants shall not exceed, in the aggregate, 5,000 SSARs and 5,000 shares of restricted stock and that no such off-cycle grants are made to executive officers or directors of the Company or its Subsidiaries; provided, further that such normal-cycle grants (other than grants pursuant to Directors’ compensation arrangements described in the Filed SEC Documents, which shall be made in accordance with such description) shall not exceed, in the aggregate, the total number of SSARs and shares of restricted stock granted on the normal-cycle grant date immediately preceding such grant; (B) the issuance of Company Common Shares upon the exercise of Company Stock Options, SSARs and other rights to acquire Company Common Shares described in Section 3.1(c) of this Agreement and Section 3.1(c) of the Company Disclosure Letter in accordance with the terms of such Company Stock Options, SSARs or other rights as in effect on the date hereof or as may be granted pursuant to subclause (A) of this Section 4.1(a)(ii); (C) subject to Section 5.4(c), pursuant to rights to acquire shares of Company Common Shares issued under the current terms of any Employee Plan; or (D) the issuance of Company Common Shares in accordance with the terms of the Convertible Notes);

(iii) amend its certificate of incorporation or by-laws (or similar organizational documents);

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture, association, limited liability company or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) except for capital expenditures (which are subject to Section 4.1(a)(vii)), any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than purchases of raw materials, equipment, supplies and inventory necessary to satisfy the orders made under Government Contracts or in the ordinary course of business consistent with past practice;

(v) directly or indirectly sell, lease, license or otherwise dispose of, or subject to any Lien (other than Permitted Liens) any material properties, rights or assets (including any Contract with Customers) or any interest therein that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except sales of raw materials, equipment, supplies, inventory and obsolete assets in the ordinary course of business consistent with past practice;

(vi) (A) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice; or (B) make any loans, advances (other than in connection with indemnification obligations to the Company’s officers and directors), or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii) make or agree to make any new capital expenditures (including capital leases), except capital expenditures made in the ordinary course of business consistent with past practice and current plans;

(viii) pay, discharge, settle or satisfy any material claims (including any claims of shareholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill, non-competition, exclusivity or similar agreement to which the Company or any of its Subsidiaries is a party; provided however, that the Company shall be permitted to pay, discharge, settle, or satisfy any material claims, liabilities or obligations, in an individual amount not to exceed $1,000,000 and an aggregate amount not to exceed $3,500,000; provided further, that the Company and its Subsidiaries shall make no admission of guilt or grant any equitable relief of any kind in any such payment, discharge, settlement or satisfaction;

(ix) with respect to any employee or director of the Company or its Subsidiaries, except as provided on Section 4.1(a) of the Company Disclosure Letter, (A) grant any loan or increase in compensation (including incentive compensation), benefits or perquisites, (B) grant any increase in severance or termination pay or termination benefits, (C) enter into any employment, loan, retention, consulting, indemnification, or similar agreement, (D) enter into any change of control, severance, termination or similar agreement, (E) amend, waive or otherwise modify in any material respect any of the terms of any employee option, warrant or stock option plan of the Company or any Subsidiary, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan or other Contract, (G) take any action to accelerate the allocation of or the eligibility for benefits or the vesting or payment of any compensation or benefit under any Employee Plan or other Contract or (H) establish or amend any Employee Plan or trust agreement or other operative document relating to any Employee Plan. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to do the following without the prior written consent of the Parent: (a) amend or otherwise modify any Employee Plan or other plan, program, policy, agreement or arrangement to the extent it shall determine to be reasonably necessary to avoid subjecting any amounts payable thereunder to the additional tax imposed under Section 409A of the Code that does not result in any material cost to the Company and its Subsidiaries; (b) take such actions as are permitted under Section 4.1(a)(ii) of the Agreement, which is hereby incorporated by reference; (c) take such actions that are required to be taken by the terms of any Employee Plan or other Contract as in effect on the date of the Agreement or as required to comply with applicable law; (d) take such actions as are currently contemplated under the 2007 Salary Plan (including with respect to executive officers and all other employees); (e) in respect of employees other than executive officers, take such actions that are in the ordinary course of business consistent with past practice; and (f) amend any broad-based Employee Plan in the ordinary course of business consistent with past practice (including, but not limited to, the renegotiation of third-party provider rates, coverage and benefits with respect to the Company’s health and welfare benefit plans); provided that no action taken by the Company or any of its Subsidiaries pursuant to (a), (e) and (f) above shall result in a material increase in fixed or contingent liabilities of the Company, Parent and their respective Subsidiaries.

(x) take any action that is intended to result in any condition to the Merger set forth in Section 6 not being satisfied;

(xi) terminate, cancel or otherwise materially modify its relationship with, or any material Contract with, any material supplier or decrease materially or materially limit the products or services provided by such supplier to the Company other than in the ordinary course of business consistent with past practice;

(xii) terminate, cancel or otherwise materially modify its relationship with, or any material Contract with, any material customer or decrease materially or materially limit the sale of the Company’s products or services to any such customer other than in the ordinary course of business consistent with past practice;

(xiii) adopt or implement any shareholder rights plan, “poison pill” antitakeover plan or other similar plan, device or arrangement that, in each case, is applicable to the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement or the Voting Agreements;

(xiv) make any material change in financial accounting methods, principles or practices of the Company or any of its Subsidiaries, except insofar as may be required by a change in GAAP or applicable law or regulations, except any changes in the ordinary course of business consistent with past practice;

(xv) within the 90-day period prior to the Closing Date, take any action affecting in whole or in part any site of employment, facility, operating unit or employee of the Company that would trigger the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988;

(xvi) write up, write down or write off the book value of any assets material, individually or in the aggregate, for the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice or as required by GAAP, consistently applied; or

(xvii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters.

(i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (A) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) initiated against or with respect to the Company or any of its Subsidiaries in respect of any material tax; (B) subject to Section 4.1(a)(viii), not settle or compromise any Action against or with respect to the Company or any of its Subsidiaries in respect of any material tax; and (C) not make or revoke any material tax election, change any material method of tax accounting, amend any tax return in a manner that is material, enter into any material closing agreement with respect to any tax or surrender any right to claim a material tax refund, in the case of clause (B) and (C) without Parent’s consent, which consent shall not be unreasonably withheld or delayed; provided however that the Company shall have the right to take any action specified in clause (B) or (C) without Parent’s consent if such action is (1) in the ordinary course of business and consistent with past practice or (2) required by applicable law; provide, further, that if an action described in clause (1) or (2) is in respect of any income tax, the Company shall give Parent 10 Business Days notice prior to taking such action during which period Parent may comment on such action. Parent shall be deemed to consent to any action for which consent is required by Parent under this Section 4.1(b)(i) if the Company does not receive written objection to such action from Parent within 10 Business Days of the Company’s giving notice of such proposed action.

(ii) Parent shall be liable for all transfer, stamp, real estate gains and other similar taxes arising from the transactions contemplated by the Agreement. Parent shall file all tax returns relating to such taxes.

(c) Advice of Changes. Subject to applicable laws relating to the exchange of information, the Company shall promptly advise Parent orally and in writing of any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Control of Operations. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 4.1(a) or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of outside counsel, violate applicable Regulatory Law.

Section 4.2 No Solicitation.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, (i) solicit or initiate or take any other action knowingly to facilitate or encourage, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Takeover Proposal except to notify such Person of the existence of this provision; provided, however, that, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may, in response to a bona fide unsolicited, written Takeover Proposal made after the date of this Agreement that the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and financial advisor constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and that did not result from a breach of this Section 4.2, provided the Board of Directors of the Company shall have determined in good faith after consultation with its outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law, and subject to compliance with Sections 4.2(c) and (d), and after providing Parent advance notice of the intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person (and its representatives) making such Takeover Proposal pursuant to a customary confidentiality agreement no less restrictive on such Person than the confidentiality agreement in effect between the Company and Parent (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information not previously provided to Parent is provided on a prior or substantially concurrent basis to Parent, except to the extent such information would be reasonably likely to result in competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or such disclosure is prohibited by applicable Governmental Entities or pursuant to applicable laws, in each case relating to the exchange of information (“Prohibited Information”), and so long as no information is provided to the Person making such Takeover Proposal that would constitute Prohibited Information with respect to such Person, and (B) participate in discussions or negotiations with the Person (and its representatives) making such Takeover

Proposal regarding such Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or Affiliate of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the Company. As of the date hereof, the Company has, and has caused each of its Subsidiaries and each of the Representatives to have terminated all discussions or negotiations with all third parties regarding any Takeover Proposal and requested the prompt return or destruction of all confidential information relating to the Company or any of its Subsidiaries previously furnished to each such third party within the last year. The term “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, restructuring, investment, liquidation, dissolution, or similar transaction, of (x) assets or businesses that constitute or represent 15% or more of the total assets of the Company and its Subsidiaries, taken as a whole, or (y) 15% or more of the outstanding Company Common Shares.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, withhold or qualify (or modify in a manner adverse to Parent or Merger Sub) or propose publicly to withdraw, withhold or qualify (or modify in a manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by such Board of Directors of the Company or any such committee of this Agreement or the Merger, or recommend the approval or adoption of or, propose publicly to recommend the approval or adoption of, any Takeover Proposal or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger (each such action being referred to herein as an “Adverse Recommendation”), or (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or that would reasonably be expected to lead to, any Takeover Proposal (other than a Confidentiality Agreement referred to in Section 4.2(a) or a standstill agreement with respect to the Company). Notwithstanding anything in this Section 4.2 to the contrary, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may, if the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that it would be inconsistent with fulfilling its fiduciary duties under applicable law for it not to do so, in response to a Superior Proposal (as defined below) that did not result from a breach of Section 4.2(a), (x) effect an Adverse Recommendation or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(g) and concurrently enter into an Acquisition Agreement to accept the Superior Proposal; provided however, that the Company shall not terminate this Agreement pursuant to Section 7.1(g), and any purported termination pursuant to Section 7.1(g) shall be void and of no force or effect, unless the Company shall have complied in all material respects with all the provisions of this Section 4.2, including the notification provisions in this Section 4.2, and with all applicable requirements of Section 5.6(b) (including the payment of the Company Termination Fee (as defined in Section 5.6(b)); and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.1(g) until after the fifth Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, identifying the Person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.1(g) if such Superior Proposal still constitutes a Superior Proposal (taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise) at the end of such five Business Day period (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period). The term “Superior Proposal” means any bona fide offer that is not subject to any due diligence condition to either party’s obligation to consummate the transaction made by a third party in respect of a transaction that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company or one of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common

Shares or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, which transaction the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (taking into account the Person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of the Company) to be more favorable to the shareholders of the Company than the Merger, taking into account any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.2, the Company shall promptly (and in any case within 24 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information that the Company has reason to believe may lead to, or that contemplates, a Takeover Proposal, or any inquiry the Company has reason to believe may lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry and any action taken or proposed to be taken by the Company in response to any such request, Takeover Proposal or inquiry. The Company shall take all reasonable steps to keep Parent informed of any material developments, discussions and negotiations related to such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure to make such disclosure would be reasonably likely to be inconsistent with applicable law, provided that any disclosure other than a “stop–look–and–listen” communication to the shareholders of the Company pursuant to Rule 14d–9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) shall be deemed to be an “Adverse Recommendation” unless the Company’s Board of Directors (i) expressly rejects the applicable Takeover Proposal or (ii) expressly reaffirms its recommendation to its shareholders in favor of the Merger.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of the Proxy Statement; Company Shareholders Meeting; Parent Shareholders Meeting.

(a) The Company shall use all reasonable efforts to prepare and file with the SEC the Proxy Statement in preliminary form as promptly as reasonably practicable following the date of this Agreement. The Company shall use all reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto, to prepare and file with the SEC the definitive Proxy Statement as promptly as practicable thereafter and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the filing of the definitive Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall use all reasonable efforts to cooperate with the Company and to promptly provide any information or responses to comments or other assistance reasonably requested in connection with the foregoing. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall give reasonable consideration to all comments proposed by Parent. Parent shall perform its review and provide its comments to the Company as promptly as reasonably practicable.

(b) Concurrently with the mailing of the Proxy Statement, the Company shall provide the notice required by the terms of the Convertible Notes.

(c) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) (in accordance with applicable law and the Company Charter and Company By-laws) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval and soliciting shareholder adoption of this Agreement. Except as expressly permitted pursuant to Section 4.2(b), the Company shall, through its Board of Directors, recommend to its shareholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing but subject always to Section 7.1(g), the Company agrees that its obligations pursuant to this Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal or by any action taken pursuant to Section 4.2(b) (including any Adverse Recommendation) other than termination of this Agreement, and the Company shall remain obligated to call, give notice of, convene and hold the Company Shareholders Meeting. The Company shall not submit to the vote of its shareholders any Takeover Proposal, or propose to do so, until after the termination of this Agreement.

Section 5.2 Access to Information; Confidentiality; Transition Planning.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, its Subsidiaries and Affiliates and to their respective Representatives, access at reasonable times and during normal business hours during the period prior to the Effective Time or the termination of this Agreement in a manner that does not unreasonably disrupt or interfere with the business and operations of the Company to all their respective properties, assets, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, make available to Parent on a prompt basis (i) access to each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any Regulatory Law (as defined below) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, provided that the Company shall not be required to provide access to or disclose information where such access or disclosure would (x) jeopardize attorney-client privilege, (y) cause competitive harm to the Company or its Affiliates if the transactions contemplated by this Agreement are not consummated or (z) contravene any law, rule, regulation, order, decree or agreement with any third party. All requests for such access shall be made exclusively to the Representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of the Company, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of the Company as the Company may designate. Any information that is obtained pursuant to this Section 5.2(a) or any other provision of this Agreement shall be subject to the applicable provisions of the Confidentiality Agreement. Each of the parties agrees to use its commercially reasonable efforts to cooperate in good faith, to the maximum extent permitted by law and not prohibited by applicable Governmental Entities or this Agreement, including applicable laws relating to the exchange of information, with respect to planning exercises relating to integration following the Effective Time.

(b) Except as prohibited by applicable Governmental Entities and subject to applicable laws relating to the exchange of information, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to obtain an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries during the period from and after the Effective Time.

Section 5.3 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable laws, to consummate and make effective the Merger and the other transactions contemplated hereby, including using its commercially reasonable efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approvals or waivers from any Governmental Entity, (iii) the obtaining of all materially necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

(b) In furtherance and not in limitation of the foregoing, each party agrees (i) to make required filings with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and in any applicable foreign jurisdiction with the appropriate Governmental Entity, the notification and report form required under the HSR Act or the antitrust and competition laws of any such foreign jurisdiction, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, or the antitrust and competition laws of any such foreign jurisdiction, and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the antitrust and competition laws of any such foreign jurisdiction and (ii) to cooperate with the other parties to this Agreement in making such filings and other filings and disclosures in respect of the Merger and the other transactions contemplated by this Agreement as may be necessary or advisable.

(c) Notwithstanding the foregoing, if any objections are asserted with respect to the Merger or any other transaction contemplated hereby under any Regulatory Law, or if any suit is threatened to be instituted, by any Governmental Entity challenging the Merger or any other transaction contemplated hereby or brought otherwise by any Governmental Entity under any Regulatory Law that would prohibit or materially impair or materially delay the consummation of the Merger or any other transaction contemplated hereby, each of Parent, Merger Sub and the Company agrees to take actions that may be commercially reasonably necessary to resolve any objections as may be asserted by any Governmental Entity under such Regulatory Law with respect to the Merger (including disposing of or holding separate any businesses or assets of the Company, Parent or any of their respective Affiliates under the HSR Act to the extent commercially reasonable).

(d) Upon the Knowledge of the Company, the Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(e) Upon the Knowledge of Parent, Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(f) Each of the Company and Parent shall, in connection with the efforts referenced in Section 5.3(a) to obtain the approvals and authorizations (the “Requisite Approvals”) for the transactions contemplated by this Agreement under the HSR Act and any other Regulatory Law (as defined below), use its reasonable efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, and to promptly inform the other party of any communication received by such party from, or given by, such party. In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and, unless the disclosure is of commercially sensitive, confidential or proprietary information of Parent or the Company, or its respective Affiliates and subject to any Regulatory Law, provide the other party with a copy of any such written communication (or summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity (other than telephone calls initiated by the Governmental Entity without advance notice) in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to any applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the Requisite Approvals. In exercising the foregoing right, each of Parent and the Company will act reasonably and promptly. Each of Parent and the Company agrees that it will consult with the other party with respect to obtaining all Requisite Approvals and each will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended and the rules and regulations thereunder, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in any particular industry or otherwise through merger or acquisition.

Section 5.4 Company Stock Options and Other Incentive Awards.

(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Share Plans) shall adopt such resolutions or take such other actions (if any) as may be required to: (i) provide that each Company Stock Option and SSAR issued under the Company Share Plans outstanding immediately prior to the Effective Time (whether vested or unvested or subject to restrictions), shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per Company Common Share subject to such Company Stock Option or the grant price per Company Common Share for each such SSAR, as applicable, multiplied by (B) the number of Company Common Shares for which such Company Stock Option shall not theretofore have been exercised; (ii) provide that each right to receive Company Common Shares under each Restricted Share and Retention Incentive Award Agreement outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration multiplied by the number of Company Common Shares not yet issued under each such Restricted Share and Retention Incentive Award Agreement; (iii) provide for the acceleration of vesting and termination of all restrictions with respect to restricted shares immediately prior to the Effective Time, other than restricted shares issued in connection with the acquisitions by the Company of CAS, Inc. and Impact Science and Technology, which restricted shares shall be subject to the terms and conditions thereof (it being agreed that any waiver of any applicable restriction period permitted by the terms and conditions thereof shall not be exercised) and (iv) make such other changes to the Company Share Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b) All amounts payable pursuant to Section 5.4(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom, and shall be paid as soon as practicable and in any event within three Business Days following the Effective Time, without interest.

(c) The Company shall use its commercially reasonable efforts to take all actions determined to be necessary to effectuate the provisions of this Section 5.4. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Share Plans) shall take or cause to be taken such actions as are required to cause (i) the Company Share Plans to terminate as of the Effective Time and (ii) the provisions in any other Employee Plan (other than the ESOP) providing for the issuance or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company following the Effective Time to be terminated as of the Effective Time.

Section 5.5 Indemnification, Exculpation and Insurance.

(a) Each of Parent and Merger Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) and any indemnification agreements of the Company set forth in Section 5.5(a) of the Company Disclosure Letter or disclosed in the Filed SEC Documents shall survive the Effective Time and shall continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall ensure that the Surviving Corporation remains in a financial position to meet its commitments under this Section 5.5(a).

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.5(b); provided however, that in no event shall Parent be required to pay aggregate annual premiums for insurance under this Section 5.5(b) in excess of $978,750 (the “Maximum Premium”), which the Company represents and warrants is equal to 300% of the annual premiums paid as of the date hereof by the Company for such insurance; provided that, if such premium exceeds the Maximum Premium, Parent shall nevertheless be obligated to provide the most advantageous coverage as may be obtained for such Maximum Premium.

(c) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 5.5. The rights of each indemnified party hereunder shall be in addition to any other rights such indemnified party may have under the Company Charter, Company By-laws, any applicable law, agreement or otherwise.

(d) Parent shall pay all reasonable expenses, including reasonable attorney’s fees, incurred by any indemnified party in connection with successfully enforcing the indemnity and other obligations provided in this Section 5.5.

(e) The provisions of this Section 5.5 shall survive the consummation of the Merger and (if the Effective Time occurs) are expressly intended to benefit each of the indemnified parties, their heirs and representatives.

Section 5.6 Fees and Expenses.

(a) All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(g);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or

(iii) (A) a Takeover Proposal shall have been made to the Company or its shareholders or any Person has announced an intention to make, or an interest in making, a Takeover Proposal (whether or not conditional and whether or not withdrawn), (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(b)(ii) or (2) by Parent pursuant to Section 7.1(e) in the event of a breach by the Company of any of its covenants contained in this Agreement and (C) within 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 5.6(b)(iii), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.2(a), except that all references to 15% shall be deemed references to 50%), then the Company shall pay Parent a fee equal to $47 million (the “Company Termination Fee”) plus all out-of-pocket fees and expenses (including legal fees and expenses) actually incurred and reasonably documented by Parent in connection with this Agreement, the Merger and the other transactions contemplated hereby, which amount shall not exceed $3 million (the “Parent Expenses”), by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.1(g), prior to or concurrently with such termination, (y) in the case of a termination by the Company pursuant to Section 7.1(b)(ii) in accordance with Section 5.6(b)(iii), within the second business day following the consummation of such Takeover Proposal and (z) in the case of a termination by Parent pursuant to Section 7.1(d) within two Business Days after such termination.

(c) The Company acknowledges that the agreements contained in this Section 5.6 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.6 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the other party, the Company shall pay to Parent interest on the amount set forth in this Section 5.6 from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit.

Section 5.7 Information Supplied.

(a) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the date it is mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Parent and Merger Sub agree that none of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date the Proxy Statement is mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 Benefits Matters.

(a) Until the 18-month anniversary of the Effective Time (the “Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company’s Subsidiaries who continue as employees of the Surviving Corporation, the Company’s Subsidiaries or the Parent during the Continuation Period, total compensation and employee benefits that are substantially equivalent in the aggregate to those currently provided by the Company or the applicable Subsidiary of the Company to such employees pursuant to the Employee Plans; provided that employees who are subject to agreements specifying compensation, benefits and payments shall be provided such compensation, benefits and payments in accordance with the such agreements. Without limiting the generality of the foregoing, the Surviving Corporation and any successor thereto shall honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements and arrangements identified in Section 5.8(a) of the Company Disclosure Letter. The Surviving Corporation shall be required to provide to any employee whose employment is terminated during the Continuation Period with severance benefits which are substantially equivalent in the aggregate to the severance benefits currently provided under the Employee Plans set forth in Section 5.8(a) of the Company Disclosure Letter, including by recognizing all service recognized by the Company and its Subsidiaries for such purpose under the applicable Employee Plan providing such severance. Benefits provided under the ESOP prior to or in connection with the Closing shall not be taken into consideration for purposes of determining equivalency pursuant to the foregoing provisions of this Section 5.8(a); provided, however, that Parent shall cause the Surviving Corporation to make employer contributions to Affected Employees under the savings plan component of the Company’s Employee Investment and Employee Stock Ownership Plan, as amended and restated effective January 1, 2007, and as may be further amended by the Surviving Corporation (or any successor plan thereto) such that the Affected Employees’ aggregate benefits satisfy the provisions set forth in the first sentence of this Section 5.8(a).

(b) For purposes hereof, “Affected Employees” shall mean those individuals who are employees of the Company and its Subsidiaries (including those employees who are on vacation, or authorized leave of absence, including a disability or maternity leave) as of the Effective Time.

(c) Parent shall, and shall cause the Surviving Corporation and each applicable Company Subsidiary to, except as provided below, give the Affected Employees credit for all purposes (including, but not limited to, for purposes of eligibility to participate, vesting, level of benefits and benefit accrual) under any employee benefit plans maintained by Parent, the Surviving Corporation and their respective Subsidiaries (including under any employee benefit plan intended to replace the benefits provided by any Employee Plan) in which the Affected Employees may participate following the Closing for the Affected Employees’ service with the Company and its Subsidiaries to the same extent recognized by the Company and its Subsidiaries and Affiliates immediately prior to the Effective Time in any Employee Plan in which such Affected Employee participates immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; provided further, for the avoidance of doubt that (i) such crediting of service need not be given for benefit accrual purposes under any defined benefit pension plan or eligibility for or accrual towards post-retirement health or welfare benefits (other than with respect to current Employee Plans in which an Affected Employee participates as of the Effective Time as provided in such Employee Plan) and (ii) nothing herein shall be construed as permitting Parent to reduce accrued benefits under any Employee Plan; provided further, subject to the foregoing, if at any time Affected Employees become eligible to participate in plans of Parent or its Subsidiaries (other than with respect to current Employee Plans in which an Affected Employee participates as of the Effective Time as provided in such Employee Plan) providing post-retirement health insurance coverage, post-retirement life insurance coverage and/or defined benefit pension benefits (each a “Commencement Date”), Affected Employees shall be eligible for such coverage and/or benefits applicable to employees of Parent hired on or after the Commencement Date.

(d) Parent shall cause the Surviving Corporation to (i) waive or continue to waive any preexisting-condition exclusions to coverage, any evidence-of-insurability requirements, and any waiting-period requirements, with respect to participation and coverage requirements applicable to the Affected Employees under any employee welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under the applicable Employee Plans immediately prior to the Effective Time; and (ii) provide or continue to provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any such welfare benefit plans in which the Affected Employees are eligible to participate after the Effective Time.

(e) Prior to the Closing, the Company shall make a cash contribution to the ESOP in an amount sufficient to allow the trustee to repay all remaining principal and interest owing to the Company pursuant to that certain ESOP Loan Note, dated July 17, 2001, executed by the predecessor to the current trustee; and to instruct the trustee to pay such principal and interest to the Company in full satisfaction of the ESOP Loan Note; and the Company shall take such actions and execute such amendments to the ESOP, the trust agreement relating to the ESOP and any other related documents as may be required to allocate to participants in the ESOP prior to the Closing all Company Common Shares released from such Loan Suspense Account as a result of the loan repayment; and such allocations shall be made prior to the Closing. Any such amendments made to the ESOP or other documents relating to the method of allocation of the Company Common Shares so released, or any decision made by the Company that any such amendments are not required, shall be subject to the review and approval of Parent, such review and approval not to be unreasonably withheld, delayed or conditioned.

(f) Except as otherwise provided by this Section 5.8, nothing herein shall be construed as (i) guaranteeing any Affected Employee the right to continued employment following the Effective Time or (ii) limiting Parent’s right to amend, modify or terminate any Employee Plan or any other plan or arrangement in which Affected Employees are eligible to participate following the Effective Time in accordance with the terms of such plan or arrangement as in effect on the date hereof. Nothing contained in this Section 5.8 is intended to, nor shall it serve to, amend any Employee Plan.

Section 5.9 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release, other public statement or public filing with respect to this Agreement, the Merger and the other transactions contemplated hereby except as either party may determine is required by applicable law, court process or stock exchange rule or regulation after consultation with legal counsel. The parties agree that the initial press releases to be issued with respect to the transactions contemplated hereby shall be in the forms heretofore agreed to by the parties.

Section 5.10 Shareholder Litigation. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to, on or after the date hereof against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).

Section 5.11 New Jersey Industrial Site Recovery Act. With respect to the Real Property located in Parsippany, New Jersey (the “New Jersey Site”), the Company shall, at its sole cost and expense, be responsible for complying with New Jersey’s Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and implementing regulations (“ISRA”) in connection with the consummation of this Agreement. Such compliance shall include giving written notice of the transaction to the New Jersey Department of Environmental Protection (“NJDEP”) within five (5) days after the date of this Agreement, and making any further submittals required under ISRA, unless the Company provides a letter of non-applicability from NJDEP as provided under ISRA and reasonably acceptable to Parent. The Company shall keep Parent reasonably informed of the Company’s efforts to comply with (or secure a letter of non-applicability with respect to) ISRA, including providing Parent with a reasonable opportunity to comment on any written submittals to or other written communications with, and reasonable notice of and opportunity to participate in any telephonic or in-person meetings with, NJDEP in connection with such ISRA compliance. Parent shall reasonably cooperate with the Company in providing information reasonably needed for any written submittal pursuant to ISRA.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) ISRA Compliance. The Company shall have delivered to Parent (i) a written determination from the New Jersey Department of Environmental Protection that the transaction contemplated by this Agreement is not subject to ISRA or (ii) written evidence reasonably satisfactory to Parent that the Company has complied with ISRA, which shall include, without limitation, a remediation in progress waiver, a negative declaration, a no further action letter or a remediation agreement.

(c) Antitrust.

(i) Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(ii) To the extent that any other antitrust or merger control clearances, consents or approvals are required for the Merger or local implementation according to the law of any other jurisdiction, such clearances, consents or approvals shall have been granted (or have been deemed in accordance with the relevant law to have been granted) by the relevant authority.

(d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger (collectively, “Legal Restraints”).

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by them on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Consents. Parent or the Company or their applicable Subsidiaries shall have obtained all consents, approvals, authorizations, qualifications and orders of all Governmental Entities and third parties as set forth in Section 6.2(c) of the Parent Disclosure Letter.

(d) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity based on any applicable non-competition, antitrust or pre-merger notification laws challenging the acquisition by Parent or any of its Affiliates of any Company Common Shares or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(f) Supplemental Indenture. The Trustee of the Convertible Notes shall have executed a supplemental indenture pursuant to which, as of the Effective Time, the Convertible Notes shall no longer be convertible into Company Common Shares but shall be convertible into the amount of cash specified by the Indenture, dated as of November 21, 2005 between the Company and HSBC Bank USA, National Association, as Trustee.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent and Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations under Section 5.3, subject to the limitations and restrictions set forth therein.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Shareholder Approval has been obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company: (i) if the Merger shall not have been consummated within six (6) months of the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose willful and material breach of this Agreement has been a principal reason the Merger has not been consummated by such date; and provided further that, in the event that all of the conditions to closing set forth in Article VI, other than the conditions to closing set forth in Section 6.1(c), have been satisfied or waived within the period specified in this Section 7.1(b)(i), at the election of either Parent or the Company, such period shall be extended for an additional period of three (3) months or until the conditions to closing set forth in Section 6.1(c) have been satisfied or waived, whichever occurs earlier, or (ii) if, upon a vote at the Company Shareholders Meeting duly convened therefore (or at any adjournment of postponement thereof) at which the required number of shares to adopt the Agreement were present and entitled to vote and the vote to obtain the Company Shareholder Approval is taken, the Company Shareholder Approval shall not have been obtained;

(c) by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by Parent in the event an Adverse Recommendation has occurred or the Company has breached in any material respect any obligations contained in Section 5.1(c);

(e) by Parent, if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) has not been or is incapable of being cured by the Company within 20 Business Days after its receipt of written notice thereof from Parent; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement that would not be excused by any prior breach by the Company;

(f) by the Company if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) has not been or is incapable of being cured by Parent within 20 Business Days after its receipt of written notice thereof from the Company; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement that would not be excused by any prior breach by Parent; or

(g) by the Company in accordance with the terms and subject to the conditions of Section 4.2(b).

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, or any of its Affiliates, directors, officers, shareholders, except that Parent, Merger Sub or the Company, as the case may be, may have liability or obligations set forth in Section 5.6, this Section 7.2 and Section 8; provided however, that no such termination shall relieve any party hereto from any liability for a willful and material breach by such party of any of its representations, warranties or covenants and agreements set forth in this Agreement and all rights and remedies of such non-breaching party under this Agreement in the case of any such breach, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement and shall apply to all information and material delivered by any party hereunder, in each case in accordance with its terms.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Company Shareholder Approval has been obtained; provided however, that after the Company Shareholder Approval has been obtained, there shall be made no amendment that by law or the rules of any relevant stock exchange requires further approval by shareholders without the further approval of such shareholders; provided further that any amendment to this Agreement must be approved by a majority of the entire Board of Directors of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Extension; Waiver. At any time prior to the Effective Time and to the extent legally permitted, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties (except to the extent prohibited by applicable law), (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided however, that after the Company Shareholder Approval has been obtained or the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, there shall be made no waiver that by law or the rules of any relevant stock exchange requires further approval by shareholders without the further approval of such shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties to be bound thereby. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (b) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one Business Day after having been sent by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

ITT Corporation
4 West Red Oak Lane
White Plains, NY 10604
Attention: General Counsel
Fax: +1 914 696 2971

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Gary Sellers, Esq.
Caroline B. Gottschalk, Esq.
Fax: +1 212 455 2502

(b)	if to the Company, to:

EDO Corporation
60 East 42nd Street
New York, NY 10165
Attention: General Counsel
Fax: +1 212 716 2051

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Andrew L. Bab, Esq.
Fax: +1 212 909 6836

Section 8.3 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday, a legal holiday or other day on which banking institutions or trust companies are authorized or obligated by law to close in New York, New York;

(c) “executive officer” means the officers of the Company designated as “executive officers” in the Company’s most recent annual report filed with the United States Securities and Exchange Commission on Form 10-K;

(d) “Knowledge of Parent” means the actual knowledge of the executive officers of Parent;

(e) “Knowledge of the Company” means the actual knowledge of the individuals listed on Section 8.3(e) of the Company Disclosure Letter;

(f) “Material Adverse Effect” shall mean any state of facts, change, development, effect, condition, occurrence or non-occurrence, that has been or would reasonably be expected to (i) be material and adverse to the (A) business (which shall include the reasonable expectation of management of the Company with respect to any program or award publicly announced as of the date of this Agreement), (B) assets, (C) properties, (D) condition (financial or otherwise) or (E) results of operations of the Company and its Subsidiaries, taken as a whole (whether prior to or following the Effective Time), or, following the Effective Time, of Parent and its Affiliates, taken as a whole; or (ii) directly or indirectly, prevent or materially impede the consummation of the Merger; in each case other than any state of facts, change, development, effect, condition, occurrence or non-occurrence relating to (1) the adoption, proposal, implementation or change in laws, rules or regulations or interpretations thereof by any Governmental Entity, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (2) any change in appropriations arising from any U.S. fiscal year or supplemental budget or from any foreign government budget, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (3) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (4) any change in the aerospace and defense industry generally, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (5) the financial or securities markets or the economy in general, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry; (6) changes in GAAP or regulatory accounting requirements applicable to the Company or its Subsidiaries; (7) (i) losses of employees or customers to the extent resulting from the announcement or the existence of this Agreement, the Merger and the transactions contemplated in this Agreement, or (ii) actions taken by the Company or any of its Subsidiaries that are required pursuant to this Agreement (other than pursuant to Section 5.8(e)), except that this clause (7) shall not apply for purposes of Section 3.1(d)(ii) (Noncontravention); or (8) actions or omissions of the Company, taken or omitted to be taken at the specific direction of Parent;

(g) “Parent Material Adverse Effect“ means any fact, circumstance, event, change effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and Merger Sub to consummate the Merger on a timely basis, or would reasonably be expected to do so;

(h) “Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

(i) “Principal State” means each of California, New York, Utah and Virginia;

(j) a “Significant Subsidiary” of any Person means any Subsidiary of such Person that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the Securities Act;

(k) a “Subsidiary” of any Person means another Person of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person.

Section 8.4 Interpretation.

(a) When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein. References to a Person are also to its permitted successors and assigns.

(b) Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for the purposes of the specific Sections or Subsections of this Agreement to which such section relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way to make its relevance to the information called for by such other Section or Subsection readily apparent. If the same item is required to be disclosed in more than one section of the Company Disclosure Letter, such item may be fully described in the principal section to which such item relates and incorporated into another section by a specific cross-reference in such other section to the section in which such item is fully described.

Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original document and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except that the Confidentiality Agreement will continue in accordance with its terms, and (b) except for the provisions of Section 5.5 (and only in that case after the Effective Time), is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights or remedies. For the avoidance of doubt, no other provision of this Agreement, including Section 5.8 or any other provision relating to employee benefits or compensation, shall be deemed to confer third party beneficiary rights on any Person, notwithstanding any principle of contractual interpretation that would otherwise confer such rights.

Section 8.8 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security related to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, and (d) irrevocably waives any and all right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ITT CORPORATION

By:	/s/ ARIS C. CHICLES
Name:	Aris C. Chicles
Title:	Vice President, Director of Strategy and Corporate Development

DONATELLO ACQUISITION CORP.

By:	/s/ ARIS C. CHICLES
Name:	Aris C. Chicles
Title:	President

EDO CORPORATION

By:	/s/ JAMES M. SMITH
Name:	James M. Smith
Title:	Chairman, President and Chief Executive Officer

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EDO CORPORATION

FIRST: The name of the Corporation is EDO Corporation.

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation is to be located in New York County, New York.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 100 shares, of one class only, and with a par value of $0.01 per share.

FIFTH: The Secretary of State of New York is hereby designated as agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him as agent of the Corporation is c/o CT Corp., 111 8th Avenue, 13th Floor, New York, NY 10001.

SIXTH: The Board of Directors of the Corporation, acting by majority vote, may adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH: A director shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, unless a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the New York Business Corporation Law. The foregoing sentence shall not eliminate or limit the liability of any director for any act or omission occurring prior to the adoption of this Article Seventh. If the New York Business Corporation Law is amended to authorize corporations to further limit director liability, this Article shall be construed to limit director liability to the fullest extent permitted by the New York Business Corporation Law as so amended. No amendment to or repeal of this Article Seventh, and no modification to its provisions, shall apply to, or have any effect upon, the liability or alleged liability of any director with respect to any acts or omissions of such director prior to such amendment, repeal or modification.

EIGHTH: Any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

Exhibit B

AMENDED AND RESTATED

BY-LAWS

of

EDO CORPORATION

(hereinafter, the “Corporation”)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be in the County of New York, State of New York.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of New York as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF SHAREHOLDERS

Section 1. Place of Meetings. Meetings of the shareholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of New York, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meetings. The Annual Meeting of Shareholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the shareholders shall elect a Board of Directors by a plurality vote, and transact such other business as may properly be brought before the meeting.

Section 3. Special Meetings. Special Meetings of Shareholders, for any purpose or purposes, may be called by the President, Secretary or Treasurer, and shall be called by any such officer at the request in writing of a majority of the Board of Directors or by the holders of not less than 25% of the capital stock of the Corporation. Such request shall state the purpose or purposes of the proposed meeting.

Section 4. Notice of Meetings. Written notice of an Annual Meeting or Special Meeting stating the place, date, and hour of the meeting and in the case of a Special Meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 5. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

Section 6. Voting. Any questions brought before any meeting of shareholders shall be decided by a majority vote of the number of shares entitled to vote, present in person or represented by proxy. Each outstanding share of stock having voting power shall be entitled to one vote on each matter submitted to vote at a meeting of shareholders. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period.

Section 7. Inspectors. The Board of Directors in advance of any shareholders’ meeting may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at a shareholders’ meeting may, and, on the request of any shareholder entitled to vote thereat, shall appoint one or more inspectors. If any person appointed as inspector fails to appear or act, the vacancy may be filled by the board in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.

ARTICLE III

DIRECTORS

Section 1. Number and Election of Directors. The number of directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The first Board of Directors shall consist of three Directors. Thereafter, within the limits specified above, the number of directors shall be determined by the Board of Directors or by the shareholders. Except as provided in Section 2 of this Article, directors shall be elected by a plurality of the votes cast at Annual Meetings of Shareholders, and each director so elected shall hold office until the next Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal. The first Board of Directors shall hold office until the first Annual Meeting.

Section 2. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of all directors, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Section 3. Committees. The Board of Directors may designate one or more committees, which committees shall, to the extent provided in the resolution of the Board of Directors establishing such a committee, have all authority and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent lawful under the New York Business Corporation Law.

Section 4. Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the shareholders.

Section 5. Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of New York. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the president or any one director with one day’s notice to each director, either personally or by mail, telephone, facsimile transmission or any other manner permitted by law. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, members of the Board of Directors, or any committee designated by the board of directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Exhibit B-2

Section 6. Quorum; Board Action. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the entire Board of Directors shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 8. Books and Records. The directors may keep the books of the Corporation, except such as are required by law to be kept within the state, outside the State of New York, at such place or places as they may from time to time determine.

Section 9. Removal. Unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors. Any director may be removed for cause by the action of the directors at a special meeting called for that purpose.

ARTICLE IV

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE V

NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex, cable or any other manner permitted by law.

Section 2. Waivers of Notice. Whenever any notice is required by law, the Certificate of Incorporation or these By-laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Exhibit B-3

ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 3. Corporate Seal. The corporate seal of the Corporation shall be circular in form and shall contain the name of the Corporation and the words “New York” and “seal” and the date of incorporation. The secretary shall have custody of the seal, and a duplicate of the seal may be kept and used by any assistant secretary.

ARTICLE VII

INDEMNIFICATION

Section 1. Indemnification—Third Party and Derivative Actions. The Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that such person, such person’s testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which such director or officer reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation or that such person had reasonable cause to believe that his conduct was unlawful.

The Corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the

Exhibit B-4

best interests of the Corporation, except that no indemnification under this subparagraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

For the purpose of this Section 1, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

Section 2. Payment of Indemnification; Repayment. A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.

Except as provided in the foregoing sentence, any indemnification under Section 1 of this Article, unless ordered by a court under Section 724 of the New York Business Corporation Law as from time to time amended, shall be made by the Corporation, only if authorized in the specific case:

(1)	by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in Section 1 of this Article or otherwise established by the Corporation pursuant to the last sentence of Section 4 of this Article; or

(2)	if a quorum under the foregoing subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

(i)	by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such Section 1 of this Article or otherwise established by the Corporation pursuant to the last sentence of Section 4 of this Article has been met by such director or officer, or

(ii)	by the shareholders upon a finding that the director or officer has met such applicable standard of conduct.

Expenses incurred in defending a civil or criminal action or proceeding shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by the immediately proceeding subparagraph of this Article.

All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the Corporation under this Article or allowed by a court shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so advanced by the Corporation or allowed by the court exceed the indemnification to which he is entitled.

Section 3. Procedure for Indemnification. Any indemnification of a director or officer of the Corporation under Section 1, or advance of costs, charges and expenses under Section 2 of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to

Exhibit B-5

indemnification or advances as granted by this Article shall be re-enforceable by the director or officer in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 2 of this Article where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article or otherwise established by the Corporation pursuant to the last sentence of Section 4 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders), to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 of this Article or otherwise established by the Corporation pursuant to the last sentence of Section 4 of this Article, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director and officer (and each director and officer of any of its subsidiaries) who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director or officer. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors or by agreement.

Section 5. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director or officer of the Company as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE VIII

AMENDMENTS

These By-Laws may be amended or repealed by the vote of a majority of the directors present at any meeting of the Board of Directors at which a quorum is present or by the vote of the holders of the shares of the Company at the time entitled to vote in the election of directors at any meeting of the shareholders at which a quorum is present.

Exhibit B-6

Annex B

FORM OF SHAREHOLDER VOTING AGREEMENT

SHAREHOLDER VOTING AGREEMENT, dated as of September 16, 2007 (this “Agreement”), by and between ITT Corporation, an Indiana corporation (“Parent”), and [                    ] (“Shareholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Donatello Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and EDO Corporation, a New York corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Shareholder owns the number of shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) set forth on Schedule A attached hereto (such shares of Company Common Stock, together with (i) any other shares of capital stock of the Company acquired by Shareholder after the date hereof and during the term of this Agreement and (ii) shares of capital stock of the Company (such shares, the “ESOP Shares”) not owned by Shareholder but allocated to his or her account under the Company’s Employee Stock Ownership Plan (the “ESOP”) or that become allocated to Shareholder’s account after the date hereof (with respect to such currently unallocated ESOP Shares, solely to the extent that Shareholder becomes entitled to instruct the ESOP trustee as to the voting of such ESOP Shares), collectively, the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has requested that Shareholder enter into this Agreement, and in order to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent, as of the date hereof, as follows:

(a) Authority. Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and constitutes a valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as the same may be limited by or subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) No Conflict. The execution and delivery or performance of this Agreement by Shareholder do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof by Shareholder will not (i) require any filing with, permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Shareholder to consummate the transactions contemplated hereby, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed right or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Shareholder under, any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Shareholder or to the Subject Shares, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Shareholder’s performance of its obligations under this Agreement. Shareholder is not a trustee of any trust that is the record holder of, or whose beneficiaries are the beneficial owners of, any shares of the Company, nor is Shareholder the beneficiary of any such trust (other than the ESOP).

(c) The Subject Shares. As of the date hereof, Shareholder is the record or beneficial owner of, and has good, valid and marketable title to, the Subject Shares set forth on Schedule A, except the ESOP Shares, free and clear of any adverse claims, liens, encumbrances and security interests whatsoever. As of the date hereof, Shareholder does not own, of record or beneficially, or have the right to vote, the ability to direct the voting or shared voting power with respect to any shares of capital stock of the Company other than the Subject Shares set forth on Schedule A. Shareholder has the sole right to vote such Subject Shares and no Person other than Shareholder has the right to Transfer such Subject Shares, except (i) the ESOP Shares (including allocated ESOP Shares, with respect to which Shareholder is entitled to instruct the trustee of the ESOP as to the voting of such ESOP Shares, and (ii) the Subject Shares (if any) indicated on Schedule A as held with shared voting power, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

(d) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 1, Shareholder makes no express or implied representation or warranty, whether with respect to Shareholder, the Subject Shares or any other matters.

2. Representations and Warranties of Parent. Parent hereby represents and warrants to Shareholder, as of the date hereof and as of the Effective Time, as follows:

(a) Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as the same may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium or similar laws, as now or hereafter in effect, relating to creditors’ rights generally and general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(b) No Conflict. The execution and delivery or performance of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof by Parent will not (i) require any filing with, permit authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Parent to consummate the transactions contemplated hereby), (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien in or upon any of the properties or assets of Parent under, the charter, by-laws or other organizational documents of Parent, any trust agreement, loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s performance of their obligations under this Agreement.

3. Covenants.

(a) Until the termination of this Agreement in accordance with Section 7, Shareholder agrees as follows:

(i) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, Shareholder shall, including by executing a written consent or otherwise participating in a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares in favor of the Merger, the approval of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement. The obligation set forth in this Section 3(a)(i) shall continue in full force and effect if the Merger Agreement is amended or otherwise modified in accordance with the terms of the Merger Agreement so long as such amendment or other modification does not reduce the amount of the Merger Consideration or provide that the Merger Consideration be payable otherwise than in cash or otherwise materially impair the rights of Shareholder (solely in his or her capacity as a shareholder).

(ii) At any meeting of shareholders of the Company or at any adjournment thereof, or in any other circumstances upon which Shareholder’s vote, consent or other approval is sought, Shareholder shall vote (or cause to be voted) the Subject Shares against (A) a Takeover Proposal and any other extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries, a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries, (B) any amendment of the Company’s certificate of incorporation or by-laws or (C) any other proposal or transaction involving the Company or any of its Subsidiaries, which would in any manner impede, interfere with, delay, frustrate, prevent or nullify the consummation of the Merger in accordance with the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change the percentage of the voting rights of Company Common Stock that would be required to approve the Merger. Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(iii) Shareholder shall not (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or otherwise by operation of law) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Merger Agreement, except that Shareholder shall be permitted to Transfer all or a portion of the Subject Shares to its Affiliates, including any direct or indirect wholly-owned Subsidiaries, family members or trusts established by Shareholder, in each case on the terms set forth in Section 6 of this Agreement, or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to all or a portion of the Subject Shares, other than with Parent.

(iv) Shareholder shall not, and shall not permit any investment banker, attorney or other adviser or representative of Shareholder to, directly or indirectly, (A) solicit, initiate, or take any other action to facilitate or encourage any Takeover Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, any Takeover Proposal; provided, however, Shareholder may take the foregoing actions in his or her capacity as an officer of the Company to the same extent as the Company is permitted to take such actions pursuant to Section 4.2 of the Merger Agreement.

4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without in any way limiting Shareholder’s right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a shareholder vote, consent or other approval (including by written consent), Shareholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent, and each of them individually, Shareholder’s irrevocable proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote the Subject Shares (including allocated shares held in the ESOP, to the extent permitted by applicable law and under the terms and conditions of the ESOP), or grant a consent or approval in respect of the Subject Shares, in accordance with, and subject to the limitations of, Sections 3(a)(i) and 3(a)(ii), until the termination of this Agreement in accordance with Section 7. The proxy set forth in this Section 4 shall terminate automatically without any further action by any party hereto upon the termination of the Merger Agreement or this Agreement in accordance with their respective terms.

(b) Shareholder represents that any proxies heretofore given in respect of any of the Subject Shares are not irrevocable, and that all such proxies have been heretofore or are hereby revoked.

(c) Shareholder hereby affirms that the irrevocable proxy granted in this Section 4 is given in consideration of Parent entering into the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except as set forth herein. Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 609(f) of the Business Corporation Law of the State of New York. The irrevocable proxy granted hereby shall terminate and be of no further force or effect upon the termination of this Agreement pursuant to Section 7.

5. Further Assurances. Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by either of the parties without the prior written consent of the other party hereto, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate, including any direct or indirect wholly owned subsidiary, of Parent if Parent delivers to the other party hereto a written agreement duly executed by such assignee agreeing to be bound by the terms of this Agreement as if such assignee were a party hereto, provided that any such assignment shall not relieve Parent of its obligations under this Agreement. Any purported assignment without such consent shall be void and of no effect. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

7. Termination. This Agreement shall terminate automatically without any further action by any party hereto upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment or other modification of the Merger Agreement that reduces the amount of the Merger Consideration or provides that the Merger Consideration be payable otherwise than in cash without the prior consent of the Shareholder. In the event of termination of this Agreement as provided in this Section 7, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent or Shareholder, except that no such termination shall relieve any party from liability for fraud or a willful and material breach by such party of any of its representations, warranties or covenants and agreements set forth in this Agreement prior to such termination.

8. General Provisions.

(a) Non-Survival of Representations and Warranties. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement pursuant to Section 7, and thereafter, except in the case of fraud or willful misconduct or any breach by any party hereto of this Agreement prior to its termination in accordance with Section 7, no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

(b) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(c) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery, upon delivery in person or if sent by facsimile (receipt of which is confirmed), (ii) on the day after delivery, by registered or certified mail (postage prepaid, return receipt requested) or (iii) one business day after having been sent by express mail through a nationally recognized overnight courier, to Parent in accordance with Section 8.2 of the Merger Agreement and to Shareholder at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

(d) Interpretation. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein. References to a person are also to its permitted successors and assigns.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

(g) Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

(h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity, and each of the parties hereby waives in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief. In addition, each of the parties hereto (i) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

10. Limits to Shareholder’s Obligations. Shareholder is entering into this Agreement solely in its capacity as a shareholder of the Company, and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on Shareholder in any other manner or capacity, including in any capacity as an officer, director, employee, agent or representative of the Company, and the agreements set forth herein shall in no way restrict any officer, director, employee, agent or representative of the Company in the exercise of his or her fiduciary duties as an officer, director, employee, agent or representative of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Parent:

ITT CORPORATION

By:
Name:
Title:

Shareholder:

Name:

Schedule A

Shareholder’ s Address	Number of Shares of Company Common Stock* (A)	Number of Shares of Company Common Stock Subject to Outstanding Options (B)	Number of Shares of Common Stock Held in ESOP (C)	Total (A) + (B) + (C)

*	Includes [ ] shares of Company Common Stock owned by Shareholder’s spouse or minor children, with respect to which Shareholder has joint voting power.

Annex C

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

September 16, 2007

The Board of Directors

EDO Corporation

60 East 42nd Street

New York, New York 10165

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common shares of EDO Corporation (“EDO”) of the Merger Consideration (as defined below) provided for pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 16, 2007 (the “Merger Agreement”), among ITT Corporation (“ITT”), Donatello Acquisition Corp., a wholly owned subsidiary of ITT (“Merger Sub”), and EDO. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into EDO (the “Merger”) and (ii) each outstanding common share, par value $1.00 per share, of EDO (collectively, “EDO Common Shares”) will be converted into the right to receive $56.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of EDO concerning the business, operations and prospects of EDO. We examined certain publicly available business and financial information relating to EDO as well as certain financial forecasts and other information and data relating to EDO which were provided to or otherwise discussed with us by the management of EDO. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of EDO Common Shares; the historical and projected earnings and other operating data of EDO; and the capitalization and financial condition of EDO. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of EDO and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of EDO that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to EDO provided to or otherwise reviewed by or discussed with us, we have been advised by the management of EDO, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of EDO as to the future financial performance of EDO. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on EDO or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EDO nor have we made any physical inspection of the properties or assets of EDO. Our opinion does not address any terms or other aspects or implications

The Board of Directors

EDO Corporation

September 16, 2007

of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with, or otherwise contemplated by, the Merger. We express no view as to, and our opinion does not address, the underlying business decision of EDO to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for EDO or the effect of any other transaction in which EDO might engage. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of EDO. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to EDO in connection with the proposed Merger and will receive a fee for our services contingent upon the consummation of the Merger. We and our affiliates in the past have provided, and currently are providing, services to EDO and ITT unrelated to the proposed Merger, for which services we and such affiliates have received and will receive compensation, including having acted as (i) sole bookrunner in connection with an approximately $200 million debt offering of EDO in 2005, (ii) joint bookrunner and administrative agent for, and a lender under, an existing $300 million credit facility of EDO and (iii) syndication agent for, and a lender under, an existing $1.25 billion credit facility of ITT. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of EDO and ITT for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with EDO, ITT and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of EDO in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of EDO Common Shares.

Very truly yours,

/s/    Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

C-2

[FORM OF PROXY CARD]

FORM OF PROXY CARD

PROXY—EDO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of EDO Corporation (the “Company”), appoints James M. Smith and Lisa M. Palumbo, or either of them, as proxies, with full power of substitution, for and in the name of the undersigned, to attend the Special Meeting of Shareholders of the Company to be held on December 18, 2007, at 10:00 a.m. local time, at The Pierre Hotel, 2 East 61st Street, New York, NY 10021, or at any adjournment or postponement thereof, and there to vote, as designated on the reverse side, all common shares of the Company that the undersigned would be entitled to vote if personally present at the Special Meeting. The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated November 5, 2007.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. IF THIS PROXY IS SIGNED BUT NO VOTE IS SPECIFIED ON SUCH PROPOSALS, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY WITH RESPECT TO SUCH PROPOSALS AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING. IF THIS PROXY IS SIGNED AND SPECIFIES A VOTE “AGAINST” PROPOSAL 1 BUT DOES NOT SPECIFY A VOTE ON PROPOSAL 2, THIS PROXY WILL BE VOTED “AGAINST” PROPOSAL 2.

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.

Address Change/Comments (Please mark the corresponding box on the reverse side):

(Continued, and to be signed, on the reverse side)

EDO CORPORATION	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/edo		1-866-390-5234

• Go to the website address listed above • Have your proxy card ready • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

Internet and telephone voting are available through 11:59 PM EST the day prior to the Special Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

1-866-390-5234 CALL TOLL-FREE TO VOTE

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

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Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope	☒ Votes must be Indicated (x) in Black or Blue Ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1	FOR	AGAINST	ABSTAIN	Please mark here for address changes or comments PLEASE SEE REVERSE SIDE	☐

1 The proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 16, 2007, by and among EDO Corporation, ITT Corporation and Donatello Acquisition Corp.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2

2 The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement.	☐	☐	☐

The undersigned hereby revokes any other proxy to vote at the Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.		IMPORTANT:	This Section must be completed for your vote to be counted. Please sign exactly as your name appears elsewhere on the proxy card. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.

SCAN LINE

NOTE: This proxy should be marked, dated and signed by the shareholder(s) exactly as his/her name appears hereon and returned promptly in the enclosed envelope. Persons signing as fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.

Date	Share Owner sign here	Co-Owner sign here